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TABLE OF CONTENT

As filed with the Securities and Exchange Commission on January 4, 2018

Registration No. 333-222014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Delek US Holdings, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5500 (Primary Standard Industrial Classification Code Number)	35-2581557 (I.R.S. Employer Identification Number)

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Melissa M. Buhrig
Executive Vice President, General Counsel and Secretary
Delek US Holding, Inc.
7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Andrew J. Ericksen Joshua Davidson Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002 (713) 229-1234	Evan D. Stone Alan Perkins Gardere Wynne Sewell LLP 2021 McKinney Avenue, Suite 1600 Dallas, Texas 75201 (214) 999-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger contemplated by the Agreement and Plan of Merger, dated November 8, 2017, described in the enclosed consent statement/prospectus, have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3) (4)

Common Stock, par value $0.01 per share	5,649,471	N/A	$181,759,855.92	$22,629.10

(1)
The number of shares of common stock, par value $0.01 per share, of Delek US Holdings, Inc. being registered is based upon an estimate of the maximum number of common units of Alon USA Partners, LP that will be exchanged for such registered securities of Delek US Holdings, Inc. in connection with the merger of Alon USA Partners, LP with a wholly-owned subsidiary of Delek US Holdings, Inc. as described herein, multiplied by the exchange ratio of 0.4900 of a share of common stock of Delek US Holdings, Inc. for each such common unit of Alon USA Partners, LP.

(2)
The proposed maximum aggregate offering price was calculated based upon the market value of the common units representing limited partner interests in Alon USA Partners, LP, the securities to be converted into the right to receive the merger consideration in the merger, in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: the product of (a) $15.765, the average of the high and low prices per unit of the Alon USA Partners, LP common units as reported on the New York Stock Exchange on December 6, 2017, and (b) 11,529,328 the estimated maximum number of Alon USA Partners, LP common units that may be exchanged for the merger consideration in the merger.

(3)
Calculated by multiplying the proposed maximum aggregate offering price by 0.0001245.

(4)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information in this consent statement/prospectus may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This consent statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 4, 2018

Dear Unitholders:

              On November 8, 2017, Alon USA Partners, LP ("ALDW") and Delek US Holdings, Inc. ("Delek") entered into an agreement and plan of merger (as it may be amended from time to time, the "Merger Agreement"), pursuant to which ALDW will merge with Sugarland Mergeco, LLC, an indirect wholly-owned subsidiary of Delek ("Merger Sub" and, together with Delek, the "Delek Parties"), with ALDW continuing as the surviving entity and becoming a wholly-owned subsidiary of Delek (the "Merger").

              If the Merger is completed, each of the common units representing limited partner interests in ALDW ("ALDW Common Units") not held directly or indirectly by Delek, its subsidiaries or ALDW (the "ALDW Public Units") will be converted into the right to receive 0.4900 (the "Exchange Ratio") of a share of common stock, par value $0.01 per share, of Delek (the "Delek Common Stock" and, such per unit consideration, the "Merger Consideration"). Based on the closing price of Delek Common Stock on November 8, 2017, the last trading day before the public announcement of the Merger, the aggregate value of the Merger Consideration was approximately $160 million. The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either Delek Common Stock or ALDW Common Units prior to completion of the Merger. Based on the estimated number of shares of Delek Common Stock and ALDW Public Units that will be outstanding immediately prior to the closing of the Merger, upon the closing of the Merger, former ALDW common unitholders will own approximately 6.5%, and current Delek stockholders will own approximately 93.5%, of Delek, respectively.

              The conflicts committee (the "ALDW GP Conflicts Committee") of the board of directors (the "ALDW GP Board") of Alon USA Partners GP, LLC, ALDW's general partner ("ALDW GP" and, together with ALDW, the "ALDW Parties"), by unanimous vote, determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of ALDW and the holders of ALDW Public Units, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the ALDW GP Board. Taking into consideration such approval and recommendation, the ALDW GP Board determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of ALDW and the holders of ALDW Public Units, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to a vote of holders of ALDW Common Units and authorized the holders of ALDW Common Units to act by written consent pursuant to ALDW's agreement of limited partnership (the "ALDW Partnership Agreement").

              The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of holders of at least a majority of the outstanding ALDW Common Units (the "Required ALDW Common Unitholder Written Consent"). Pursuant to the terms of a Support Agreement, dated as of November 8, 2017 (as it may be amended from time to time, the "Support Agreement"), by and among ALDW and Alon Assets, Inc., a wholly-owned subsidiary of Delek ("AAI"), AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the "AAI Written Consent"), within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

              The ALDW GP Board has set January 2, 2018 as the record date (the "Merger Vote Record Date") for determining holders of ALDW Common Units entitled to execute and deliver written consents with respect to this consent statement/prospectus. If you are a record holder of outstanding ALDW Common Units as of that date, you may complete, date and sign the enclosed written consent and promptly return it to ALDW. See the section titled "Written Consents of ALDW Common Unitholders" beginning on page 26 of this consent statement/prospectus.

              This consent statement/prospectus provides you with detailed information about the proposed Merger and related matters. ALDW and Delek encourage you to read the entire document carefully. In particular, please read "Risk Factors" beginning on page 18 of this consent statement/prospectus for a discussion of risks relevant to the Merger and the combined company.

David Wiessman Chairman of the Board of Directors of Alon USA Partners GP, LLC

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS CONSENT STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this consent statement/prospectus is January [    •    ], 2018 and it was first mailed to unitholders on or about January [    •    ], 2018.

REFERENCES TO ADDITIONAL INFORMATION

              This consent statement/prospectus incorporates by reference important business and financial information about ALDW and Delek and their respective subsidiaries from documents filed with the Securities and Exchange Commission ("SEC") that have not been included in or delivered with this consent statement/prospectus. This information is available without charge at the SEC's website at www.sec.gov, as well as from other sources. See "Where You Can Find More Information."

              You may request copies of this consent statement/prospectus and any of the documents incorporated by reference herein or other information concerning Delek or ALDW, without charge, upon written or oral request to the applicable company's principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For Delek:	For ALDW:
7102 Commerce Way	7102 Commerce Way
Brentwood, Tennessee 37027	Brentwood, Tennessee 37027
Attention: Investor Relations	Attention: Investor Relations
(615) 771-6701	(615) 771-6701

              To obtain timely delivery of these documents prior to the conclusion of the consent process, holders of ALDW Common Units must request the information no later than [    •    ], 2017.

 ABOUT THIS CONSENT STATEMENT/PROSPECTUS

              This document, which forms part of a registration statement on Form S-4 filed with the SEC by Delek (File No. 333-222014), constitutes a prospectus of Delek under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Delek Common Stock to be issued to ALDW unitholders pursuant to the Merger Agreement.

              You should rely only on the information contained or incorporated by reference in this consent statement/prospectus. None of ALDW, Delek or any of their affiliates has authorized anyone to provide you with information different from that contained or incorporated by reference in this consent statement/prospectus. Neither Delek, ALDW nor any of their respective affiliates take any responsibility for, nor can they provide any assurance as to, the reliability of any other information that others may give you. The information contained in this consent statement/prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this consent statement/prospectus. ALDW's and Delek's business, financial condition, results of operations and prospects may have changed since those dates.

CERTAIN DEFINITIONS

              On January 2, 2017, Delek US Energy, Inc. (formerly known as Delek US Holdings, Inc.), a Delaware corporation ("Old Delek"), entered into an Agreement and Plan of Merger with Alon USA Energy, Inc., a Delaware corporation ("Alon Energy"), Delek (formerly known as Delek Holdco, Inc.), a Delaware corporation (also referred to as "New Delek" herein), Dione Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Delek ("Delek Merger Sub"), and Astro Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Delek ("Astro Merger Sub"), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (collectively, the "Delek-ALJ Merger Agreement"). Pursuant to the Delek-ALJ Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) Old Delek was renamed "Delek US Energy, Inc." and Delek was renamed "Delek US Holdings, Inc."; (ii) Delek Merger Sub merged with and into Old Delek (the "Delek Merger"), with Old Delek surviving as a wholly-owned subsidiary of New Delek; and (iii) Astro Merger Sub merged with and into Alon Energy (the "Astro Merger" and, together with the Delek Merger, the "Delek-ALJ Merger"), with Alon Energy surviving as a direct and indirect wholly-owned subsidiary of Delek. The Delek-ALJ Merger was effective as of July 1, 2017 (the "Delek-ALJ Effective Time"). By reason of the Delek-ALJ Merger, at the Delek-ALJ Effective Time, New Delek became the parent public reporting company. On July 3, 2017, New Delek filed a Current Report on Form 8-K for the purpose of establishing Delek as the successor issuer to Old Delek and Alon Energy pursuant to Rule 12g-3(c) under the Exchange Act. In addition, as a result of the Delek-ALJ Merger, the shares of common stock of Old Delek and Alon Energy were delisted from the New York Stock Exchange in July 2017, and their respective reporting obligations under the Exchange Act were terminated.

              Except as otherwise specifically noted, or the context otherwise requires, as used in this consent statement/prospectus:

  •
  "AAI" refers to Alon Assets, Inc., a wholly-owned subsidiary of Delek;

  •
  "ALDW" refers to Alon USA Partners, LP;

  •
  "ALDW Common Unitholder" refers to a holder of ALDW Common Units;

  •
  "ALDW Common Units" means common units representing limited partner interests in ALDW;

  •
  "ALDW GP" refers to Alon USA Partners GP, LLC, the general partner of ALDW;

  •
  "ALDW GP Conflicts Committee" refers to the conflicts committee of the board of directors of ALDW GP;

  •
  "ALDW Group Entities" refers to ALDW, ALDW GP, and those entities that are partially or wholly-owned, directly or indirectly by ALDW;

  •
  "ALDW Parties" refers to ALDW and ALDW GP;

  •
  "ALDW Public Unitholder" refers to a holder of ALDW Public Units;

  •
  "ALDW Public Units" means all ALDW Common Units that are not held by Delek, its subsidiaries or ALDW;

  •
  "Alon Energy" refers to Alon USA Energy, Inc.;

  •
  "Delek" refers to Delek US Holdings, Inc.;

  •
  "Delek Board" refers to the Board of Directors of Delek;

  •
  "Delek Common Stock" refers to the common stock of Delek;

  •
  "Delek Parties" refers to Delek and Merger Sub;

  •
  "Delek Stockholder" refers to a holder of Delek Common Stock;

  •
  "Delek US Group Entities" refers to Delek, Merger Sub, and those entities that are partially or wholly-owned, directly or indirectly, by Delek, excluding any ALDW Group Entity;

  •
  "Delek-ALJ Merger" refers to the merger, effective July 1, 2017, related to the Agreement and Plan of Merger by and among Old Delek (and various related entities) and Alon Energy;

  •
  "Merger Sub" refers to Sugarland Mergeco, LLC, an indirect wholly-owned subsidiary of Delek;

  •
  "New Delek" refers to the post Delek-ALJ Merger consolidated registrant formerly known as Delek Holdco, Inc. that was renamed as Delek US Holdings, Inc. and is the successor issuer to Old Delek and Alon Energy; and

  •
  "Old Delek" refers to Delek US Energy, Inc. (formerly known as Delek US Holdings, Inc.).

i

QUESTIONS AND ANSWERS

              The following section provides brief answers to certain questions that you may have regarding the Merger Agreement and the proposed Merger. Please note that this section does not address all issues that may be important to you as an ALDW Common Unitholder. Accordingly, you should carefully read this entire consent statement/prospectus, including each of the annexes, and the documents that have been incorporated by reference into this consent statement/prospectus.

              Q. Why am I receiving these materials?

              A. This consent statement/prospectus is being provided by ALDW to ALDW Common Unitholders in connection with the proposed Merger.

              ALDW GP and Delek have agreed that Delek will acquire the outstanding ALDW Public Units by merging Merger Sub, an indirect wholly-owned subsidiary of Delek, with and into ALDW with ALDW being the surviving entity and becoming a wholly-owned subsidiary of Delek. The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of holders of at least a majority of the outstanding ALDW Common Units. If you are a record holder of outstanding ALDW Common Units as of the Merger Vote Record Date (as defined below), you may complete, date and sign the enclosed written consent and promptly return it to ALDW. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger. This consent statement/prospectus contains important information about the Merger Agreement, the Merger and the other actions contemplated thereby, and you should read this consent statement/prospectus carefully.

              Q. Who is entitled to give written consent with respect to the Merger?

              A. The ALDW GP Board has set January 2, 2018 as the record date for determining holders of outstanding ALDW Common Units entitled to sign and deliver written consents with respect to the Merger (the "Merger Vote Record Date"). Holders of outstanding ALDW Common Units as of the close of business on the Merger Vote Record Date will be entitled to consent to the approval and adoption of the Merger Agreement and the Merger using the written consent furnished with this consent statement/prospectus.

              Q. What unitholder approval is required to adopt the Merger Agreement?

              A. The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of ALDW Common Unitholders who own at least a majority of the outstanding ALDW Common Units. Pursuant to the terms of the Support Agreement, AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver the AAI Written Consent within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

              Q. What will happen to ALDW as a result of the Merger?

              A. If the Merger is successfully completed, Merger Sub will be merged with and into ALDW, with ALDW being the surviving entity and becoming a wholly-owned subsidiary of Delek.

              Q. What will ALDW Public Unitholders be entitled to receive in the Merger?

              A. Each ALDW Public Unitholder will be entitled to receive Delek Common Stock in exchange for such ALDW Public Unitholder's ALDW Public Units at the Exchange Ratio. Holders of ALDW Public Units will not receive any fractional shares of Delek Common Stock in the Merger. Each record holder of ALDW Common Units and any participating firm that deposits and holds securities through The Depository Trust Company that would have received a fraction of a share of Delek Common Stock will instead be entitled to receive a whole share of Delek Common Stock. For additional information regarding exchange procedures, please read "The Merger Agreement—Exchange of Units; No Fractional Shares."

              Q. Where will ALDW Common Units and Delek Common Stock trade after the Merger?

              A. ALDW Common Units will no longer be publicly traded following the Merger and will be delisted from the New York Stock Exchange ("NYSE"). Delek Common Stock will continue to trade on the NYSE under the symbol "DK."

              Q. What happens to future distributions with respect to ALDW Public Units?

              A. If the date of the closing of the Merger is prior to the record date set by the Delek Board in connection with declared dividends, if any, to be paid by Delek to its stockholders, former ALDW Common Unitholders would receive any such dividends on the Delek Common Stock they receive in the Merger if the Merger is consummated before the record date for such dividends. If the date of the closing of the Merger is after the record date set by the Delek Board in connection with declared dividends to be paid by Delek to its stockholders, then a former ALDW Common Unitholder will not receive dividends for that quarter on the Delek Common Stock it receives in the Merger, but will receive distributions for that quarter declared by ALDW (if any) prior to the closing of the Merger, if such former ALDW Common Unitholder was a record holder of such ALDW Common Units on the record date with respect to such distribution. ALDW and Delek will endeavor to coordinate regarding the declaration of any dividends or distributions during the period from the execution of the Merger Agreement to the date that the Merger is consummated with the intent that no ALDW Public Unitholder will fail to be entitled to receive any quarterly distribution by ALDW unless it becomes entitled to receive a quarterly dividend from Delek in respect of the same period. See "Market Prices, Dividend and Distribution Information."

              Current holders of Delek Common Stock will continue to receive dividends on their Delek Common Stock at the discretion of the Delek Board. See "Comparison of the Rights of Delek Common Stockholders and ALDW Common Unitholders."

              Q. How can ALDW Common Unitholders return their written consents with respect to the Merger?

              A. If you hold ALDW Common Units as of the close of business on the Merger Vote Record Date and you wish to submit your consent with respect to the Merger, you must fill out the enclosed written consent, date and sign it, and promptly return it to ALDW. Once you have completed, dated and signed your written consent, deliver it to ALDW by one of the means described in the section entitled "Written Consents of ALDW Common Unitholders—Submission of Consents." ALDW does not intend to hold a meeting of ALDW Common Unitholders to consider the Merger Agreement and the Merger.

              Q. Can ALDW Common Unitholders change or revoke their written consents?

              A. Yes. If you are a record holder of ALDW Common Units on the Merger Vote Record Date, you may revoke your consent at any time before the later of 20 business days after this consent statement/prospectus is sent to ALDW unitholders and the date on which consents of a sufficient number of ALDW

Common Units to approve the Merger Agreement have been delivered to the secretary of ALDW. If you wish to change or revoke your consent before that time, you may do so by sending in a new written consent with a later date by one of the means described in the section entitled "Written Consents of ALDW Common Unitholders—Submission of Consents," or delivering a notice of revocation to the secretary of ALDW.

              Q. If my ALDW Common Units are held in "street name" by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically consent for me?

              A. No. If you hold your ALDW Common Units in "street name" with a bank, brokerage firm or other nominee, you should follow the instructions provided by your bank, brokerage firm or other nominee.

              Q. Should ALDW Common Unitholders tender their ALDW Common Units now?

              A. No. After the Merger is completed, ALDW Common Unitholders who hold their ALDW Common Units in certificated or book entry form will receive written instructions for exchanging their ALDW Common Units. If you own ALDW Common Units in "street name," the Merger Consideration should be credited to your account in accordance with the policies and procedures of your bank, brokerage firm or other nominee within a few days following the closing date of the Merger.

              Q. When will the Merger be completed?

              A. ALDW and Delek are working to complete the Merger as soon as possible. A number of conditions must be satisfied before ALDW and Delek can complete the Merger. Although ALDW and Delek cannot be sure if or when all of the conditions to the Merger will be satisfied, ALDW and Delek expect to complete the Merger as soon as practicable following the effectiveness of the registration statement of which this consent statement/prospectus forms a part. Please read "The Merger Agreement—Conditions to the Merger."

              Q. What happens if I sell or transfer my ALDW Common Units before the consent process concludes?

              A. If you transfer your ALDW Common Units after the Merger Vote Record Date but before the consent process concludes, you will, unless special arrangements are made, retain your right to consent with respect to the Merger. However, if you transfer your ALDW Common Units before the consent process concludes, you will not receive the Delek Common Stock at the Exchange Ratio for the ALDW Common Units you have transferred.

              Q. What percentage of Delek Common Stock will current ALDW Common Unitholders own after the successful consummation of the Merger?

              A. If the Merger is successfully completed, ALDW Public Unitholders will collectively own approximately 6.5% of the outstanding Delek Common Stock, and existing Delek stockholders will collectively own approximately 93.5% of the outstanding Delek Common Stock.

              Q. What are the expected U.S. federal income tax consequences to an ALDW Common Unitholder as a result of the transactions contemplated by the Merger Agreement?

              A. The receipt of Delek Common Stock in exchange for ALDW Common Units pursuant to the Merger Agreement should be a taxable transaction to U.S. holders (as defined in "Material U.S. Federal

v

Income Tax Consequences of the Merger") for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize capital gain or loss on the receipt of Delek Common Stock in exchange for ALDW Common Units. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its ALDW Common Units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by ALDW and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. holder. Please read "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

              Q. What are the expected U.S. federal income tax consequences for an ALDW Common Unitholder of the ownership of Delek Common Stock after the Merger is completed?

              A. Delek is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Delek to a stockholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences of the Merger") generally will be included in such U.S. holder's income as ordinary dividend income to the extent of Delek's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. Distributions of cash in excess of Delek's current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's Delek Common Stock and, to the extent the distribution exceeds such stockholder's adjusted tax basis, as capital gain from the sale or exchange of such Delek Common Stock. Please read "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected material U.S. federal income tax consequences of owning and disposing of Delek Common Stock received in the Merger.

              Q. Are ALDW Common Unitholders entitled to appraisal rights?

              A. No. ALDW Common Unitholders do not have appraisal rights under applicable law or contractual appraisal rights under the ALDW Partnership Agreement or the Merger Agreement.

              Q. Who do I call if I have further questions about the Merger Agreement or the Merger?

              A. ALDW Common Unitholders may call ALDW's Investor Relations Department at (615) 435-1366 if they have further questions or if they would like additional copies, without charge, of this consent statement/prospectus.

SUMMARY

              This summary highlights selected information in this consent statement/prospectus and does not contain all the information that may be important to you. To fully understand the Merger Agreement and the transactions contemplated thereby, and for a more complete description of the terms of the Merger Agreement, you should read carefully this entire consent statement/prospectus, including the annexes, as well as the documents incorporated by reference into this consent statement/prospectus, and the other documents to which you are referred. For information on how to obtain the documents that ALDW and Delek have filed with the SEC, see "Where You Can Find More Information."

The Merger (page 28)

              ALDW GP and Delek have agreed that Delek will acquire the outstanding ALDW Public Units by merging Merger Sub, an indirect wholly-owned subsidiary of Delek, with and into ALDW with ALDW being the surviving entity and becoming a wholly-owned subsidiary of Delek.

              Under the terms of the Merger Agreement, each ALDW Public Unit will be converted into the right to receive 0.4900 shares of validly issued, fully paid and non-assessable Delek Common Stock. All fractional shares of Delek Common Stock that an ALDW Public Unitholder would otherwise be entitled to receive as consideration in connection with the Merger will be aggregated and then, if a fractional share of Delek Common Stock results from that aggregation, be rounded up to the nearest whole share of Delek Common Stock and any such additional Delek Common Stock will become part of the consideration received in connection with the Merger. Any ALDW Common Units that are owned immediately prior to the Merger by ALDW will be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled ALDW Common Units. All ALDW Common Units that are not ALDW Public Units and not canceled as described in the immediately preceding sentence will, in each case, remain outstanding as partnership interests in ALDW, unaffected by the Merger.

Information About the Companies (page 78)

Alon USA Partners, LP

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              ALDW is a publicly traded Delaware limited partnership engaged principally in the business of owning and operating a crude oil refinery in Big Spring, Texas, with a crude oil throughput of 73,000 barrels per day. It refines crude oil into finished products, which are marketed primarily in Central and West Texas, Oklahoma, New Mexico and Arizona through its integrated wholesale distribution network to both Delek's retail convenience stores and third-party distributors.

Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              Delek is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. As of January 2, 2018, Delek, through its subsidiaries, owned 100.0% of ALDW GP and 81.6% of the limited partner interest in ALDW, which owns the crude oil refinery in Big Spring, Texas, with a crude oil throughput capacity of 73,000 barrels per day and an integrated wholesale marketing business.

              Delek owns a 60.7% limited partner interest in Delek Logistics Partners, LP ("DKL") (NYSE: DKL) and a 94.9% interest in the entity that owns the entire 2.0% general partner interest in DKL and all of the incentive distribution rights. DKL is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

              Delek's asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

              Delek's convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Sugarland Mergeco, LLC

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              Merger Sub is a Delaware limited liability company and an indirect, wholly-owned subsidiary of Delek. Merger Sub was formed on October 26, 2017 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

Required Approval of the Merger by the ALDW Common Unitholders (page 26)

              The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of holders of at least a majority of the outstanding ALDW Common Units. Pursuant to the terms of the Support Agreement, AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver the AAI Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Delek's Ownership Interest In and Control of ALDW (page 28)

              Delek holds a controlling ownership interest in ALDW. Delek controls ALDW through Delek's indirect ownership of 100% of the membership interests of ALDW GP, which owns 100% of the general partner interest in ALDW, and through Delek's indirect ownership of approximately 81.6% of the limited partner interest in ALDW.

Recommendation of the ALDW GP Conflicts Committee (page 41)

              The ALDW GP Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, by unanimous vote at a meeting held on November 6, 2017, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of ALDW and the ALDW Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting "Special Approval" as defined in the ALDW Partnership Agreement), and (iii) recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the ALDW GP Board. For a discussion of the many factors considered by the ALDW GP Conflicts Committee in making its determination and approval, please read "The Merger—Reasons for the ALDW GP Conflicts Committee's Recommendation."

              Taking into consideration such approval and recommendation, at a meeting duly called and held on November 6, 2017, the ALDW GP Board (i) deemed it advisable and in the best interests of ALDW and the ALDW Public Unitholders that ALDW enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the transaction contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to a vote of the ALDW Common Unitholders and (vi) authorized the ALDW Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby, including the Merger. For a further discussion of the recommendation of the ALDW GP Conflicts Committee to the ALDW GP Board, please read "The Merger—Recommendation of the ALDW GP Conflicts Committee and the ALDW GP Board."

Opinion of the Financial Advisor to the ALDW GP Conflicts Committee (page 48)

              On November 6, 2017, Houlihan Lokey Capital, Inc. ("Houlihan Lokey"), orally rendered its opinion to the ALDW GP Conflicts Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the ALDW GP Conflicts Committee dated November 6, 2017), as to, as of November 6, 2017, the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. For purposes of Houlihan Lokey's opinion, the term "Excluded Holders" means Delek, Merger Sub and their respective affiliates.

              Houlihan Lokey's opinion was directed to the ALDW GP Conflicts Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this consent statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this consent statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this consent statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ALDW GP Conflicts Committee, the ALDW GP Board, ALDW GP, any security holder of ALDW or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

Delek Stockholder Approval is Not Required

              Holders of Delek Common Stock are not required to adopt the Merger Agreement or approve the Merger or the issuance of Delek Common Stock in connection with the Merger.

The Merger Agreement (page 67)

              The Merger Agreement is attached to this consent statement/prospectus as Annex A and is incorporated by reference into this consent statement/prospectus. You are encouraged to read the Merger Agreement because it is the legal document that governs the Merger. For a summary of the material terms of the Merger Agreement, please read the section entitled "The Merger Agreement" below.

              ALDW and ALDW GP entered into the Merger Agreement with Delek and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into ALDW, with ALDW being the surviving entity. Under the terms of the Merger Agreement, at the effective time of the Merger:

  •
  Each ALDW Public Unit will be converted into the right to receive 0.4900 shares of Delek Common Stock, and each such ALDW Public Unit will be canceled and retired and will cease to exist.

  •
  Each ALDW Common Unit that is owned by ALDW immediately prior to the effective time of the Merger will be automatically canceled and will cease to exist and no consideration will be delivered in exchange for such canceled ALDW Common Units.

  •
  The management interest of ALDW GP in ALDW, in its capacity as a general partner and without reference to any ALDW Common Unit held by ALDW GP (the "ALDW GP Interest"), and all ALDW Common Units that are not ALDW Public Units and that are not canceled as described above will, in each case, remain outstanding as partnership interests in ALDW, unaffected by the Merger.

  •
  The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of common units representing limited partner interests in the surviving entity of the Merger equal to the number of ALDW Public Units that are converted into the right to receive 0.4900 shares of Delek Common Stock. At the effective time of the Merger, the books and records of ALDW will be revised to reflect the cancellation and retirement of all ALDW Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the surviving entity of the Merger, and the existence of ALDW (as the surviving entity of the Merger) shall continue without dissolution.

              If, before the effective time of the Merger, the number of issued and outstanding shares of Delek Common Stock or ALDW Common Units are increased, decreased or changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in, or an issuance of, partnership interests, voting securities, equity interests or rights, or by reason of any subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the effective time, then the Merger Consideration shall be appropriately adjusted to reflect such change and to provide the same economic effect contemplated in the Merger Agreement.

              For a description of the ALDW Common Units and the Delek Common Stock and a description of the comparative rights of holders of the ALDW Common Units and the Delek Common Stock, please read "Comparison of the Rights of Delek Common Stockholders and ALDW Common Unitholders" and "Description of Delek Capital Stock."

Conditions to the Merger

              The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

  •
  the delivery of this consent statement/prospectus to holders of ALDW Common Units at least 20 business days prior to the closing of the Merger;

  •
  the receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on ALDW or Delek;

  •
  the delivery of the Required ALDW Common Unitholder Written Consent in accordance with applicable law;

  •
  the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the Delek Common Stock to be issued in the Merger, subject to official notice of issuance; and

  •
  the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

              The parties' obligations are also separately subject to the satisfaction or waiver of the following conditions:

  •
  certain fundamental representations and warranties of the other parties relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the closing in all material respects;

  •
  the representations and warranties of the other parties relating to the absence of changes that would have a material adverse effect on the other parties and the absence of material damage, destruction or loss to any material portion of assets of the other parties, or their subsidiaries being true and correct as of the closing;

  •
  all other representations and warranties of the other parties being true and correct as of the closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the other parties making the representations or warranties; and

  •
  the other parties' having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

Termination

              The parties to the Merger Agreement can mutually agree to terminate the Merger Agreement at any time without completing the Merger. In addition, the Delek Parties, on the one hand, or the ALDW Parties, on the other hand, may terminate the Merger Agreement on their own without completing the Merger in a number of situations, including if:

  •
  the Merger has not been consummated on or before June 30, 2018 (so long as the party seeking to terminate did not prevent the Merger from occurring by failing to perform or observe its obligations under the Merger Agreement);

  •
  a governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement (i) with respect to any filing, submission or communication with a governmental entity having jurisdiction over the Merger and (ii) to attempt to remove the prohibition; or

  •
  the other parties breach any of their representations, warranties or agreements in the Merger Agreement or if any of the other parties' representations or warranties becomes untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other parties' obligation to close under the Merger Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page 112)

              The receipt of Delek Common Stock as Merger Consideration in exchange for ALDW Common Units pursuant to the Merger should be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Material U.S. Federal Income Tax Consequences of the Merger"). In such case, a U.S. holder who receives Delek Common Stock in exchange for ALDW Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the fair market value of the Delek Common Stock received and (ii) such U.S. holder's share of ALDW's nonrecourse liabilities immediately prior to the Merger; and

  •
  such U.S. holder's adjusted tax basis in the ALDW Common Units exchanged therefor (which includes such U.S. holder's share of ALDW's nonrecourse liabilities immediately prior to the Merger).

              Gain or loss recognized by a U.S. holder on the exchange of ALDW Common Units in the Merger generally will be taxable as capital gain or loss. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the "Code") to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by ALDW and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. holder.

              The U.S. federal income tax consequences of the Merger to an ALDW Common Unitholder will depend on such ALDW Common Unitholder's own personal tax situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the Merger to you.

              Please read "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of certain U.S. federal income tax consequences of the Merger.

Other Information Related to the Merger

No Appraisal Rights (page 66)

              Holders of ALDW Common Units do not have appraisal rights under applicable law or contractual appraisal rights under the ALDW Partnership Agreement, the Merger Agreement, or otherwise.

Regulatory Matters (page 66)

              In connection with the Merger, Delek intends to make all required filings under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as well as any required filings or applications with the NYSE. Delek and ALDW are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

              The Merger is not reportable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and therefore no filings with respect to the Merger were required with the Federal Trade Commission ("FTC") or the Antitrust Division of the Department of Justice ("DOJ").

Listing of Delek Common Stock to be Issued in the Merger (page 111)

              Delek Common Stock is currently listed on the NYSE under the ticker symbol "DK." It is a condition to closing that the Delek Common Stock to be issued in the Merger to ALDW Common Unitholders be approved for listing on the NYSE, subject to official notice of issuance.

              ALDW Common Units are currently listed on the NYSE under the ticker symbol "ALDW." If the Merger is completed, ALDW Common Units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Accounting Treatment (page 66)

              The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because Delek controls ALDW both before and after the Merger, the changes in Delek's ownership interest in ALDW resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Delek's consolidated income statement. In addition, the tax effects of the merger are reported in accordance with ASC 740, Income Taxes (ASC 740).

Comparison of the Rights of Delek Common Stockholders and ALDW Common Unitholders (page 89)

              Delek is a corporation and ALDW is a limited partnership. Ownership interests in a limited partnership are fundamentally different from ownership interests in a corporation. The rights of Delek stockholders are governed by Delek's amended and restated certificate of incorporation (as amended, the "Delek certificate of incorporation"), Delek's amended and restated bylaws (the "Delek bylaws") and the Delaware General Corporation Law ("DGCL"). The rights of ALDW Common Unitholders are governed by the ALDW Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"). If the Merger is completed, the rights of former ALDW Common Unitholders as Delek Shareholders will be governed by the Delek certificate of incorporation and Delek bylaws and the DGCL. There are many differences between the rights of ALDW Common Unitholders and the rights of Delek stockholders. Some of these differences, for example, with respect to distribution/dividend and voting rights, are significant. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. ALDW Common Unitholders should read carefully the relevant provisions of the Delek certificate of incorporation and Delek bylaws and the ALDW Partnership Agreement. Copies of the documents referred to in this summary may be obtained as described under "Comparison of the Rights of Delek Common Stockholders and ALDW Common Unitholders."

Written Consents of ALDW Common Unitholders (page 26)

              Adoption and approval of the Merger Agreement and the Merger requires the affirmative vote or consent of holders owning a majority of the outstanding ALDW Common Units. See "Written Consents of ALDW Common Unitholders." Pursuant to the terms of the Support Agreement, AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver the AAI Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Summary of Risk Factors

              The Merger poses a number of risks to the ALDW Common Unitholders who would become Delek Common Stockholders if the Merger is consummated. Some of these risks include, but are not limited to, those described below and in more detail under the headings "Risk Factors—Risks Related to the Merger" and "Risk Factors—Tax Risks Related to the Merger":

  •
  The number of shares of Delek Common Stock that ALDW Public Unitholders will receive in the Merger is based upon a fixed Exchange Ratio. As a result, the market value of the Delek Common Stock that ALDW Public Unitholders receive for their ALDW Public Units in the Merger will fluctuate until the closing date of the Merger.

  •
  The market price of Delek Common Stock is affected by factors different from those affecting the market price of the ALDW Common Units. The price of Delek Common Stock could decline following the Merger.

  •
  The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of the ALDW Common Units to decline.

  •
  Financial projections regarding ALDW and Delek may not be achieved.

  •
  While the Merger Agreement is in effect, Delek and ALDW may lose opportunities to enter into other transactions with other parties on more favorable terms.

  •
  The ALDW Partnership Agreement limits the liability of ALDW GP to the ALDW Common Unitholders, and replaces the default duties of a general partner arising under applicable law with contractual standards under the ALDW Partnership Agreement. The ALDW Partnership Agreement also restricts the remedies available to ALDW Common Unitholders for actions that might otherwise constitute a breach of ALDW GP's duties.

  •
  Certain directors and executive officers of ALDW GP may have interests that differ in certain respects from ALDW Public Unitholders.

  •
  The Merger should be a taxable transaction and the resulting tax liability of an ALDW Common Unitholder, if any, will depend on each such ALDW Common Unitholder's particular situation.

  •
  The U.S. federal income tax treatment of owning and disposing of Delek Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of ALDW Common Units.

              In addition, both ALDW and Delek are subject to various risks associated with their respective businesses. Please carefully read this consent statement/prospectus, the documents incorporated herein by reference and the documents to which you are referred. See "Risk Factors" beginning on page 18.

SELECTED HISTORICAL FINANCIAL INFORMATION OF DELEK

              The following table sets forth selected historical consolidated financial data for Delek, adjusted in respect of all periods for Delek's sale, in November 2016, of its retail related assets, including MAPCO Express, Inc. and certain related affiliated companies. The historical consolidated financial information for each of the years in the five-year period ended December 31, 2016 is derived from the consolidated financial statements of Delek as of and for each of the years in the five-year period ended December 31, 2016. The historical consolidated financial information for each of the nine months ended September 30, 2017 and 2016 is derived from the condensed consolidated financial statements of Delek as of and for each of the nine months ended September 30, 2017 and 2016. Beginning on July 1, 2017, the Delek-ALJ Effective Time, the historical consolidated financial data of Delek reflects the acquisition of Alon Energy, which was accounted for using the acquisition method as required by ASC 805, Business Combinations, and which requires, among other things, that assets acquired at their fair values and liabilities assumed be recognized on the balance sheet as of the acquisition date. Beginning July 1, 2017, Delek's consolidated results of operations reflect those of the combined entity, inclusive of Alon Energy. You should not assume the results of operations for any past periods indicate results for any future period, including with respect to the future performance of Delek following the date of this consent statement/prospectus or following the completion of the Merger. You should read this information in conjunction with Delek's consolidated financial statements and related notes thereto included in Old Delek's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Delek's condensed consolidated financial statements and related notes thereto included in Delek's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which are incorporated by reference into this consent statement/prospectus. See "Where You Can Find More Information." For financial information giving effect to the Merger and the transactions contemplated by the Merger, see "Unaudited Pro Forma Condensed Combined Financial Information."

	Nine Months Ended September 30,		Year Ended December 31,

	2017	2016	2016	2015	2014	2013	2012

	(In millions, except share and per share data)
Consolidated Statements of Income Data:
Net sales	$4,754.3	$3,113.3	$4,197.9	$4,782.0	$7,019.2	$7,184.2	$6,977.0
Insurance proceeds - business interruption	—	(42.4)	(42.4)	—	—	—	—
Income (loss) from continuing operations	$101.6	$(187.7)	$(219.7)	$37.1	$225.3	$136.4	$279.5
(Loss) income from discontinued operations, net of tax	$(4.1)	$5.5	$86.3	$6.6	$0.7	$(0.7)	$(3.5)
Net income (loss)	$97.5	$(182.2)	$(133.4)	$43.7	$226.0	$135.7	$276.0
Net income (loss) attributable to Delek	$77.7	$(197.9)	$(153.7)	$19.4	$198.6	$117.7	$272.8
Total basic earnings (loss) per share	$1.14	$(3.19)	$(2.49)	$0.32	$3.38	$1.99	$4.65
Total diluted earnings (loss) per share	$1.13	$(3.19)	$(2.49)	$0.32	$3.34	$1.96	$4.57
Weighted average common shares outstanding:
Basic	68,272,918	61,931,040	61,921,787	60,819,771	58,780,947	59,186,921	58,719,968
Diluted	68,975,974	61,931,040	61,921,787	61,320,570	59,355,120	60,047,138	59,644,798
Dividends declared per common share outstanding	$0.45	$0.45	$0.60	$0.60	$1.00	$0.95	$0.60
Consolidated Balance Sheet (as of period end) (1):
Cash and cash equivalents	$831.7	$315.3	$689.2	$287.2	$429.8	$383.2	$589.6
Assets of discontinued operations held for sale	167.2	471.5	—	478.8	485.9	480.6	437.9
Total current assets	2,270.6	1,416.5	1,396.9	1,397.5	1,656.0	1,810.3	1,715.0
Property, plant and equipment, net	2,147.7	1,113.5	1,103.3	1,177.4	1,099.2	944.3	834.2
Total assets	$5,569.1	$3,019.5	$2,979.8	$3,324.9	$2,888.7	$2,840.4	$2,623.7
Liabilities of discontinued operations held for sale	$103.1	$286.7	$—	$302.8	$259.1	$235.5	$266.4
Total current liabilities	2,084.2	1,027.7	935.2	1,004.1	1,057.5	1,250.3	1,168.3
Total debt, including current maturities	1,427.8	827.7	832.9	805.2	464.8	313.1	249.7
Total non-current liabilities	1,701.3	1,027.7	862.1	966.9	632.8	469.7	377.4
Total shareholders' equity	1,783.6	1,147.3	1,182.5	1,353.9	1,198.4	1,120.4	1,078.0
Total liabilities and shareholders' equity	$5,569.1	$3,019.5	$2,979.8	$3,324.9	$2,888.7	$2,840.4	$2,623.7

(1)  Certain December 31, 2016 balance sheet amounts reflect reclassifications made in Delek's quarterly report(s) on Form 10-Q to conform to the 2017 balance sheet presentation.

 SELECTED HISTORICAL FINANCIAL INFORMATION OF ALDW

              The following table sets forth selected historical consolidated financial data for ALDW. As a result of the Delek-ALJ Merger, ALDW became a consolidated subsidiary of Delek and elected to apply "push-down" accounting, which required its assets and liabilities to be adjusted to fair value on the effective date of the Delek-ALJ Merger. Due to the application of push-down accounting, ALDW's consolidated financial statements are presented in two distinct periods to indicate the application of two different bases of accounting between the periods presented. ALDW's consolidated financial statements are presented with a black-line division, which delineates the lack of comparability between amounts presented on or after July 1, 2017, and dates prior. The periods prior to the Delek-ALJ Effective Time, July 1, 2017, are identified as "Predecessor" and the period from July 1, 2017, forward is identified as "Successor". Additionally, ALDW's accounting policies were conformed to those of Delek at the start of the Successor period, in connection with the Delek-ALJ Merger, effective July 1, 2017. Because of the application of push-down accounting and the conforming of accounting policies, ALDW's Successor consolidated balance sheet and consolidated statements of operations and comprehensive income (loss) subsequent to the Delek-ALJ Merger are not comparable to the Predecessor's consolidated balance sheet and consolidated statements of operations and comprehensive income (loss) prior to the Delek-ALJ Merger, and differences could be material.

              The historical consolidated financial information for each of the years in the five-year period ended December 31, 2016 is derived from the consolidated financial statements of ALDW as of and for each of the years in the five-year period ended December 31, 2016, presented on the Predecessor basis of accounting. The historical consolidated financial information for the Predecessor six-month period ended June 30, 2017, the Successor three-month period ended September 30, 2017, and the Predecessor nine-month period ended September 30, 2016 is derived from the condensed consolidated financial statements of ALDW as of and for the Predecessor six-month period ended June 30, 2017, the Successor three-month period ended September 30, 2017, and the Predecessor nine-month period ended September 30, 2016. You should not assume the results of operations for any past periods indicate results for any future period, including with respect to the future performance of ALDW following the date of this consent statement/prospectus or following the completion of the Merger. You should read this information in conjunction with ALDW's consolidated financial statements and related notes thereto included in ALDW's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and ALDW's condensed consolidated financial statements and related notes thereto included in ALDW's Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, which are incorporated by reference into this consent statement/prospectus. See "Where You Can Find More Information." For financial information giving effect to the Merger and the transactions contemplated by the Merger Agreement, see "Unaudited Pro Forma Condensed Combined Financial Information."

	Successor	Predecessor

	Period from July 1, 2017 to September 30, 2017	Period from January 1, 2017 to June 30, 2017	Nine Months Ended September 30, 2016	December 31, 2016	December 31, 2015	December 31, 2014	December 31, 2013	December 31, 2012

	(In thousands, except per unit data)
Statements of Operations Data (1):
Net sales	$495,478	$1,066,283	$1,298,723	$1,807,732	$2,157,191	$3,221,373	$3,430,287	$3,476,817
Operating income	38,183	59,409	23,306	32,668	203,506	217,979	178,677	423,352
Net income (loss)	$29,236	$41,792	$(5,288)	$(4,404)	$156,899	$169,135	$136,222	$381,898
Less: Net income attributable to predecessor operations	—	—	—	—	—	—	—	344,778
Net income (loss) attributable to Alon USA Partners, LP	$29,236	$41,792	$(5,288)	$(4,404)	$156,899	$169,135	$136,222	$37,120
Earnings (loss) per unit (1)	$0.47	$0.67	$(0.08)	$(0.07)	$2.51	$2.71	$2.18	$0.59
Weighted average common units outstanding (in thousands)	62,529	62,523	62,515	62,516	62,509	62,505	62,502	62,500
Cash distribution per unit	$0.35	$0.49	$0.22	$0.37	$3.43	$2.02	$2.76	$—
Balance Sheet Data (as of period end):
Cash and cash equivalents	$268,572		$203,763	$73,524	$132,953	$106,325	$153,583	$66,001
Working capital	(12,615)		10,460	(73,563)	(53,804)	(4,561)	18,007	1,702
Total assets	1,497,710		825,050	695,637	748,584	765,859	844,628	756,166
Total debt	338,125		291,486	236,319	292,082	297,989	339,026	288,054
Total debt less cash and cash equivalents	69,553		87,723	162,795	159,129	191,664	185,443	222,053
Partner's equity	662,683		111,968	103,503	130,957	188,402	145,442	181,726

(1)  Earnings (loss) per unit information presented for the year ended December 31, 2012 represents earnings subsequent to the completion of ALDW's initial public offering in November 2012.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

              The following table presents selected unaudited pro forma combined financial information for Delek's consolidated balance sheet and consolidated statement of operations, after giving effect to the Delek-ALJ Merger and the proposed Merger (collectively, the "Alon Mergers"). The pro forma condensed combined balance sheet gives effect to the proposed Merger as if the transaction had occurred on September 30, 2017. The pro forma combined statement of operations for the year ended December 31, 2016 and nine months ended September 30, 2017 gives effect to the Alon Mergers as if the transactions had become effective on January 1, 2016.

              The unaudited pro forma condensed combined financial information includes adjustments which are based on the preliminary purchase price allocation related to the Delek-ALJ Merger as well as certain other assumptions that may change (as further described in the discussion and footnotes in "Unaudited Pro Forma Condensed Combined Financial Information") and therefore is preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. In addition, the unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing or other restructuring that may result from the Alon Mergers (except to the extent that such savings have already been realized related to the Delek-ALJ Merger since the Delek-ALJ Effective Time). The information presented below should be read in conjunction with the historical consolidated financial statements of each of Delek, Alon Energy and ALDW, including the related notes, filed by each of them with the SEC, and with respect to the unaudited historical financial information of Alon Energy as of June 30, 2017, including the related notes, as furnished with the SEC pursuant to Form 8-K filed by Delek on August 3, 2017, and with the unaudited pro forma condensed combined financial statements of Delek and Alon Energy (inclusive of ALDW), including the related notes, appearing elsewhere in this consent statement/prospectus. See "Where You Can Find More Information" and "Unaudited Pro Forma Condensed Combined Financial Information" for more information. The unaudited pro forma condensed combined financial data are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Alon Mergers been completed on the dates indicated.

(In millions, except share and per share data)	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Pro Forma Statement of Combined Operations Information:
Net sales	$7,003.6	$8,100.9
Net income (loss)	$41.1	$(36.2)
Net income (loss) attributable to Delek	$28.9	$(60.3)
Basic & diluted earnings (loss) per share:
Basic	$0.33	$(0.69)
Diluted	$0.33	$(0.69)

(In millions)	As of September 30, 2017
Pro Forma Balance Sheet Information:
Total current assets	$2,267.2
Total assets	$5,565.7
Debt	$1,427.8
Total liabilities	$3,756.1
Shareholders' equity	$1,809.6
Non-controlling interest	$181.2

 COMPARATIVE PER SHARE AND PER UNIT INFORMATION

              The following table sets forth (i) historical per share information of Delek, (ii) the unaudited pro forma per share information of Delek after giving pro forma effect to the Merger and the transactions contemplated thereby, including Delek's issuance of 0.4900 of a share of Delek Common Stock for each outstanding ALDW Public Unit, and (iii) the historical and equivalent pro forma per Common Unit information for ALDW.

              The information should be read in conjunction with (i) the summary historical financial information included elsewhere in this consent statement/prospectus, (ii) the historical consolidated financial statements of Delek and ALDW and related notes that are incorporated by reference in this consent statement/prospectus and (iii) the "Unaudited Pro Forma Condensed Consolidated Financial Statements" and related notes included elsewhere in this consent statement/prospectus. The unaudited pro forma per share and per ALDW Common Unit information does not purport to represent what the actual results of operations of Delek and ALDW would have been had the Merger been completed in another period or to project Delek's and ALDW's results of operations that may be achieved if the Merger is completed.

	Nine Months Ended September 30, 2017	Year Ended December 31, 2016

Delek Historical Data
Net income per common share:
Basic	$1.14	$(2.49)
Diluted	$1.13	$(2.49)
Cash dividends declared per share	$0.45	$0.60
Book value per share as of period end	$18.18	$14.77
ALDW Historical Data
Net income per ALDW Common Unit:
Basic	$0.47	$(0.07)
Diluted	$0.47	$(0.07)
Cash distributions declared per ALDW Common Unit	$0.35	$0.37
Book value per ALDW Common Unit as of period end	$10.60	$1.66
Unaudited pro forma combined
Net income per common share:
Basic	$0.33	$(0.69)
Diluted	$0.33	$(0.69)
Cash dividends declared per share	$0.44	$0.99
Book value per share as of period end	$16.92	N/A
Equivalent basis unaudited pro forma combined (1)
Net income per share:
Basic	$0.16	$(0.34)
Diluted	$0.16	$(0.34)
Cash dividends declared per share	$0.22	$0.49
Book value per share as of period end	$8.29	N/A

(1)  Equivalent basis unaudited pro forma combined amounts have been calculated by multiplying the unaudited pro forma combined per share amounts by the 0.4900 Exchange Ratio.

 MARKET PRICES, DIVIDEND AND DISTRIBUTION INFORMATION

              ALDW Common Units and Delek Common Stock are listed on the NYSE under the symbols "ALDW" and "DK," respectively. The following table sets forth for the periods indicated the high and low per unit sale price of ALDW Common Units and Delek Common Stock and the cash distributions per unit for each of the last three fiscal years and the current fiscal year. For periods prior to July 1, 2017, the effective date of the Delek-ALJ Merger, information is provided for Delek US Holdings, Inc. (now known as Delek US Energy, Inc.).

	ALDW			Delek

	High	Low	Distribution (1)	High	Low	Dividend (2)

2015
First Quarter	$20.25	$12.26	$0.71	$40.22	$25.38	$0.15
Second Quarter	$22.26	$17.50	$1.04	$41.15	$34.96	$0.15
Third Quarter	$26.16	$13.84	$0.98	$40.47	$27.32	$0.15
Fourth Quarter	$26.67	$20.08	$0.08	$29.90	$22.11	$0.15
2016
First Quarter	$23.14	$9.71	$—	$24.74	$12.54	$0.15
Second Quarter	$13.03	$9.07	$0.14	$17.39	$11.41	$0.15
Third Quarter	$12.44	$8.07	$0.15	$18.57	$11.66	$0.15
Fourth Quarter	$10.35	$7.63	$0.11	$25.14	$14.76	$0.15
2017
First Quarter	$9.87	$9.07	$0.38	$26.06	$23.44	$0.15
Second Quarter	$11.84	$8.65	$0.35	$27.82	$24.08	$0.15
Third Quarter	$12.72	$9.97	$0.43	$27.85	$20.65	$0.15
Fourth Quarter	$17.30	$11.35	$0.43	$35.38	$25.02	$0.15
2018
First Quarter (through January 3, 2018)	$17.82	$17.12	$—	$36.21	$35.27	$—

(1)  Represents the cash available for distribution per unit attributable to the quarter indicated.

(2)  Represents cash dividends per share of Delek Common Stock declared and paid in the quarter presented.

              You should obtain current market quotations for ALDW Common Units and Delek Common Stock, as the market price of ALDW Common Units and Delek Common Stock will fluctuate between the date of this consent statement/prospectus and the date on which the Merger is completed and thereafter. You can obtain these quotations from publicly available sources.

              As of January 2, 2018, there were approximately seven record holders of ALDW Common Units.

              The following table shows the closing sale prices of ALDW Common Units and Delek Common Stock as reported on the NYSE on November 8, 2017, the last full trading day prior to the public announcement of the proposed Merger, and on January 3, 2018, the last practicable trading day prior to the filing date of this consent statement/prospectus. This table also shows the value of each ALDW

Common Unit implied by the Merger Consideration being offered, calculated by multiplying the relevant price of a share of Delek Common Stock by the Exchange Ratio of 0.4900.

	ALDW	Delek	Implied Value of One ALDW Public Common Unit

November 8, 2017	$13.58	$28.27	$13.85
January 3, 2018	$17.75	$36.05	$17.66

              The market prices of ALDW Common Units and Delek Common Stock have fluctuated since the date of the announcement of the Merger Agreement and will continue to fluctuate prior to, and in the case of Delek Common Stock, after, completion of the Merger. No assurance can be given concerning the market prices of Delek Common Stock or ALDW Common Units before completion of the Merger or of Delek Common Stock after completion of the Merger. The Exchange Ratio is fixed in the Merger Agreement, but the market price of Delek Common Stock (and therefore the value of the Merger Consideration) when received by ALDW Public Unitholders after the Merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to ALDW Common Unitholders in determining whether to consent to the approval and adoption of the Merger Agreement and the Merger. ALDW Common Unitholders are encouraged to obtain current market quotations for Delek Common Stock and ALDW Common Units and to review carefully the other information contained in this consent statement/prospectus or incorporated by reference herein. For more information, see "Where You Can Find More Information."

              Delek generally expects to pay quarterly dividends, subject to the Delek Board's approval and compliance with restrictions in Delek's outstanding financing agreements and the DGCL.

              ALDW generally expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Aggregate distributions will be equal to the amount of Available Cash generated in such quarter which generally equals ALDW's cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the ALDW GP Board deems necessary or appropriate, including reserves for future ALDW expenses.

              ALDW and Delek will endeavor to coordinate regarding the declaration of any dividends or distributions during the period from the execution of the Merger Agreement to the date that the Merger is consummated with the intent that no ALDW Public Unitholder will fail to be entitled to receive any quarterly distribution by ALDW unless it becomes entitled to receive a quarterly dividend from Delek in respect of the same period.

RISK FACTORS

              You should carefully consider the following risk factors, together with all of the other information in this consent statement/prospectus, the documents incorporated herein by reference and the documents to which you are referred herein. In particular, please read Part I, Item 1A, "Risk Factors," in the Old Delek Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and the ALDW Annual Report on Form 10-K for the year ended December 31, 2016 and Part I, Item 1A, "Risk Factors," in the subsequent Quarterly Reports on Form 10-Q filed by each of Old Delek, New Delek and ALDW, each of which is incorporated by reference herein. Each of these factors could adversely affect the consummation of the Merger, Delek's business, operating results and financial condition, the value of an investment in Delek Common Stock and ALDW's business. This consent statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read "Cautionary Statement Regarding Forward-Looking Information."

Risks Related to the Merger

The number of shares of Delek Common Stock that holders of ALDW Common Units will be entitled to receive in the Merger is based upon a fixed Exchange Ratio. As a result, the market value of the Delek Common Stock that holders of ALDW Common Units receive for their ALDW Common Units in the Merger could decrease prior to the consummation of the Merger.

              The Exchange Ratio of 0.4900 shares of Delek Common Stock per ALDW Common Unit is fixed, meaning that it does not change and is not dependent upon the relative values of ALDW Common Units and Delek Common Stock. This means that there is no "price protection" mechanism contained in the Merger Agreement that would adjust the number of shares of Delek Common Stock that holders of ALDW Common Units will receive based on any decreases in the trading price of Delek Common Stock or increases in the trading price of ALDW Common Units. If the price of Delek Common Stock decreases because of changes in Delek's business, operations or prospects, market reactions to the Merger, general market and economic conditions or other factors, such as the existing or any subsequent litigation challenging the Merger or an announcement by Delek that it will pursue another merger or acquisition or a debt offering, the market value of the consideration received by ALDW Common Unitholders will also decrease. If Delek engages in any such transactions and the market price of Delek Common Stock declines in value as a result, ALDW Common Unitholders will receive less value for their ALDW Common Units than the value calculated pursuant to the Exchange Ratio on the date the Merger was announced. For historical and current market prices of ALDW Common Units and Delek Common Stock, please read "Market Prices, Dividend and Distribution Information."

The market price of Delek Common Stock is affected by factors different from those affecting the market price of the ALDW Common Units. The price of Delek Common Stock could decline following the Merger.

              If the Merger is consummated, holders of ALDW Common Units will become holders of Delek Common Stock. The businesses operated by Delek have different risks associated with them than those associated with ALDW. Accordingly, the performance of Delek Common Stock is likely to be different from the performance of the ALDW Common Units in the absence of the Merger. Delek Common Stock is subject to investment risks and it may decline in value due to Delek's business performance or extrinsic factors affecting the industry or financial markets generally.

The Merger is subject to closing conditions that, if not satisfied or waived, will result in the Merger not being consummated, which may cause the market price of the ALDW Common Units to decline.

              The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including:

  •
  the delivery of this consent statement/prospectus to holders of ALDW Common Units at least 20 business days prior to the closing of the Merger;

  •
  the receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on ALDW or Delek;

  •
  the delivery of the Required ALDW Common Unitholder Written Consent in accordance with applicable law;

  •
  the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the Delek Common Stock to be issued in the Merger, subject to official notice of issuance; and

  •
  the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

              The parties' obligations are also subject to the satisfaction or waiver of the following conditions:

  •
  certain fundamental representations and warranties of the ALDW Parties or Delek Parties, as the case may be, relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the closing in all material respects;

  •
  the representations and warranties of the ALDW Parties or Delek Parties, as the case may be, relating to the absence of changes that would have a material adverse effect on the ALDW Parties or Delek Parties, as the case may be, and the absence of material damage, destruction or loss to any material portion of assets of the ALDW Parties or the Delek Parties, as the case may be, or its subsidiaries being true and correct as of the closing;

  •
  all other representations and warranties of the ALDW Parties or Delek Parties, as the case may be, being true and correct as of the closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the ALDW Parties or Delek Parties, as the case may be, making the representation or warranty; and

  •
  the ALDW Parties or Delek Parties, as the case may be, having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

              If these conditions are not satisfied or waived, the Merger would not occur, which may cause the market price of the ALDW Common Units to decline.

If the Merger does not occur, ALDW will not benefit from the expenses it has incurred in the pursuit of the Merger.

              The Merger may not be completed. If the Merger is not completed, ALDW will have incurred substantial expenses for which no ultimate benefit will have been received by ALDW. Merger-related expenses include independent advisory, legal and accounting fees, and financial printing and other related charges, much of which may be incurred even if the Merger is not consummated. In addition, if the Merger Agreement is terminated under specified circumstances, ALDW would be required to pay certain Merger-related expenses of Delek.

Financial projections regarding ALDW and Delek may not be achieved.

              In performing its financial analyses and rendering its fairness opinions, the financial advisor to the ALDW GP Conflicts Committee reviewed and relied on, among other things, internal financial analyses and forecasts for Delek and ALDW, which in the case of ALDW were prepared by employees of Delek who normally render services to ALDW. These financial projections include assumptions regarding future operating cash flows, expenditures and income of ALDW and Delek. These financial projections were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes. The failure of ALDW's or Delek's businesses to achieve projected results, including projected cash flows, could have a material adverse effect on the price of Delek Common Stock, its financial position and its ability to maintain or increase its dividends following the Merger.

The ALDW Partnership Agreement limits the duties of ALDW GP to ALDW Common Unitholders and restricts the remedies available to ALDW Common Unitholders for actions taken by ALDW GP that might otherwise constitute breaches of its duties.

              In light of potential conflicts of interest between Delek and ALDW GP, on the one hand, and ALDW and the ALDW Public Unitholders, on the other hand, the ALDW GP Board submitted the Merger and related matters to the ALDW GP Conflicts Committee for, among other things, review, evaluation, negotiation and possible approval of a majority of its members, which is referred to as "Special Approval" in the ALDW Partnership Agreement. Under the ALDW Partnership Agreement:

  •
  any resolution or course of action by ALDW GP or its affiliates in respect of a conflict of interest is permitted and deemed approved by all partners of ALDW, and will not constitute a breach of the ALDW Partnership Agreement or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever, if the resolution or course of action is approved by Special Approval; and

  •
  ALDW GP may consult with legal counsel and investment bankers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such persons as to matters that ALDW GP reasonably believes to be within such person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

              The ALDW GP Conflicts Committee reviewed, negotiated and evaluated the Merger Agreement, the Support Agreement, the Merger and related matters on behalf of the ALDW Public Unitholders and ALDW. Among other things, the ALDW GP Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of ALDW and the ALDW Public Unitholders, approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the ALDW GP Board.

The duties of ALDW GP, the ALDW GP Board and the ALDW GP Conflicts Committee to ALDW Common Unitholders in connection with the Merger are substantially limited by the ALDW Partnership Agreement.

Certain directors and executive officers of ALDW GP may have interests that differ in certain respects from the ALDW Public Unitholders.

              Certain of the directors and executive officers of ALDW GP who are not members of the ALDW GP Conflicts Committee may have interests that differ from, or are in addition to, their interests as holders of ALDW Common Units.

Tax Risks Related to the Merger

The Merger should be a taxable transaction and the resulting tax liability of an ALDW Common Unitholder, if any, will depend on each such ALDW Common Unitholder's particular situation.

              The receipt of Delek Common Stock as Merger Consideration in exchange for ALDW Common Units in the Merger should be treated as a taxable sale by ALDW Common Unitholders of ALDW Common Units for U.S. federal income tax purposes. In such case, the amount of gain or loss recognized by each ALDW Common Unitholder in the Merger will vary depending on each ALDW Common Unitholder's particular situation, including the value of the Delek Common Stock received by such ALDW Common Unitholder as Merger Consideration in the Merger, the adjusted tax basis of the ALDW Common Units exchanged by such ALDW Common Unitholder in the Merger, and the amount of any suspended passive losses that may be available to a such ALDW Common Unitholder to offset a portion of the gain recognized by such ALDW Common Unitholder.

              For a more complete discussion of certain U.S. federal income tax consequences of the Merger, see "Material U.S. Federal Income Tax Consequences of the Merger."

The U.S. federal income tax treatment of owning and disposing of Delek Common Stock received in the Merger will be different than the U.S. federal income tax treatment of owning and disposing of ALDW Common Units.

              ALDW is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level U.S. federal income taxes. Instead, each ALDW Common Unitholder is required to take into account its respective allocated share of ALDW's items of income, gain, loss and deduction in computing its federal income tax liability as if such ALDW Common Unitholder had earned such income directly, even if no cash distributions are made by ALDW to such ALDW Common Unitholder. A pro rata distribution of cash by ALDW to an ALDW Common Unitholder who is a U.S. holder (as defined in "Material U.S. Federal Income Tax Consequences of the Merger") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the ALDW Common Unitholder's adjusted tax basis in such ALDW Common Units.

              Delek is classified as a corporation for U.S. federal income tax purposes and is subject to U.S. federal income tax on its taxable income. A distribution of cash by Delek to a stockholder who is a U.S. holder generally will be included in such U.S. holder's income as ordinary dividend income to the extent of Delek's current or accumulated "earnings and profits," as determined under U.S. federal income tax principles. Cash distributions in excess of Delek's current or accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder's adjusted tax basis in such stockholder's Delek Common Stock and, to the extent the cash distribution exceeds such stockholder's adjusted tax basis, as gain from the sale or exchange of such Delek Common Stock. See "Material U.S. Federal Income Tax Consequences of the Merger."

Risks Inherent in an Investment in Delek Common Stock

              In addition to the risks described above, Delek is, and will continue to be, subject to the risks described in Old Delek's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by Old Delek's and Delek's subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this consent statement/prospectus. See "Where You Can Find More Information" for the location of information incorporated by reference in this consent statement/prospectus.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

              This consent statement/prospectus, and the documents to which you are referred in this consent statement/prospectus, as well as oral statements made or to be made by ALDW and Delek, include certain "forward-looking statements" within the meaning of the U.S. federal securities laws. Words such as "may," "will," "could," "would," "anticipate," "estimate," "expect," "predict," "project," "guidance," "continue," "future," "potential," "intend," "plan," "assume," "believe," "forecast," "look," "build," "focus," "create," "work," "continue" or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements with respect to the businesses, strategies and plans of ALDW and Delek, their expectations relating to the Merger and their future financial condition and performance. ALDW and Delek caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. When considering forward-looking statements, investors should keep in mind the risk factors and other cautionary statements described in the "Risk Factors." Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

  •
  the risk that the Merger Agreement may be terminated in accordance with its terms or that the Merger may not be consummated timely or at all;

  •
  the possibility that ALDW and Delek will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by ALDW and Delek;

  •
  the diversion of management in connection with the Merger and the risk that Delek may fail to realize the benefits expected from the Merger;

  •
  the risk that Delek may be unable to achieve expected synergies from the Merger or the Delek-ALJ Merger or that it may take longer than expected to achieve those synergies;

  •
  the risk that any announcements relating to, or the consummation of or failure to consummate, the Merger could have adverse effects on the market price of Delek Common Stock or ALDW Common Units;

  •
  volatility in Delek's and ALDW's refining margins or fuel gross profit as a result of changes in the prices of crude oil, other feedstocks and refined petroleum products;

  •
  Delek's ability to execute its strategy of growth through acquisitions and the transactional risks inherent in such acquisitions;

  •
  Delek's and ALDW's assets may suffer a diminishment in fair value, which may require Delek to record a write-down or impairment;

  •
  reliability of or changes in costs to operate Delek's and ALDW's operating assets;

  •
  competition;

  •
  effects of and costs relating to compliance or failure to comply with current and future local, state and federal environmental, economic, climate change, safety, tax and other laws, policies and regulations and enforcement initiatives;

  •
  diminution in value of long-lived assets may result in an impairment in the carrying value of the assets on Delek's balance sheet and a resultant loss recognized in the statement of operations;

  •
  general economic and business conditions affecting the southern United States;

  •
  volatility under and risks relating to Delek's and ALDW's derivative instruments and hedging strategies for transactions;

  •
  deterioration of creditworthiness or overall financial condition of a material counterparty (or counterparties);

  •
  unanticipated increases in cost or scope of, or significant delays in the completion of, Delek's capital improvement and periodic turnaround projects;

  •
  risks and uncertainties with respect to the quantities, pricing, availabilities or costs of crude oil, feedstocks or refined petroleum products, including those supplied to Delek's refineries or pipelines and/or held in Delek's terminals;

  •
  operating hazards, natural disasters, casualty losses, actions of customers or competitors and other matters beyond the control of Delek and ALDW;

  •
  increases in debt levels;

  •
  changes in Delek's ability to continue to access the credit markets on terms applicable to any such financing;

  •
  compliance, or failure to comply, with restrictive and financial covenants in various debt agreements;

  •
  the inability of Delek's or ALDW's subsidiaries to freely make dividends, loans or other cash distributions to Delek or ALDW, respectively;

  •
  seasonality;

  •
  acts of terrorism aimed at either Delek's and/or ALDW's facilities or other facilities that could impair Delek's and/or ALDW's ability to produce or transport refined products or receive feedstocks; and

  •
  changes in the cost or availability of transportation for crude oil, feedstocks and refined products.

              Such factors are difficult to predict and in many cases may be beyond the control of ALDW and Delek. ALDW's and Delek's forward-looking statements are based on assumptions that ALDW and Delek, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements ALDW and Delek make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, the information contained under this heading and the information detailed in ALDW's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and its subsequent reports filed with the SEC, and in Old Delek's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and Old Delek's and Delek's subsequent reports filed with the SEC. See "Where You Can Find More Information."

              ALDW and Delek undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

WRITTEN CONSENTS OF ALDW COMMON UNITHOLDERS

ALDW Common Units Entitled to Consent and Consent Required

              Only ALDW Common Unitholders of record at the close of business on the Merger Vote Record Date of January 2, 2018 will be entitled to execute and deliver a written consent with respect to the Merger Agreement and the Merger.

Approval of the Merger Agreement and the Merger

              The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of holders of at least a majority of the outstanding ALDW Common Units.

              Pursuant to the terms of the Support Agreement, AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver the AAI Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Submission of Consents

              ALDW Common Unitholders may consent to the approval and adoption of the Merger Agreement and the Merger with respect to their ALDW Common Units by completing, dating and signing the written consent furnished with this consent statement/prospectus and returning it to ALDW.

              If you hold ALDW Common Units as of the Merger Vote Record Date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to ALDW. Once you have completed, dated and signed the written consent, you may deliver it to ALDW by faxing it to Alon USA Partners, LP, Attention: Melissa Buhrig, Secretary, at (615) 224-7937, by emailing a .pdf copy of your written consent to melissa.buhrig@delekus.com, or by mailing your written consent to Alon USA Partners, LP at 7102 Commerce Way, Brentwood, Tennessee 37027, Attention: Investor Relations. If you do not return your written consent, it will have the same effect as a vote against the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger.

              Upon the later of 20 business days after this consent statement/prospectus is sent to ALDW unitholders and the date on which a sufficient number of consents to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been received, the consent process will conclude. The delivery of the AAI Written Consent with respect to the ALDW Common Units owned by AAI adopting the Merger Agreement will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Revocation of Consents

              Your consent may be revoked at any time before the later of 20 business days after this consent statement/prospectus is sent to ALDW unitholders and the date on which the consents of a sufficient number of ALDW Common Units to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, have been delivered to the secretary of ALDW. If you wish to revoke a previously given consent before that time, you may do so by faxing such revocation to Alon USA

Partners, LP, Attention: Melissa Buhrig, Secretary, at (615) 224-7937, by emailing a .pdf copy of your written consent to melissa.buhrig@delekus.com, or by mailing your written consent to Alon USA Partners, LP at 7102 Commerce Way, Brentwood, Tennessee 37027, Attention: Investor Relations.

Expenses

              The expense of preparing, printing and mailing these consent materials is being borne one-half by ALDW and one-half by Delek.

 THE MERGER

General

              ALDW GP and Delek have agreed that Delek will acquire the outstanding ALDW Public Units by merging Merger Sub, an indirect wholly-owned subsidiary of Delek, with and into ALDW with ALDW being the surviving entity and becoming a subsidiary of Delek.

              Under the terms of the Merger Agreement, each ALDW Public Unit will be converted into the right to receive 0.4900 shares of validly issued, fully paid and non-assessable Delek Common Stock. All fractional shares of Delek Common Stock that a holder of ALDW Common Units would otherwise be entitled to receive as consideration in connection with the Merger will be aggregated and then, if a fractional share of Delek Common Stock results from that aggregation, be rounded up to the nearest whole share of Delek Common Stock and any such additional Delek Common Stock will become part of the consideration received in connection with the Merger. Any ALDW Common Units that are owned immediately prior to the Merger by ALDW will be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled ALDW Common Units. All ALDW Common Units that are not ALDW Public Units and not canceled as described in the immediately preceding sentence will, in each case, remain outstanding, unaffected by the Merger.

              The approval and adoption of the Merger Agreement and the Merger by ALDW requires the affirmative vote or consent of holders of at least a majority of the outstanding ALDW Common Units. Pursuant to the terms of the Support Agreement, AAI, which as of January 2, 2018 beneficially owned 51,000,000 ALDW Common Units representing approximately 81.6% of the outstanding ALDW Common Units, has irrevocably agreed to deliver the AAI Written Consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger, within two business days after the effectiveness of the registration statement of which this consent statement/prospectus forms a part. The delivery of the AAI Written Consent by AAI with respect to the ALDW Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

Delek's Ownership Interest in and Control of ALDW and Delek

              ALDW Public Unitholders should be aware that ALDW is controlled by Delek through Delek's 100% ownership of ALDW GP. ALDW GP owns all of the outstanding general partner interests in ALDW. As a result, Delek appoints the members of both the ALDW GP Board and the Delek Board, in each case a majority of whom are affiliated with Delek and its affiliates, and thereby could be seen as controlling all of ALDW's and Delek's decisions, other than those involving certain conflicts of interest with Delek or that require an affirmative vote of holders of the limited partner interests in ALDW pursuant to and in the percentages specified by the ALDW Partnership Agreement. In addition, Delek, through its ownership of AAI, owns approximately 81.6% of the limited partner interests in ALDW.

              Certain persons associated with Delek have a relationship with ALDW. Kevin Kremke, Chief Financial Officer and Executive Vice President of Delek, is also Chief Financial Officer, Executive Vice President and Secretary of ALDW GP. Frederec Green, Chief Operating Officer and Executive Vice President of Delek, is also Chief Executive Officer and Executive Vice President of ALDW GP. David Weissman is a member of the Delek Board and also the executive chairman of the ALDW GP Board. Certain of the foregoing persons also serve as officers, directors and/or members of the management committee of other affiliates of Delek.

Background of the Merger

              On January 3, 2017, in connection with the announcement of the Delek-ALJ Merger Agreement, Uzi Yemin, the Chairman, President and Chief Executive Officer of Delek, was asked about how the transaction between Old Delek and Alon Energy could affect ALDW. Mr. Yemin stated:

    I think that personally I do not believe in that vehicle [ALDW]. I do believe that refiners need to have a tremendous amount of liquidity, and I do believe that the variable MLP is not a great vehicle for refiners. So today we are doing the first step into simplifying our structure, by trying to combine two companies [Old Delek and Alon Energy] so now we'll have three public companies [Delek, DKL and ALDW], but the end goal is, and I want to be clear, the end goal is not to have three public companies but to have two. One, the C Corp, if you will, Delek US, and underneath it, a more traditional MLP [DKL], with which we are trying to create a fee-based fixed income vehicle. Honestly, I don't see ALDW's long-term future with us.

              On May 8, 2017, prior to the consummation of the Delek-ALJ Merger pursuant to the Delek-ALJ Merger Agreement, Old Delek held an earnings call. On this call, Mr. Yemin was again asked about Delek's plans with respect to ALDW after consummation of the Delek-ALJ Merger. Mr. Yemin stated:

    ALDW or Big Spring is a great asset. . . . ALDW, that depends on the yield, and obviously we showed the market that we are patient. So if it makes sense to our shareholders, we'll look at that. If it's not, we'll continue with the structure, and we believe that this is a very good asset. I want to be clear though. I don't believe in having 4 public companies [Old Delek, Alon Energy, DKL and ALDW] for 4 refineries. So that will need to change. But as we all said, we waited for 2 years to complete the Alon transaction. We have time and patience, and we need to make sure that we create the right value for our shareholders.

Later in the call, Mr. Yemin was asked, regarding ALDW, "If you were to take it over, would Delek have a vote on an eventual acquisition? How would the actual roll-up occur as far as the mechanics of it? Would it be up to just minorities? Or would [Delek] also have a vote on it?" Mr. Yemin responded:

    That's a legal question. I-that we will need to focus [on]. I think our board is doing that. We just don't want to take risks that are not needed. So we will look at that situation carefully as the time matures and it gets closer to doing something like that. Obviously, something like that is not feasible between now and closing. So we have time to think about that, but I do think that both options [exist].

              With the completion of the Delek-ALJ Merger, effective July 1, 2017, Delek acquired indirect ownership of 81.6% of the outstanding ALDW Common Units and 100% of the outstanding limited liability company interest in ALDW GP, giving Delek effective control over ALDW.

              In July 2017, Delek engaged Barclays Capital Inc. ("Barclays") in connection with its consideration of a potential transaction with ALDW.

              On August 3, 2017, Delek held its second quarter 2017 earnings call. On this call, Mr. Yemin was again asked about Delek's plans with respect to ALDW after consummation of the Delek-ALJ Merger. Mr. Yemin stated:

    It's too early to discuss [a timeline for the resolution of ALDW]. We're obviously looking at that. We said all along, it doesn't make sense to have 3 public companies. Or actually, it used to be 4. Now, it's 3. But also it depends on the returns. And if the ALDW [deal] doesn't make sense, we already proved to market that we can be patient. And it makes sense, obviously, to consolidate that thing, but it needs to make sense also from an economic standpoint. . . . We are doing the work that we can pull the trigger. But the trigger, it depends on the market condition. We are doing the work. But we are, obviously, not going to overpay for ALDW. So we need to be patient.

              In late August 2017, Mr. Yemin contacted members of the ALDW GP Board to discuss Delek's preliminary interest in pursuing a potential acquisition by Delek of all ALDW Public Units. Mr. Yemin did not indicate any relevant financial terms, except that stock consideration was expected to be involved. In response to this preliminary interest, Sheldon Stein, an independent member of the ALDW GP Board and a presumptive member of any conflicts committee of the ALDW GP Board to be established for purposes of evaluating a proposed transaction, contacted Houlihan Lokey to discuss Houlihan Lokey's potential engagement as financial advisor to an ALDW conflicts committee to assist such a committee in responding to any proposal received from Delek regarding a possible ALDW transaction. Subsequently, on August 25, 2017, at the direction of Delek, Barclays contacted Houlihan Lokey, and representatives of the firms had a preliminary discussion with respect to the timing of a possible offer to acquire all ALDW Public Units by Delek or one of its affiliates.

              On August 28, 2017, the ALDW GP Board convened in order to discuss Delek's preliminary interest with respect to an acquisition of all ALDW Public Units. The ALDW GP Board determined to seek "Special Approval," as defined in the ALDW Partnership Agreement, for any such transaction and, in order to provide such Special Approval if determined appropriate, to establish a conflicts committee pursuant to the ALDW Partnership Agreement consisting solely of qualified independent members of the ALDW GP Board to review any such transaction. Accordingly, the ALDW GP Board appointed Mr. Stein, Ella Ruth Gera and Eitan Raff to the ALDW GP Conflicts Committee and authorized the ALDW GP Conflicts Committee to, among other things, (a) review, evaluate and negotiate a possible transaction with Delek on behalf of ALDW and the ALDW Public Unitholders for the purpose of providing, if appropriate, Special Approval, and to recommend to the ALDW GP Board whether or not to approve the transaction and (b) engage financial, legal and other professional advisors. The ALDW GP Board also authorized compensation for the members of the ALDW GP Conflicts Committee.

              Shortly after the meeting of the ALDW GP Board was adjourned, the ALDW GP Conflicts Committee convened for the first time with Mr. Stein, Ms. Gera and Mr. Raff in attendance. At the invitation of the ALDW GP Conflicts Committee, Gardere Wynne Sewell LLP ("Gardere") attended the meeting as potential legal counsel to the ALDW GP Conflicts Committee. At the initial meeting, the committee appointed Mr. Stein as its chairman and discussed key "first impression" issues arising out of the potential transaction, including the possibility that any transaction involving an exchange of ALDW Public Units for either cash or equity interests in Delek would be expected to be a taxable transaction to ALDW Public Unitholders. The committee also discussed that Delek's current control of ALDW, as a result of the Delek-ALJ Merger, and its interest in acquiring the ALDW Public Units for purposes of consolidating ownership of the refinery assets-rather than disposing of its ownership of ALDW Common Units-meant that it was unlikely that any unaffiliated person would be interested in making a credible competing offer for ALDW and the ALDW Public Units. The committee reviewed the requirements for the independent status of each committee member as well as the applicable duties of the committee members under the ALDW Partnership Agreement and applicable law. With respect to the selection of a financial advisor, the committee authorized Gardere to negotiate the terms of Houlihan Lokey's engagement as financial advisor to the committee. Houlihan Lokey was selected based on Houlihan Lokey's experience and reputation and its familiarity with ALDW and the industry in which it operates having, among other things, provided financial advisory services to a conflicts committee of the ALDW GP Board in connection with ALDW's proposed acquisition of a refinery from Alon Energy in 2014. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. In connection with its engagement, Gardere disclosed to the committee its limited engagement on unrelated matters during the past by Delek, Alon Energy, and their subsidiaries for which the fees paid in the last five years were less than $60,000 in the aggregate. The committee discussed its belief that such limited unrelated matters and limited fees would not compromise Gardere's independence on behalf of the committee. After discussion, the ALDW GP Conflicts Committee approved the retention of Gardere, and Gardere was retained as legal counsel to the committee. The committee then discussed potential updates to the mandate and scope of authority given to it by the ALDW GP Board.

              Following the August 28, 2017 meeting of the ALDW GP Conflicts Committee, Gardere concluded that, on the basis of Mr. Raff's ownership of a small number of shares of Delek Common Stock as disclosed in an ALDW GP Board director questionnaire, Mr. Raff did not appear to be eligible to serve on the ALDW GP Conflicts Committee pursuant to the terms of the ALDW Partnership Agreement. This view was subsequently confirmed by internal counsel for the ALDW GP, who was also internal counsel to Delek, and, accordingly, Mr. Raff resigned from the committee in a follow up call with Gardere on September 3, 2017.

              On September 5, 2017, Mr. Stein and Ms. Gera, as the remaining members of the ALDW GP Conflicts Committee, and Gardere convened to review matters related to qualifications to serve on the ALDW GP Conflicts Committee (including Mr. Raff's resignation from the committee) and the timing and logistics of a potential transaction with Delek. The committee further reviewed issues relating to whether a potential transaction would be taxable. The committee also reviewed the terms of Houlihan Lokey's proposed engagement as the committee's financial advisor. In connection with its engagement, Houlihan Lokey provided the committee with a letter with respect to the relationships of Houlihan Lokey with ALDW, Delek and certain related parties during the prior two years. After reviewing the letter, the committee determined that Houlihan Lokey did not have relationships which would impair Houlihan Lokey's ability to provide the committee with objective advice regarding a potential transaction with Delek. The committee approved Houlihan Lokey's engagement, and Houlihan Lokey was retained as its financial advisor.

              Also on September 5, 2017, representatives of Houlihan Lokey contacted representatives of management of ALDW and Delek, which were comprised of the same individuals, to begin gathering information regarding ALDW and, given the possibility that shares of Delek Common Stock or other Delek securities would constitute some or all of the proposed consideration in a transaction, Delek and its subsidiaries, and on September 7, 2017, Houlihan Lokey submitted to representatives of management of ALDW and Delek a list of information regarding ALDW that it would like to review.

              On September 8, 2017, Gardere contacted internal counsel for ALDW GP, who was also internal counsel to Delek, to discuss the likelihood that the ALDW GP Conflicts Committee would request a revised expanded mandate with respect to a Delek transaction, including the right to reject any proposal and terminate discussions, and a commitment by the ALDW GP Board not to proceed with any transaction with Delek without the affirmative recommendation of the ALDW GP Conflicts Committee. Gardere and representatives of ALDW GP also discussed the due diligence process, including the identity of the ALDW and Delek management from whom information would be requested and obtained and how to ensure the reliability and promptness of the receipt of such information.

              On September 12, 2017, Houlihan Lokey submitted a list of information regarding Delek (and additional information regarding ALDW) that it would like to review to the management of ALDW and Delek, as well as Barclays.

              On September 13, 2017, representatives of Gardere and Houlihan Lokey had a call to discuss the potential tax effects of a potential transaction with Delek. Representatives of Gardere expressed the preliminary view that any consideration — whether in shares of Delek Common Stock and/or cash —

would likely be taxable to the ALDW Public Unitholders, although the tax effects would vary for each particular ALDW Public Unitholder.

              On September 14, 2017, the ALDW GP Conflicts Committee, Gardere and Houlihan Lokey held a meeting. In this meeting, the committee discussed specific revisions and updates to the ALDW GP Board resolutions for the purpose of clarifying and expanding the scope of authority of the ALDW GP Conflicts Committee. In particular, the proposed revised resolutions provided the ALDW GP Conflicts Committee with the full authority to accept or reject any proposal by Delek and to terminate discussions between ALDW and Delek. The proposed revised resolutions also made clear that the ALDW GP Board would not proceed with any transaction with Delek without an affirmative recommendation of the ALDW GP Conflicts Committee. In connection with the due diligence process, the committee discussed in detail (i) the fact that employees and representatives of ALDW who were designated to provide information concerning ALDW for due diligence and financial analysis purposes were — as a result of the principal leadership roles at ALDW GP and ALDW changing after the Delek-ALJ Merger — almost in all cases also employees of Delek and (ii) the potential conflicts and risks this dynamic potentially represented. In order to mitigate such conflicts and risks, the committee determined that confidential information regarding the committee's process and conclusions would not be provided to any such Delek employees; rather, such employees would be utilized only to facilitate the gathering of information for the committee and its advisors. The committee noted that, although it would, with the assistance of Houlihan Lokey and Gardere, consider alternatives to a transaction with Delek, including the status quo, given Delek's control of ALDW and its public statements indicating its desire to acquire the ALDW Public Units, an alternative transaction for ALDW involving a third party was unlikely.

              Following the September 14, 2017 meeting, Gardere circulated to representatives of ALDW GP for review and execution by the ALDW GP Board updated resolutions to expand the mandate of the ALDW GP Conflicts Committee. The resolutions acknowledged the resignation of Mr. Raff from the ALDW GP Conflicts Committee since its initial formation and provided the committee with (1) the exclusive authority to review and negotiate the terms and conditions of any transaction between ALDW and Delek concerning the acquisition of ALDW Public Units, including, without limitation, form of consideration and price, and to negotiate and approve all documentation relating to such transaction and (2) an express right to reject any proposal with respect to an ALDW-Delek transaction and/or to terminate (or not commence) any discussions with Delek or its affiliates and representatives in respect of a transaction. The resolutions also provided that the ALDW GP Board would not authorize or approve an ALDW-Delek transaction or submit any such transaction to ALDW Public Unitholders for their acceptance or approval (including for purposes of obtaining Special Approval under the ALDW Partnership Agreement) unless and until the ALDW GP Conflicts Committee provided the ALDW Board with its affirmative recommendation in favor of such transaction. The resolutions also set forth the applicable duties of members of the ALDW GP Conflicts Committee as set forth in the ALDW Partnership Agreement. Following its receipt of the proposed update to the committee's mandate, representatives of ALDW GP and Delek called Gardere to confirm their receipt of the resolutions and to briefly discuss timing and disclosure issues relating to a possible transaction. Delek advised Gardere that Baker Botts L.L.P. ("Baker Botts") would act as outside counsel to Delek.

              On September 18, 2017 representatives of Houlihan Lokey, as financial advisor to the ALDW GP Conflicts Committee, and Barclays and Baker Botts, as financial and legal advisors to Delek, met with Kevin Kremke, Executive Vice President and Chief Financial Officer of Delek and Executive Vice President, Chief Financial Officer and Secretary of ALDW GP, Frederec Green, Executive Vice President and Chief Operating Officer of Delek and Executive Vice President and Chief Executive Officer of ALDW GP, Assaf Ginzburg, Executive Vice President of Delek, Avigal Soreq, Executive Vice President and Chief Commercial Officer of Delek, and other representatives of the management of ALDW and Delek in Franklin, Tennessee to receive management presentations regarding ALDW and Delek. Gardere participated via telephone. The presentations lasted most of the business day. Representatives of ALDW and Delek reviewed the businesses, financial performance and projections for ALDW and Delek. In order to permit an open exchange of information without Delek's financial advisor being present, representatives of Barclays were excused from a session during which Houlihan Lokey and Gardere on behalf of the ALDW GP Conflicts Committee asked questions, specifically regarding ALDW and the process by which the financial projections for both ALDW and Delek were prepared.

              On September 19, 2017, Delek and ALDW entered into a confidentiality agreement.

              Also, on September 19, 2017, the ALDW GP Conflicts Committee, Gardere and Houlihan Lokey met to review the information provided during the management presentations the day before. In addition to the committee and its advisors, Messrs. Kremke, Green and Ginzburg and other representatives of ALDW and Delek were present, along with representatives of Baker Botts and Barclays. Representatives of the management of ALDW and Delek led the presentation and members of the committee asked various questions, including questions regarding operational issues and financial performance. Delek also reviewed certain anticipated features of a potential transaction, including its expectation that the consideration paid to acquire all ALDW Public Units would be entirely in the form of Delek Common Stock. No financial terms of a potential transaction, including any exchange ratio, were discussed in the presentation. In connection with conducting the due diligence review and its preliminary review of anticipated transaction structure, management of Delek expressed a desire to the ALDW GP Conflicts Committee for an expedited negotiation of any potential transaction proposal. In response, the committee emphasized that, while the ALDW GP Conflicts Committee would seek to move with all deliberate speed to evaluate any proposal, the committee could not commit to any particular timeframe. The ALDW GP Conflicts Committee requested that Gardere and Baker Botts confer after this meeting regarding timing and process considerations.

              Later on September 19, 2017, Gardere and Baker Botts spoke regarding timing and process considerations in respect of a potential transaction. Gardere re-emphasized that, once a formal proposal from Delek, if any, was received by the ALDW GP Conflicts Committee, Gardere expected the committee to proceed as promptly as possible to evaluate such proposal and respond to it. Gardere also stressed, however, that-in light of the committee's responsibilities and desire to negotiate a transaction that was in the best interest of the ALDW Public Unitholders-the committee would not commit to any firm timeline and would take such time as the committee determined was necessary and appropriate to conduct its evaluation and negotiate a transaction. In connection therewith, in order to set expectations as to timing and promote constructive dialogue between the parties, Gardere also provided a brief update to Baker Botts as to anticipated next steps and timing with respect to Houlihan Lokey's review of information with respect to ALDW and Delek for purposes of its financial analyses. Subsequently, Houlihan Lokey called Barclays to convey similar information.

              Subsequent to September 19 and through November 5, 2017 representatives of Houlihan Lokey held a number of follow up diligence calls with ALDW and Delek management to discuss, among other things, financial topics, third quarter performance of ALDW and Delek, and the potential sale by Delek of certain non-core assets. On a number of occasions, representatives of Barclays were present on such calls.

              On September 26, 2017, Gardere spoke with internal counsel to ALDW GP and Delek in order to request the status of the proposed resolutions updating the mandate of the ALDW GP Conflicts Committee. ALDW GP internal counsel indicated that such resolutions were acceptable to the ALDW GP Board and had been circulated to its members for formal approval by written consent.

              On September 28, 2017, the ALDW GP Conflicts Committee, Gardere and Houlihan Lokey met to further discuss the information that the ALDW GP Conflicts Committee and its advisors had received with respect to ALDW and Delek, as well as certain public trading observations with respect to ALDW and Delek. As part of its discussion, the committee, with the assistance of Houlihan Lokey, reviewed certain structural issues applicable to a potential ALDW-Delek transaction in light of the contemplated all Delek Common Stock consideration that Delek indicated it was considering on September 19, 2017, including a fixed exchange ratio construct versus a fixed value construct and the possibility of using "collars" on the exchange ratio. The committee discussed certain alternatives to a transaction with Delek, noting ALDW's limited growth prospects and yield-oriented investor base. Gardere briefly discussed with the ALDW GP Conflicts Committee the anticipated timing of the execution of the ALDW GP Board resolutions clarifying and expanding the ALDW GP Conflicts Committee's mandate. The committee also considered the engagement of Potter Anderson & Coroon, LLP ("Potter Anderson") as special Delaware counsel to the committee, based on Gardere's recommendation. The committee also noted that the members of the committee, in their role as members of the ALDW GP Board's audit committee, were discussing a change in auditors of ALDW, and that Delek was also proposing conforming the ALDW's accounting policies to those of Delek for financial reporting purposes, or pushdown accounting, for the third quarter of 2017, the first full quarter completed since the closing of Delek-ALJ Merger.

              On October 5, 2017, Gardere and internal counsel to ALDW GP and Delek held a call in which it was confirmed that all members of the ALDW GP Board had approved the resolutions to revise the mandate of the ALDW GP Conflicts Committee, and on October 10, 2017 the ALDW GP Conflicts Committee received a fully executed copy of the resolutions.

              On one or more occasions during the first two weeks of October, representatives of Houlihan Lokey, on the one hand, and either a representative of Delek or Barclays, on the other, discussed the expected timing of the delivery of a written proposal from Delek with respect to the acquisition by Delek of all ALDW Public Units. Delek and Barclays indicated that the ALDW GP Conflicts Committee should expect a proposal at some point following a scheduled meeting of the Delek Board on October 10. On such calls, both Delek and Barclays reiterated Delek's desire for an accelerated timeframe in which to conclude negotiations following delivery of the Delek proposal and acknowledged that the committee would need to take whatever time it determined was appropriate consistent with its duties under the ALDW Partnership Agreement and applicable law.

              On October 10, 2017, the Delek Board held a meeting at which the potential transaction was discussed. Representatives of Barclays, Baker Botts and Morris, Nichols, Arsht & Tunnell LLP, special Delaware counsel to Delek ("Morris Nichols"), were present at the meeting. Following the discussion, the Delek Board authorized Delek management to make a proposal to the ALDW GP Conflicts Committee and to negotiate a transaction with the ALDW GP Conflicts Committee, subject to final approval by the Delek Board.

              On October 12, 2017, having not received a proposal, the ALDW GP Conflicts Committee held a meeting with Gardere and Houlihan Lokey to discuss the anticipated timing and process for the committee to receive and review a proposal from Delek concerning the potential ALDW-Delek transaction. It was noted again that Delek had indicated its hope that the ALDW GP Conflicts Committee would be able to approve a transaction on an accelerated time frame after the committee's receipt of a formal proposal from Delek. The ALDW GP Conflicts Committee in turn reaffirmed its prior determination that, while it would work efficiently to evaluate and negotiate the terms of any such proposed transaction, it would not commit to any fixed deadline for negotiation and would take the time necessary to evaluate any proposed transaction and to negotiate terms that were in the best interests of the ALDW Public Unitholders. Information prepared by the tax advisors to ALDW and Delek regarding the estimated tax effects of a possible transaction in which the ALDW Public Unitholders would receive Delek stock on ALDW Public Unitholders was reviewed by Houlihan Lokey with the committee. The committee also discussed the manner in which pre-closing distributions to unitholders of publicly traded master limited partnerships were handled in other similar transactions.

              On October 16, 2017, after the close of the US equity markets, Mr. Yemin emailed Mr. Stein and Ms. Gera a letter from Delek addressed to the ALDW GP Conflicts Committee proposing a transaction in which a subsidiary of Delek would be merged into ALDW and each ALDW Public Unitholder would receive 0.4481 shares of Delek Common Stock in exchange for each ALDW Public Unit (the "Initial Delek Proposal"). The proposal letter with respect to the Initial Delek Proposal stated that consideration for each ALDW Public Unit implied by the exchange ratio represented a premium of approximately 2.5% to the closing price of the ALDW Common Units of $11.51 on the New York Stock Exchange on October 16, 2017. The proposal letter stated that Delek was interested only in acquiring all of the ALDW Public Units and that Delek had no interest in selling any of its or its affiliates' ALDW Common Units or interests in the ALDW GP, selling assets to ALDW or the ALDW GP or pursuing other strategic alternatives involving ALDW or ALDW GP. The proposal letter stated that conditions to the transaction were anticipated to be limited, that the vote of the ALDW Common Units owned by Delek and its affiliates would be sufficient under the ALDW Partnership Agreement for approval by ALDW Common Unitholders, that no approval of Delek's stockholders would be required for the completion of the proposed transaction, and that Delek did not expect the transaction to require any regulatory approvals other than SEC review of the registration statement on Form S-4 with respect to the shares of Delek Common Stock to be issued in the transaction and the listing of such additional shares on the NYSE. Substantially concurrently with the delivery of the proposal letter to Mr. Stein and Ms. Gera, Baker Botts emailed to Gardere the proposal letter and initial drafts of a Merger Agreement and a Support Agreement, and a representative of Delek forwarded the proposal letter to Houlihan Lokey.

              On October 17, 2017, the ALDW GP Conflicts Committee, Gardere and Houlihan Lokey met to discuss the Initial Delek Proposal. At the request of the ALDW GP Conflicts Committee, representatives of Houlihan Lokey discussed their preliminary financial analyses with respect to ALDW, Delek and the proposed transaction. Also at the request of the ALDW GP Conflicts Committee, Gardere reviewed its initial impressions of the draft agreements that accompanied the Initial Delek Proposal, including the fact that, while the draft Merger Agreement appeared to adopt a "market" approach on structure and a favorable approach as to certainty of closing, certain features were not included, such as (a) assurance that the ALDW Public Unitholders would receive the ALDW's distribution for the third quarter of 2017 and (b) any voting provisions of substance for the ALDW Public Unitholders, i.e., a "majority of the minority" vote provision. The committee, with the assistance of its legal and financial advisors, discussed that protections concerning payment of ALDW's third quarter distribution would be very important to the ALDW Public Unitholders. The committee then considered whether to request a majority of the minority voting provision. Although the committee believed such a provision could help assure that the value of the consideration in the Merger was acceptable to ALDW Public Unitholders, such an approval requirement was not required under the ALDW Partnership Agreement and the committee also noted that Delek had previously indicated that such a provision would not be acceptable given the time and inherent uncertainties involved, although the issue was not addressed in the Initial Delek Proposal. In addition, the committee discussed that such a provision would increase the time to close and hence potential uncertainty with respect to a closing. Accordingly, the committee determined not to request such a provision at such time, but would keep it under consideration if Delek proved unwilling to increase its proposed exchange ratio in favor of the ALDW Public Unitholders. The committee then further considered the engagement of Potter Anderson as Delaware legal counsel to the committee. After discussing Potter Anderson's qualification and determining that a previous engagement for a committee of the board of Alon Energy on an unrelated matter would not impair Potter Anderson's ability to serve as independent counsel to the committee, the committee reviewed and approved the recommended engagement of Potter Anderson. The committee then determined to adjourn to permit its members further time to consider the information and analyses reviewed and discussed on the call and formulate additional questions, and to provide Gardere with time to develop a more detailed "markup" of the draft Merger Agreement, with a view to reconvening the committee in person on Thursday October 19th.

              On October 19, 2017, the ALDW GP Conflicts Committee met to discuss the Initial Delek Proposal and other terms of the draft Merger Agreement. At the request of the committee, representatives of Gardere and Houlihan Lokey were also present. Houlihan Lokey reviewed and discussed its updated preliminary financial analyses with respect to ALDW, Delek and the proposed transaction. Following the discussion, the committee determined that the 0.4481 exchange ratio contemplated by the Initial Delek Proposal was inadequate and determined to make a counteroffer on price based on a fixed exchange ratio of 0.53 shares of Delek Common Stock for each ALDW Public Unit. The Committee discussed that such counterproposal level was based on its view that an exchange ratio in the range of 0.48 to 0.50 was likely to be in the best interests of ALDW Public Unitholders and that tactically it would be important to counter at a higher price. The ALDW GP Conflicts Committee instructed Houlihan Lokey to present such counteroffer to Delek. It was also discussed and agreed that Houlihan Lokey, on behalf of the committee, should make clear that protections to ensure that the ALDW Public Unitholders would receive ALDW's distribution for the third quarter of 2017 were very important to the committee.

              At the October 19, 2017 meeting, the ALDW GP Conflicts Committee and its advisors also discussed certain other terms in the proposed Merger Agreement and reviewed certain proposed comments to the draft Merger Agreement. In addition to protections with regards to ALDW distributions, the committee proposed that — in light of the conflict issues previously identified and discussed by the committee and the fact that Delek and its officers essentially "sat on both sides" for purposes of verifying representations and performing obligations for the parties under the Merger Agreement — the Merger Agreement should limit Delek's ability to assert breaches of representations and covenants. The committee reviewed that the conditions in the draft Merger Agreement to each side's obligations to close the transaction essentially amounted to the absence of a "Material Adverse Effect" on a party, and the committee discussed revisions to the "Material Adverse Effect" definition to further enhance the certainty of closing. Further, in light of Delek's control of the ALDW GP, the committee proposed clarifying its rights to enforce the Merger Agreement on behalf of ALDW and adding a requirement that it approve any waiver, amendment or termination of the Merger Agreement. The ALDW GP Conflicts Committee directed Gardere to prepare a new draft of the Merger Agreement that could be shared with Baker Botts reflecting such discussion with a view to narrowing the issues other than the exchange ratio.

              After the end of the ALDW GP Conflicts Committee meeting on October 19, 2017, Houlihan Lokey called Delek and, as directed by the ALDW GP Conflicts Committee, conveyed the committee's counterproposal of an exchange ratio of 0.53 and that the ALDW unitholders would receive a third quarter distribution determined in accordance with past practices.

              On Friday, October 20, 2017, Mr. Yemin called Mr. Stein to communicate that Delek was willing to raise the exchange ratio to 0.48 shares of Delek Common Stock for each ALDW Public Unit, but he did not have authority from the Delek Board to go higher than 0.48. Mr. Stein responded he would discuss the revised proposal with the ALDW GP Conflicts Committee and its advisors.

              Following his conversation with Mr. Yemin on October 20, 2017 and in light of Ms. Gera's unavailability until the subsequent day, Mr. Stein convened a discussion with Houlihan Lokey and Gardere to discuss Delek's oral revised proposal of an exchange ratio of 0.48. While the revised exchange ratio was viewed as constructive, in light of the relatively quick counter from Mr. Yemin on behalf of Delek, the fact that limited overall time had occurred in the negotiation process with respect to price and the fact that a price higher than the value implied by a 0.48 exchange ratio would be better for ALDW Public Unitholders in all cases, Mr. Stein, after consulting with Gardere and Houlihan Lokey, decided to make a counterproposal at an exchange ratio of 0.51. At Mr. Stein's direction on behalf of the ALDW GP Conflicts Committee, Houlihan Lokey called Barclays to acknowledge receipt of the most recent revised Delek proposal conveyed by Mr. Yemin to Mr. Stein and the committee's counterproposal of an exchange ratio of 0.51. As directed by Delek, Barclays conveyed to Houlihan Lokey that an updated written proposal letter from Mr. Yemin would be sent to members of the ALDW GP Conflicts Committee reflecting the increased exchange ratio of 0.48. This revised proposal letter, sent by email to Mr. Stein and Ms. Gera late in the afternoon of October 20, 2017, proposed a revised fixed exchange ratio of 0.48 new shares of Delek Common Stock for each issued and outstanding ALDW Public Common Unit. The letter noted that the revised proposed exchange ratio represented a premium of approximately 9.8% to the closing price of ALDW Common Units of $11.51 on the New York Stock Exchange on October 16, 2017, the date of the Initial Delek Proposal.

              On October 23, 2017, upon the direction of Delek, Barclays called Houlihan Lokey to inquire about when to expect comments to the Merger Agreement, and Gardere called Baker Botts to identify and preview the issue that-in light of the fact the same personnel would be substantially verifying representations and warranties and performing obligations on behalf of both Delek and ALDW under the Merger Agreement-the comments of the ALDW GP Conflicts Committee to the proposed Merger Agreement would provide limitations on Delek's right to assert breaches of the Merger Agreement. Gardere also discussed the importance to the ALDW GP Conflicts Committee of preserving distributions to the ALDW Public Unitholders based on a methodology for calculations of distributions that was consistent with the past practices of the ALDW GP. Later that day, Gardere emailed the proposed revised drafts of the Merger Agreement and the Support Agreement to Baker Botts, noting that the committee reserved the right to make additional comments depending on the progress of price negotiations. The revised Merger Agreement sent to Baker Botts reflected, among other things: provisions setting forth payment of a fixed amount for the ALDW third quarter distribution and clarifying that subsequent pre-closing quarterly distributions to ALDW Common Unitholders would be declared and paid in a manner consistent with past practice; limitations on Delek's rights to assert covenant breaches of the Merger Agreement by ALDW (unless directed by the ALDW GP Conflicts Committee) or breaches of ALDW's representations and warranties based on facts existing as of the execution of the Merger Agreement or which were in control of parties to the Merger Agreement; provisions to allow the ALDW GP Conflicts Committee to terminate the Merger Agreement upon the occurrence of an unforeseen intervening event that materially affected valuation; an expanded list of carve outs to the definition of "Material Adverse Effect"; the ALDW GP Conflicts Committee's exclusive right to waive conditions under, terminate or enforce the Merger Agreement; and an uncapped expense reimbursement in the event of a termination of the Merger Agreement in specified circumstances.

              On October 24, 2017, Mr. Yemin called Mr. Stein and stated that Delek was not willing to increase the fixed exchange ratio above 0.48 given Delek's recent relative performance as compared to ALDW, which Mr. Yemin said would be apparent in Delek's upcoming earnings announcement, scheduled for November 8, 2017 after the market close.

              Following Mr. Yemin's call with Mr. Stein, on October 24, 2017, the ALDW GP Conflicts Committee convened a meeting. The committee, with the assistance of Houlihan Lokey, discussed Delek's position communicated by Mr. Yemin. Houlihan Lokey confirmed that Delek had told Houlihan Lokey that management of ALDW and Delek expected that Delek's third quarter financial results and ALDW's third quarter financial results would both outperform estimates, but that Delek was outperforming more on a relative basis. The committee also discussed the appropriate response by the committee to Delek's position on the proposed exchange ratio. Given the desirability of achieving the best possible price for ALDW's Public Unitholders and because the ALDW GP Conflicts Committee was not yet in a position to fully assess how Delek's position on the companies' relative performance impacted the committee's view of value, the ALDW GP Conflicts Committee instructed Houlihan Lokey to convey to Barclays that there would be no change to its proposed exchange ratio of 0.51. Subsequent to the October 24, 2017 meeting, as directed by the ALDW GP Conflicts Committee, representatives of Houlihan Lokey called Barclays to convey the position of the committee.

              Later on October 24, 2017, Gardere, Potter Anderson, Baker Botts, Morris Nichols and Mr. Kremke held a conference call to discuss the draft of the Merger Agreement previously sent by Gardere to Baker Botts. The parties discussed the provisions permitting the ALDW GP Conflicts Committee to terminate the Merger Agreement upon the occurrence of an "intervening event," the rationale for the ALDW GP Conflicts Committee's treatment of breaches of the Merger Agreement, the requested changes in the definition of "Material Adverse Effect," the provisions added with respect to the authority of the ALDW GP Conflicts Committee to control determinations to be made by ALDW under the Merger Agreement, and the provisions addressing the period between signing and closing. With respect to the right to terminate for an "intervening event" reflected in the Merger Agreement, Baker Botts expressed the view that such a provision was not necessary in the Merger Agreement in light of the duties of the ALDW GP Conflicts Committee under the Partnership Agreement, that, in any event, if included, such a provision was typically accompanied by a significant breakup fee payable by the target company as a result of its exercise and that such a fee was impractical in the context of a ALDW-Delek transaction given Delek's ownership of 81.6% of the ALDW Common Units. In addition, Baker Botts and Gardere discussed the provisions regarding distributions to ALDW Common Unitholders, and Baker Botts expressed the view that, given the finalization of the third quarter financials for each of ALDW and Delek, the third quarter distribution should be an amount fixed at the execution of the Merger Agreement to avoid potential disputes and that Delek did not believe it was appropriate to commit to certain standards with respect to the timing or calculation of subsequent distributions if the transaction did not close before the time such distributions were regularly declared and paid.

              Later on October 24, 2017, Gardere and Baker Botts had a further discussion regarding the consent solicitation process reflected in the Merger Agreement and matters related to the registration of the shares of Delek Common Stock to be issued in the transaction under the Securities Act.

              On October 26, 2017, Baker Botts transmitted a revised draft of the Merger Agreement to Gardere. The revised draft (a) added an express representation that Delek was not aware of any breaches by the ALDW Parties as of execution of the Merger Agreement and-in lieu of provisions with respect to breaches requested by the ALDW GP Conflicts Committee-made clear that actions or omissions directed by Delek would not be deemed breaches of the Merger Agreement by the ALDW Parties, (b) eliminated ALDW's right to terminate for an "intervening event", (c) made reciprocal certain additional exceptions to the definition of a "Material Adverse Effect" requested by the ALDW GP Conflicts Committee and (d) provided for a fixed third quarter distribution to the ALDW Common Unitholders (the amount of which would be inserted into the draft following calculations in connection with ALDW's third quarter performance). Baker Botts also returned a draft of the Support Agreement, which accepted the limited comments of the ALDW GP Conflicts Committee to such agreement.

              On October 30, 2017, the ALDW GP Conflicts Committee convened a meeting at which representatives of Gardere and Houlihan Lokey were present. The meeting began with a further update from Houlihan Lokey concerning its ongoing review of information provided by the management of ALDW and Delek relating to the financial performance of Delek and ALDW over the recently completed third quarter. The committee, with the assistance of Houlihan Lokey, also discussed upcoming events that could impact the market prices of shares of Delek Common Stock and ALDW Common Units, including the earnings announcements scheduled for November 8, 2017. The ALDW GP Conflicts Committee discussed the risk that—while likely not a material risk—a meaningful improvement in Delek's share price as a result of such announcement could cause Delek to revise the exchange ratio in its favor or even delay a transaction. The committee instructed Houlihan Lokey to communicate to Barclays that the committee was standing firm with the proposed exchange ratio of 0.51. Gardere also reviewed the recent negotiations with Delek regarding the Merger Agreement. The committee discussed that Delek had accepted many of the committee's comments to the Merger Agreement in principle, including that Delek's right to assert breaches by ALDW should be circumscribed in the Merger Agreement given ALDW's controlled status, key carve outs to the "Material Adverse Effect" definition and the requirement to obtain approval of the ALDW GP Conflicts Committee for ALDW to take certain material actions under the Merger Agreement; however, Delek had rejected the "intervening event" termination right. Further, the committee concluded that, consistent with prior discussions and the committee's earlier draft, a "majority of the minority" vote provision would not be requested. The committee determined that, other than the exchange ratio, the most significant open issue in the draft Merger Agreement remained the determination of the Partnership's distribution amount for the third quarter of 2017 and the protection of distributions thereafter if the transaction did not close prior to the time such distributions were declared, and it directed Gardere to press the latter issue with Baker Botts.

              On October 30, 2017, following the meeting of the ALDW GP Conflicts Committee, Gardere and Baker Botts discussed the issue of the amount and timing of distributions to ALDW Public Unitholders in respect of periods following the third quarter. Gardere then later delivered a revised draft of the Merger Agreement reflecting the following terms, among others: (a) a provision which clarified that, if a breach of Delek's representation regarding its knowledge of ALDW breaches was itself breached, Delek would be limited in asserting the applicable ALDW breaches under the Merger Agreement, (b) certain refinements to the provisions that govern Delek's actions between signing and closing and (c) alternatives regarding distributions in respect of ALDW Common Units following the third quarter. Also on October 30, 2017, at the instruction of the committee, representatives of Houlihan Lokey contacted representatives of Barclays to communicate that the committee was standing firm with its counterproposal based on an exchange ratio of 0.51 shares of Delek Common Stock for each ALDW Public Unit.

              On November 1, 2017, Baker Botts circulated a revised Merger Agreement, substantially accepting the comments forwarded by Gardere the prior day, reflecting an exchange ratio of 0.48 and a third quarter distribution of $0.38 cents per ALDW Common Unit and providing that distributions in respect of any quarter ending December 31, 2017 or thereafter would be in an amount (x) consistent with the ALDW GP Board's existing cash distribution policy and (y) calculated in a manner substantially consistent with ALDW's past practice (including in respect of reserves for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs) and would have a record date and payment date consistent with past practice with respect to such quarter. In response to an inquiry from Baker Botts, Gardere responded that the legal terms in the Merger Agreement overall were satisfactory and further discussion was not needed between respective counsel.

              On November 2, 2017, the ALDW GP Board preliminarily approved a third quarter distribution of $0.38 per ALDW Common Unit. Following the meeting of the ALDW GP Board, the ALDW GP Conflicts Committee met to discuss the proposed ALDW-Delek transaction. Mr. Stein indicated that after the ALDW GP Board meeting, Mr. Yemin had spoken to him and reiterated that Delek could not offer a fixed exchange ratio above 0.48. The committee discussed the conversation and matter at length and, in light of the committee's view that Mr. Yemin strongly desired to reach an agreement regarding the ALDW acquisition before the announcement of Delek's and ALDW's earnings and because an increase in the exchange ratio was not expected to be a significant incremental cost for Delek (but would be a meaningful improvement in the amount of overall consideration to the ALDW Public Unitholders), the members of the committee would communicate to Mr. Yemin that the ALDW GP Conflicts Committee required an increase in the exchange ratio in order to consider recommending a transaction to the ALDW GP Board. The committee then briefly adjourned the meeting to permit Mr. Stein and Ms. Gera to contact Mr. Yemin to request an exchange ratio of 0.50. Mr. Stein and Ms. Gera then called Mr. Yemin and proposed the 0.50 exchange ratio. On the call, Mr. Yemin countered with an exchange ratio of 0.49 of a share of Delek Common Stock for each ALDW Public Unit, which counterproposal was subject to Delek Board approval. On behalf of the ALDW GP Conflicts Committee, Mr. Stein and Ms. Gera tentatively accepted a fixed exchange ratio of 0.49, subject to the committee's review of such proposal with the assistance of its legal and financial advisors and the approval of the committee.

              On November 5, 2017, the Delek Board held a meeting to discuss the status of negotiations with the ALDW Conflicts Committee and consider the terms of the proposed transaction. At the request of the Delek Board, representatives of Barclays, Baker Botts and Morris Nichols were also present. Messrs. Yemin, Kremke and Green reviewed with the Delek Board the terms of the proposed transaction, and representatives of Barclays reviewed with the Delek Board the financial terms of the proposed transaction. Following discussion, the Delek Board approved the Merger Agreement and the transactions contemplated thereby, including the Merger, with a fixed exchange ratio of 0.49, subject to the finalization of the definitive agreements.

              On November 6, 2017, the ALDW GP Conflicts Committee met to consider providing Special Approval of the ALDW-Delek transaction. At the request of the committee, Houlihan Lokey reviewed and discussed its financial analyses with respect to ALDW, Delek and the proposed Merger. Thereafter, at the request of the committee, Houlihan Lokey orally rendered its opinion to the committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the committee dated November 6, 2017), as to, as of such date, the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement. Gardere subsequently reviewed the proposed terms of the Merger Agreement and the Support Agreement. The ALDW GP Conflicts Committee (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of ALDW and the ALDW Public Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting the Special Approval), and (c) resolved to recommend to the ALDW GP Board, the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger.

              On November 7, 2017, the ALDW GP Board convened a meeting. All directors other than David Wiessman were in attendance. At the request of the ALDW GP Conflicts Committee, representatives of Gardere and Houlihan Lokey were also in attendance. At the request of the ALDW GP Board, Mr. Stein reviewed the ALDW GP Conflicts Committee's process and its recommendation as to price. The members of the ALDW GP Board asked several questions regarding the process and recommendation of the ALDW GP Conflicts Committee and the proposed resolutions of the ALDW GP Board. Based on the recommendation of the ALDW GP Conflicts Committee, the ALDW GP Board then (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interest of ALDW and the ALDW Public Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, including the Merger and (c) directed that the Merger Agreement be submitted to a vote of the ALDW Common Unitholders and authorized the ALDW Common Unitholders to act by written consent pursuant to Section 13.11 of the ALDW Partnership Agreement in respect of such vote. The ALDW GP Board also approved certain other resolutions relating to matters called for under the Merger Agreement. Such approval was made subject to the finalization of the definitive agreements.

              On November 7 and 8, 2017, ALDW GP finalized the financial results for the third quarter. In connection with that process, ALDW GP recalculated ALDW's available cash and determined that available cash was sufficient to pay a distribution of $0.43 per ALDW Common Unit. Such revised third quarter distribution was reflected in an update to the draft Merger Agreement.

              On November 8, 2017, the Delek Parties and the ALDW Parties executed the Merger Agreement and announced the transaction pursuant to a joint press release.

Recommendation of the ALDW GP Conflicts Committee and the ALDW GP Board

              The ALDW Conflicts Committee consists of two independent directors: Sheldon Stein (Chairman) and Ella Ruth Gera. The ALDW GP Board authorized the ALDW GP Conflicts Committee to, among other things, review, evaluate and negotiate the proposed Merger on behalf of ALDW and the ALDW Public Unitholders for the purpose of providing, if appropriate, "Special Approval" pursuant to Section 7.9(a) of the ALDW Partnership Agreement and to evaluate the terms and conditions, and determine the advisability of, the Merger, and to make a recommendation to the ALDW GP Board whether to approve the Merger.

              The ALDW Conflicts Committee retained Gardere as its legal counsel, Potter Anderson as its special Delaware counsel and Houlihan Lockey as its financial advisor, each of which the ALDW GP Conflicts Committee believed would be able to provide objective advice regarding a potential transaction with Delek. The ALDW GP Conflicts Committee, with the assistance of its financial and legal advisors, reviewed and evaluated ALDW, Delek and the proposed Merger, considered withholding Special Approval and maintaining the status quo, and conducted extensive negotiations with representatives from ALDW and Delek with respect to the Merger Agreement and other related agreements.

              The ALDW GP Conflicts Committee considered the benefits of the Merger Agreement, the Merger and the related transactions as well as the associated risks and, by unanimous vote at a meeting held on November 6, 2017, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are in the best interests of ALDW and the ALDW Public Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger (such approval constituting "Special Approval" as defined in the ALDW Partnership Agreement), and (iii) recommended the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, to the ALDW GP Board.

              Taking into consideration such approval and recommendation, at a meeting duly called and held on November 6, 2017, the ALDW GP Board (i) deemed it advisable and in the best interests of ALDW and the ALDW Public Unitholders that ALDW enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the transaction contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to a vote of the ALDW Common Unitholders and (vi) authorized the ALDW Common Unitholders to act by written consent without a meeting in connection with consenting to the Merger Agreement and the transactions contemplated thereby, including the Merger.

Recommendation Factors

              Under the ALDW Partnership Agreement, whenever ALDW GP makes a determination or takes any other action in its capacity as the general partner of ALDW, ALDW GP must make such determination or take such other action in good faith and is not subject to any other or different standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In order for a determination or other action to not be deemed be in "good faith" for purposes of the ALDW Partnership Agreement, ALDW GP must believe that the determination or other action was adverse to the interests of ALDW. Nothing in this consent statement/prospectus or the actions or determinations of ALDW GP, the ALDW GP Board, or the ALDW GP Conflicts Committee described in this consent statement/prospectus should be read to mean that ALDW GP, the ALDW GP Board or the ALDW GP Conflicts Committee have assumed any obligations to ALDW or its limited partners (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist pursuant to the ALDW Partnership Agreement. You are urged to read the full text of the ALDW Partnership Agreement, which is incorporated by reference into this consent statement/prospectus. See "Where You Can Find More Information."

              The ALDW GP Conflicts Committee viewed the following factors as generally positive or favorable in reaching its determinations and recommendation with respect to the Merger (the order of which does not necessarily reflect their relative significance):

•
The exchange ratio of 0.49 of a share of Delek Common Stock for each outstanding ALDW Public Unit represents an implied value of $13.56 based upon the closing price of shares of Delek Common Stock and ALDW Common Units on November 3, 2017, and represents an implied premium of approximately (a) 3.0% to the closing price of ALDW Common Units on November 3, 2017 and (b) 41.2% to the closing price of $9.60 on December 30, 2016 (the last trading day prior to the first time Delek publicly announced its intention on January 3, 2017 to acquire the ALDW Public Units).

•
The exchange ratio of 0.49 of a share of Delek Common Stock for each outstanding ALDW Public Unit represents an implied premium of approximately (a) 19.9% to the 10-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on December 30, 2016, (b) 18.7% to the 20-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on December 30, 2016 and (c) 14.9% to the 30-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on December 30, 2016.

•
The exchange ratio of 0.49 of a share of Delek Common Stock for each outstanding ALDW Public Unit represents an implied premium of approximately (a) 3.6% to the 10-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on November 3, 2017, (b) 5.7% to the 20-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on November 3, 2017 and (c) 6.8% to the 30-trading day volume-weighted average ratio of ALDW Common Units to shares of Delek Common Stock for the period ended on November 3, 2017.

•
The exchange ratio of 0.49 of a share of Delek Common Stock for each outstanding ALDW Public Unit is near the high end of the range of implied exchange ratios (Delek Common Stock for ALDW Public Unit) since December 30, 2016 of between 0.37 and 0.52 and the average exchange ratio of 0.43 for the period from December 30, 2016 through November 3, 2017.

•
The exchange ratio is fixed and, therefore, the implied value of the consideration payable to ALDW Public Unitholders will increase in the event that, prior to the closing of the Merger, the market price of Delek Common Stock increases.

•
The Merger is expected to provide ALDW Public Unitholders with equity ownership in an entity which, relative to ALDW, has (a) a more diversified portfolio of assets, (b) greater opportunities to enhance growth, profit margins and equity holders' returns and (c) a more flexible capital allocation program and lower cost of capital to invest in value-enhancing growth opportunities.

•
The Merger is also expected to provide ALDW Public Unitholders, through their ownership of Delek common stock, the ultimate control party of ALDW, the opportunity to participate more directly in the anticipated benefits and synergies of the recent Delek-ALJ Merger, including, but not limited to, $85 million to $105 million in announced annual run rate synergies projected to be achieved by 2018 relating to procurement efficiencies, resource-sharing, consolidation of corporate functions and cost of capital efficiencies.

•
The Merger is expected to generate various synergies which, if they occur, will benefit ALDW Public Unitholders through their ownership of Delek common stock, including (a) an improved cost of capital, (b) the elimination of public company expenses of ALDW and (c) Delek's potential to unlock value in ALDW assets through the drop down of such assets to DKL.

•
The ALDW business involves certain key risks and uncertainties on a stand-alone basis, which may limit distributions or result in highly variable distributions to ALDW Common Unitholders. These risks include (a) ALDW being a single asset business tied to commodities prices and susceptible to business disruption and (b) ALDW having potentially material contingent obligations, including future payments in connection with (i) the Consent Decree resolving alleged violations at ALDW refinery assets of the Federal Clean Air Act and (ii) commitments in respect of Renewable Identification Numbers (RINs), tradeable credits used to demonstrate compliance with renewable fuel standard (RFS) requirements of the U.S. Environmental Protection Agency.

•
Delek management has recently indicated that it is unlikely to pursue drop down transactions with ALDW, further curtailing growth opportunities for ALDW.

•
The Merger will eliminate the potential for conflicts of interest between Delek, the ultimate control party of ALDW through the ALDW GP, and ALDW.

•
Delek's status as a corporation and its size following the Merger is expected to provide a number of benefits relative to ALDW's master limited partnership ("MLP") structure, including that (a) corporations attract a broader set of investors as compared to MLPs because certain types of institutional investors face prohibitions or limitations on investing in entities other than corporations, (b) Delek can pursue acquisition targets that may not have been available to ALDW because MLPs, in order to retain their tax status, may only own assets that generate sufficient qualifying income, (c) ALDW Public Unitholders would have enhanced voting and other rights as shareholders of a corporation as opposed to unitholders of an MLP controlled exclusively by a general partner and (d) the directors of a corporation, as compared to the general partner of an MLP, are generally subject to a higher standard of care in respect of the interests of its public shareholders than an MLP.

•
The average trading volume of shares of Delek Common Stock is approximately 7x greater than that of ALDW Common Units on a number of shares or units traded basis and approximately 16x greater on a dollar traded basis based on the 30 day trading period as of November 3, 2017, implying that ALDW Public Unitholders will have significantly greater liquidity via owning shares of Delek Common Stock.

•
Variable distribution MLPs such as ALDW have a limited universe of investors and are increasingly out of favor in the equity market, potentially further depressing valuations and liquidity (it is notable, the committee believes, CVR Refining, LP is the only other publicly traded refinery variable distribution MLP).

•
The ALDW GP Conflicts Committee selected and retained its own legal and financial advisors with substantial knowledge and experience with respect to public merger and acquisition transactions and MLPs and ALDW's industry generally.

•
The financial analyses reviewed by Houlihan Lokey with the ALDW GP Conflicts Committee as well as the oral opinion of Houlihan Lokey rendered to the ALDW GP Conflicts Committee on November 6, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the ALDW GP Conflicts Committee dated November 6, 2017), as to, as of such date, the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.

•
The terms and conditions of the Merger were determined through arms-length negotiations between the ALDW GP Conflicts Committee with the assistance of its legal and financial advisors, on the one hand, and Delek and its representatives and advisors, on the other hand.

•
In the ALDW GP Conflict Committee's judgment, the exchange ratio and the other terms and conditions set forth in the Merger Agreement, including the following, were the best terms to which Delek was willing to agree:

o
Limited Conditions to the Merger - the fact that Delek's obligation to close the Merger is subject to a limited number of conditions, including (a) mutual conditions such as (i) delivery of consent statement/prospectus to holders of ALDW Common Units at least 20 business days prior to the closing of the Merger and (ii) the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part and (b) the "bringdown" of ALDW's representations and warranties, which are subject in nearly all cases to a "Material Adverse Effect" standard.

o
Definition of "Material Adverse Effect" - the fact that the definition of "Material Adverse Effect" contains a number of exceptions that may not be taken into account in determining whether there has been a "Material Adverse Effect" on ALDW (except in certain cases if the impact is materially disproportionate to the adverse impact on similarly situated parties), including changes in the market price or trading volume of the ALDW Common Units, changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities), any legal proceedings commenced or threatened by or involving ALDW or any of its subsidiaries or any current or former equityholder thereof arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement or the failure of ALDW to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period.

o
Knowledge or Direction of ALDW Breaches by Delek Carved Out - the fact that (a) Delek and its affiliates have represented that Delek is not aware of any breach of representations or warranties by ALDW as of the execution of the Merger Agreement and that, if such representation by Delek as to its knowledge of breaches is inaccurate, Delek cannot assert the applicable breach by ALDW as a failure of a condition to Delek's obligations to consummate the Merger and (b) Delek cannot assert any breaches of covenants of the Merger Agreement by ALDW if the applicable actions or omissions were taken at the direction of or on behalf of Delek or its representatives.

o
Distributions - the fact that Delek committed to make distributions to ALDW Common Unitholders (a) in respect of the quarter ended September 30, 2017, in the amount of $0.38 (which amount was subsequently revised before execution of the Merger Agreement to $0.43) per ALDW Common Unit and (b) if the effective time of the Merger has not occurred prior to the record date (the timing of which will be consistent with ALDW's past practice) for distributions in respect of any quarter ending December 31, 2017 or thereafter, then for, any such quarter, in an amount (x) consistent with the ALDW GP Board's existing cash distribution policy and (y) calculated in a manner substantially consistent with ALDW's past practice (including in respect of reserves for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs), and with a record date and a payment date consistent with past practice with respect to such quarter.

  o
  Interim Business Restrictions - the fact that there are essentially no restrictions on the conduct of the business of ALDW following the execution of the Merger Agreement and pending the closing of the Merger and that Delek has agreed not to take certain material actions, including paying dividends other than regular quarterly cash dividends or actions that could adversely affect Delek Common Stock.

  o
  Enforcement - the fact that consents, waivers, amendments or modifications in the Merger Agreement and decisions or determinations by ALDW to (y) terminate the Merger Agreement pursuant to the termination provisions set forth therein or (z) enforce the Merger Agreement, may be granted, taken, made or directed by the ALDW GP Conflicts Committee (without the need to obtain any further approval of the ALDW GP Board) and in all cases require the approval of the ALDW GP Conflicts Committee.

•
The likelihood that Delek would complete the Merger in timely fashion, given, among other things, (a) the strength and stability of Delek's business, (b) the limited conditions to the closing of the Merger, (c) the absence of any required regulatory approvals and (d) the limited procedural and equityholder approval requirements for completion, including the fact that (i) the approval of ALDW Common Units held by AAI would be sufficient for approval of the transaction under the ALDW Partnership Agreement, (ii) AAI entered into the Support Agreement pursuant to which it irrevocably agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger and (iii) the absence of any corresponding vote of Delek Stockholders on the transaction.

•
The ALDW GP Conflicts Committee's belief that there are limited viable alternative transactions for ALDW in lieu of a transaction with Delek, in light of the controlling position of Delek through the indirect ownership of ALDW GP and 81.6% of the ALDW Common Units, and Delek's stated unwillingness to sell its ownership of ALDW GP and its ALDW Common Units.

•
The ALDW GP Conflicts Committee believes a number of factors relating to procedural safeguards were positive with respect to the fairness of the Merger Consideration to the ALDW Public Unitholders, including:

o
The ALDW GP Conflicts Committee consists of two directors who are independent of Delek and its affiliates and satisfy the requirements to serve on the ALDW GP Conflicts Committee under the ALDW Partnership Agreement.

o
Other than (a) the committee fees for serving on the ALDW GP Conflicts Committee received by or payable to them of an aggregate of $78,000 (through November 8, 2017) and which are not contingent upon the consummation of the Merger and (b) customary D&O insurance coverage, none of the ALDW GP Conflicts Committee members has interests in the Merger different from, or in addition to, those of the ALDW Public Unitholders.

o
The ALDW GP Conflicts Committee affirmatively proposed and received an enlarged scope of authority from the ALDW GP Board, including the authority to review, evaluate and negotiate the terms and conditions of the Merger and determine whether the Merger was in the best interest of ALDW Public Unitholders and the right not to commence, or to terminate at any time, discussions with Delek with regards to a potential transaction.

  o
  The ALDW GP Board resolved not to approve the Merger (or any transaction with Delek) without the prior approval and affirmative recommendation of the ALDW GP Conflicts Committee.

  o
  The ALDW GP Conflicts Committee was advised by Gardere and Potter Anderson as its legal counsel and Houlihan Lokey as its financial advisor, each of whom the ALDW GP Conflicts Committee believed would provide it with objective advice regarding a potential transaction with Delek.

  o
  The ALDW GP Conflicts Committee, with the assistance of its legal and financial advisors, engaged in active negotiations with Delek and its representatives regarding the Merger Consideration and the other terms of the Merger Agreement.

              The ALDW GP Conflicts Committee viewed the following factors as generally negative in arriving at its determinations and recommendation with respect to the Merger (the order of which does not necessarily reflect their relative significance):

•
The Merger will be a taxable transaction to ALDW Public Unitholders generally for U.S. federal income tax purposes, but ALDW Public Unitholders will not receive any cash in the Merger that they can use to satisfy tax obligations resulting from the Merger.

•
Following the Merger, Delek's income of the resulting combined entity will be subject to double taxation (at the Delek company and stockholder levels) for U.S federal income tax purposes, while ALDW's income is currently subject to only one level of taxation (at the ALDW Common Unitholder level).

•
ALDW Public Unitholders will receive Delek Common Stock that is expected to pay a lower dividend as compared to the historical annualized and expected annualized distribution on the ALDW Common Units for the foreseeable future, and any such dividends will be determined by the Delek Board on an entirely discretionary basis.

•
Ownership of Delek Common Stock could expose ALDW Public Unitholders to certain incremental business risks that they do not have as owners of ALDW Common Units, including (a) the challenges and uncertainties associated with the integration into Delek of Alon Energy, (b) Delek's challenges in implementing a growth program at its Krotz Springs refinery and (c) persisting business challenges at Delek's El Dorado and Tyler refineries.

•
The exchange ratio is fixed and, therefore, the implied value of the consideration payable to ALDW Public Unitholders will decrease in the event that, prior to the closing of the Merger, the market price of Delek Common Stock decreases.

•
The risks that the potential benefits of the transaction, including synergies between Delek and ALDW and anticipated value enhancing growth opportunities that underpin the rationale for the transaction for ALDW Public Unitholders, may not be achieved.

•
ALDW Public Unitholders will be foregoing the potential benefits of having concentrated exposure to the performance of ALDW's refinery assets which benefit from recent market conditions (favorable "crack spread" and Midland differential patterns) and the potential for further upside in crack spreads relative to recent levels.

•
Certain provisions of the Merger Agreement, including:

o
No "Fiduciary Out" - The absence of any right for the ALDW GP Board to pursue or enter into any alternative transaction for ALDW that may arise or in the event that an intervening event were to reveal or result in a substantial increase in the value of ALDW.

o
Interim Business Restrictions on Delek - The limited pre-closing restrictions on Delek with regard to its business, despite ALDW Public Unitholders receiving shares of Delek Common Stock in the Merger, the value of which will reflect changes in such business.

•
The ALDW GP Conflicts Committee also considered certain procedural safeguards that it believes were and are not present, including the fact that:

o
No appraisal rights are available to ALDW Public Unitholders in connection with the Merger or the other transactions contemplated by the Merger Agreement.

o
Although the Merger requires the approval of majority of the ALDW Common Units, there is no condition that a majority of the ALDW Public Unitholders support the Merger through a vote (a so-called "majority of the minority" vote).

o
The ALDW GP Conflicts Committee was not authorized to, and did not, conduct an auction process or other solicitation of interest from third parties for a strategic transaction involving ALDW.

o
While no specific issues came to the attention of the ALDW GP Conflicts Committee with respect to information it was provided, the ALDW GP Conflicts Committee was aware that Delek, as the control party of ALDW GP, controlled the delivery and presentation of information the committee received for purposes of evaluating the Merger and the fairness of the Merger Consideration to the ALDW Public Unitholders.

o
The fact that the ALDW GP's executive officers and directors may have interests in the transaction that are different from, or in addition to, those of the ALDW Public Unitholders.

•
The risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger that may result in significant costs and diversion of management focus.

•
The risk that the Merger may not be completed in a timely manner or that the Merger may not be consummated as a result of the failure to satisfy the conditions contained in the Merger Agreement.

              In view of the variety of factors and the quality and amount of information considered, the ALDW GP Conflicts Committee did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall analysis of the Merger. The individual members of the ALDW GP Conflicts Committee may have given different weight to different factors.

              The explanation of the reasoning of the ALDW GP Conflicts Committee and certain information above are forward-looking in nature and, therefore, the information should be read in light of the factors discussed in the sections entitled "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors."

              In reaching its conclusions regarding the Merger, the ALDW GP Board not only considered the process by which the ALDW GP Conflicts Committee made its recommendation but also considered the matters described above and considered by the ALDW GP Conflicts Committee. As in the case of the ALDW GP Conflicts Committee, in view of the variety of factors and the quality and amount of information considered, the ALDW GP Board as a whole did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination but conducted an overall review of the Merger. Individual members of the ALDW GP Board may have given different weight to different factors.

Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties

              The approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by the members of the ALDW GP Conflicts Committee constitutes "Special Approval" under the ALDW Partnership Agreement. Under Section 7.9(c) of the ALDW Partnership Agreement, whenever a potential conflict of interest exists, such as consideration of the Merger Agreement and the transactions contemplated thereby, including the Merger, any resolution or course of action by ALDW GP or its affiliates in respect of such conflict of interest will be permitted and deemed approved by ALDW, all of the partners of ALDW, each person who acquires an interest in an ALDW Partnership Interest (as defined in the ALDW Partnership Agreement) and each other person who is bound by the ALDW Partnership Agreement, and shall not constitute a breach of the ALDW Partnership Agreement, of any agreement contemplated therein, or of any fiduciary or other duty existing at law, in equity or otherwise or obligation of any type whatsoever, if the resolution or course of action is approved by Special Approval, namely approval by a majority of the members of the ALDW GP Conflicts Committee.

              Under Section 7.10(b) of the ALDW Partnership Agreement, any action taken or omitted to be taken by ALDW GP in reliance upon the advice or opinion of an investment banker, among others, as to matters reasonably believed to be in such person's professional or expert competence shall be "conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion."

Opinion of the Financial Advisor to ALDW GP Conflicts Committee

              On November 6, 2017, Houlihan Lokey orally rendered its opinion to the ALDW GP Conflicts Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the ALDW GP Conflicts Committee dated November 6, 2017), as to, as of November 6, 2017, the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement.

              Houlihan Lokey's opinion was directed to the ALDW GP Conflicts Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of ALDW Common Units, other than the Excluded Holders, of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this consent statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix B to this consent statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this consent statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the ALDW GP Conflicts Committee, the ALDW GP Board, ALDW GP, any security holder of ALDW or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

              In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:

  1.
  reviewed a draft, received by Houlihan Lokey on November 6, 2017, of the Merger Agreement;

  2.
  reviewed certain publicly available business and financial information relating to ALDW and Delek that Houlihan Lokey deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of ALDW and Delek made available to Houlihan Lokey by ALDW and Delek, including (a) financial projections (and adjustments thereto) prepared by or discussed with the management of ALDW and Delek relating to ALDW for the fiscal years ending December 31, 2017 through December 31, 2022 (the "ALDW Projections"), (b) financial projections (and adjustments thereto) prepared by or discussed with the management of ALDW and Delek relating to Delek for the fiscal years ending December 31, 2017 through December 31, 2022 giving effect to potential contributions of assets by Delek or certain of its subsidiaries to DKL, an affiliate of Delek, in exchange for cash and limited partnership interests in DKL (the "Potential Drop-Down Transactions") currently contemplated by Delek (the "Delek Projections Including Potential Drop-Down Transactions"), (c) financial projections (and adjustments thereto) prepared by or discussed with the management of ALDW and Delek relating to Delek for the fiscal years ending December 31, 2017 through December 31, 2022 that do not give effect to the Potential Drop-Down Transactions (the "Delek Projections Excluding Potential Drop-Down Transactions" and, together with the Delek Projections Including Potential Drop-Down Transactions, the "Delek Projections"), and (d) certain financial and operating estimates and assumptions prepared by or discussed with the management of ALDW and Delek for the period following the ALDW Projections and the Delek Projections (the "Terminal Period") including such management's estimates and assumptions regarding certain financial and operating data for the refineries of ALDW and Delek including, among other things, benchmark crack spreads, expected capture rates, normalized throughputs, normalized operating expenses and normalized capital expenditures for the Terminal Period (collectively, the "Terminal Period Assumptions");

  4.
  spoke with certain members of the management of ALDW and Delek and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of ALDW and Delek, the Merger and related matters;

  5.
  compared the financial and operating performance of ALDW and Delek with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

  6.
  reviewed publicly available information on benchmark crack spreads for the refineries of ALDW and Delek including historical and future estimates of such crack spreads;

  7.
  reviewed the current and historical market prices for certain of ALDW's and Delek's publicly traded securities; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

              Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of ALDW and Delek advised Houlihan Lokey, and Houlihan Lokey assumed, that (a) the ALDW Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of ALDW, (b) the Delek Projections Including Potential Drop-Down Transactions were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Delek giving effect to the Potential Drop-Down Transactions, (c) the Delek Projections Excluding Potential Drop-Down Transactions were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of Delek without giving effect to the Potential Drop-Down Transactions, and (d) the Terminal Period Assumptions were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to such financial and operating estimates and assumptions for the refineries of ALDW and Delek for the Terminal Period. Management of ALDW and Delek also advised Houlihan Lokey, and Houlihan Lokey assumed, that (a) the ALDW Projections and the Delek Projections reflected certain cost savings, operating efficiencies, and other synergies expected by such management to result from Delek's acquisition of Alon Energy, the closing of which was announced on June 30, 2017 and became effective July 1, 2017 (the "Prior Transaction Synergies"), and (b) the ALDW Projections and the Delek Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the Prior Transaction Synergies, including, without limitation, the allocation of the Prior Transaction Synergies as between ALDW and Delek. For purposes of its analyses and opinion, at the ALDW GP Conflicts Committee's direction, Houlihan Lokey assumed that the Prior Transaction Synergies would be realized in the amounts and at the time periods indicated by the ALDW Projections and the Delek Projections. Houlihan Lokey expressed no view or opinion with respect to the ALDW Projections, the Delek Projections, the Terminal Period Assumptions, the Prior Transaction Synergies or the respective assumptions on which they were based. At the ALDW GP Conflicts Committee's direction, Houlihan Lokey used and relied upon the ALDW Projections, the Delek Projections Excluding Potential Drop-Down Transactions and the Terminal Period Assumptions for purposes of its analyses and opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of ALDW or Delek since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading. With the ALDW GP Conflicts Committee's consent, Houlihan Lokey also relied upon and assumed that (a) the supply and off-take agreements with J. Aron & Company to which ALDW and Delek are parties would not be terminated and would be extended or renewed indefinitely on terms substantially identical to the current terms thereof, (b) Delek's AltAir/Paramount, Bakersfield and Long Beach California facilities (collectively, the "Idle Refineries") had, and whenever sold would have, a value that exceeds the amount of any contingent liabilities associated with such refineries, (c) Delek would be able to obtain the tax credits for which it had or intended to apply as provided to Houlihan Lokey by the management of ALDW and Delek, and (d) there would be no change in the laws or regulations applicable to the blending of renewable fuels or the purchase of renewable fuel identification numbers that would be material to its analyses or opinion.

              Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of ALDW or Delek, or otherwise have an effect on the Merger, ALDW or Delek or any expected benefits of the Merger that would be material to its analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.

              Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of ALDW, Delek or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which ALDW or Delek was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which ALDW or Delek was or may have been a party or was or may have been subject, including, without limitations, any contingent liabilities that could be associated with the Idle Refineries.

              Houlihan Lokey was not requested to, and did not, initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, businesses or operations of ALDW or any other party, or any alternatives to the Merger. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. In addition, as the ALDW GP Conflicts Committee was aware, future commodity prices and other factors associated with the oil and gas industry, including crack spreads, are subject to significant uncertainty and volatility and, if different than assumed, could have a material impact on Houlihan Lokey's analyses and opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion, including potential changes in U.S. trade, environmental and tax laws, regulations and government policies and the enforcement thereof as has been or may be proposed by parts of the federal government. Houlihan Lokey did not express any opinion as to what the value of Delek Common Stock actually would be when issued pursuant to the Merger or the price or range of prices at which ALDW Common Units or Delek Common Stock might be purchased or sold, or otherwise be transferable, at any time. Houlihan Lokey assumed that the shares of Delek Common Stock to be issued in the Merger to the holders of ALDW Common Units would be listed on the New York Stock Exchange.

              Houlihan Lokey's opinion was furnished for the use of the ALDW GP Conflicts Committee (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Under the terms of Houlihan Lokey's engagement by the ALDW GP Conflicts Committee, ALDW agreed that Houlihan Lokey was acting as an independent contractor and that Houlihan Lokey was not acting as an agent or fiduciary of the ALDW GP Conflicts Committee, ALDW, ALDW GP, the security holders or creditors of ALDW or any other person or entity in connection with its engagement. Houlihan Lokey's opinion was not intended to be, and did not constitute, a recommendation to the ALDW GP Conflicts Committee, the ALDW GP Board, ALDW GP, any security holder of ALDW or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

              Houlihan Lokey's opinion only addressed the fairness, from a financial point of view, to the holders of ALDW Common Units other than the Excluded Holders of the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the ALDW GP Conflicts Committee, the ALDW GP Board, ALDW GP, ALDW, Delek, their respective security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Exchange Ratio to the extent expressly specified in its opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of ALDW, Delek or any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that may be available to ALDW, Delek or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of ALDW's, Delek's or any other party's security holders or other constituents vis-à-vis any other class or group of ALDW's, Delek's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not ALDW, Delek, their respective security holders or any other party was receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of ALDW, Delek or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the ALDW GP Conflicts Committee, on the assessments by the ALDW GP Conflicts Committee, the ALDW GP Board, ALDW GP, ALDW, Delek and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to ALDW, Delek and the Merger or otherwise.

              In preparing its opinion to the ALDW GP Conflicts Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

              In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in Houlihan Lokey's analyses for comparative purposes is identical to ALDW or Delek and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the ALDW Projections and the Delek Projections and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of ALDW and Delek. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

              Houlihan Lokey's opinion was only one of many factors considered by the ALDW GP Conflicts Committee in evaluating the Merger. Neither Houlihan Lokey's opinion nor its analyses were determinative of the Exchange Ratio or of the views of the ALDW GP Conflicts Committee with respect to the Merger or the Exchange Ratio. The type and amount of consideration payable pursuant to the Merger Agreement were determined through negotiation between the ALDW GP Conflicts Committee and Delek, and the decision to enter into the Merger Agreement was solely that of the ALDW GP Conflicts Committee and the ALDW GP Board.

Financial Analyses

              The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the ALDW GP Conflicts Committee on November 6, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

              For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value — generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

  •
  Adjusted EBITDA — generally, the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items and, in the case of Delek, also adjusted (i) to include earnings in non-consolidated joint ventures attributable to Delek and (ii) to exclude EBITDA in ALDW and DKL attributable to minority interests.

              Unless the context indicates otherwise, enterprise values used in the selected companies analysis described below were calculated using the closing price of the common stock or units of the selected companies listed below as of November 3, 2017, the estimates of future financial performance of ALDW and Delek relied upon for the financial analyses described below were based on the ALDW Projections and the Delek Projections Excluding Potential Drop-Down Transactions, and the estimates of the future financial performance of the selected companies listed below were based on publicly available consensus research analyst estimates for those companies.

              Selected Companies Analysis.   Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•
Enterprise value as a multiple of estimated adjusted EBITDA for ALDW and Delek's next fiscal year, or "NFY (2017E) Adjusted EBITDA";

•
Enterprise value as a multiple of estimated adjusted EBITDA for the year following ALDW and Delek's next fiscal year, or "NFY + 1 (2018E) Adjusted EBITDA"; and

•
Enterprise value as a multiple of estimated adjusted EBITDA for ALDW and Delek's next fiscal year following NFY + 1, or "NFY + 2 (2019E) Adjusted EBITDA."

              The selected companies for ALDW and corresponding multiples were:

Enterprise Value to Adjusted EBITDA

	NFY (2017E)	NFY + 1 (2018E)	NFY + 2 (2019E)
Refining MLPs
CVR Refining, LP	5.2x	5.3x	5.4x
C-Corp Refiners
Andeavor	9.1x	7.3x	6.9x
Holly Frontier Corporation	8.4x	7.3x	6.8x
Marathon Petroleum Corporation	8.4x	7.7x	7.8x
Par Pacific Holdings, Inc.	9.0x	7.8x	5.1x
PBF Energy Inc.	7.6x	5.8x	5.7x
Phillips 66	10.6x	8.9x	8.1x
Valero Energy Corporation	7.2x	6.3x	6.3x

              ALDW.    Taking into account the results of the selected companies analysis for ALDW, Houlihan Lokey applied multiple ranges of 4.00x to 5.00x to ALDW's NFY (2017E) Adjusted EBITDA, 4.00x to 5.00x to ALDW's NFY + 1 (2018E) Adjusted EBITDA and 4.50x to 5.50x to ALDW's NFY + 2 (2019E) Adjusted EBITDA. The selected companies analysis indicated implied value reference ranges per ALDW Common Unit of $12.64 to $16.07 based on the NFY (2017E) Adjusted EBITDA multiple, $12.38 to $15.76 based on the NFY + 1 (2018E) Adjusted EBITDA multiple and $11.32 to $14.08 based on the NFY + 2 (2019E) Adjusted EBITDA multiple.

              The selected companies for Delek and corresponding multiples were:

Enterprise Value to Adjusted EBITDA

	NFY (2017E)	NFY + 1 (2018E)	NFY + 2 (2019E)
Refining Companies
Andeavor	9.1x	7.3x	6.9x
CVR Refining, LP	5.2x	5.3x	5.4x
HollyFrontier Corporation	8.4x	7.3x	6.8x
Marathon Petroleum Corporation	8.4x	7.7x	7.8x
Par Pacific Holdings, Inc.	9.0x	7.8x	5.1x
PBF Energy Inc.	7.6x	5.8x	5.7x
Phillips 66	10.6x	8.9x	8.1x
Valero Energy Corporation	7.2x	6.3x	6.3x
Logistics MLPs
Andeavor Logistics LP [1]	11.5x	8.4x	7.7x
Blueknight Energy Partners, L.P.	10.7x	9.8x	9.2x
Holly Energy Partners, L.P. [1]	11.6x	10.2x	10.0x
NuStar Energy L.P.	11.4x	9.9x	8.8x
PBF Logistics LP	10.0x	8.2x	6.4x
Transmontaigne Partners L.P.	9.5x	9.2x	8.4x
Valero Energy Partners LP	11.3x	8.4x	6.5x
Retail & Marketing Companies
Alimentation Couche-Tard Inc.	14.5x	12.9x	11.6x
Casey's General Stores, Inc.	10.1x	9.3x	8.6x
Murphy USA Inc.	8.3x	7.7x	7.2x

[1]  Does not reflect the issuance of units in connection with the recently announced IDR buy-in transactions.

              Delek. Taking into account the results of the selected companies analysis for Delek, Houlihan Lokey applied multiple ranges of 7.00x to 8.00x to Delek's NFY (2017E) Adjusted EBITDA, 6.00x to 7.00x to Delek's NFY + 1 (2018E) Adjusted EBITDA and 5.75x to 6.75x to Delek's NFY + 2 (2019E) Adjusted EBITDA. The selected companies analysis indicated implied value reference ranges per share of Delek Common Stock of $32.31 to $36.71 based on the NFY (2017E) Adjusted EBITDA multiple, $28.59 to $33.86 based on the NFY + 1 (2018E) Adjusted EBITDA multiple and $27.25 to $32.52 based on the NFY + 2 (2019E) Adjusted EBITDA multiple.

              The selected companies analysis indicated an implied exchange ratio reference range of 0.34x to 0.50x of a share of Delek Common Stock for each ALDW Common Unit based on the NFY (2017E) Adjusted EBITDA multiple, 0.37x to 0.55x of a share of Delek Common Stock for each ALDW Common Unit based on the NFY + 1 (2018E) Adjusted EBITDA multiple and 0.35x to 0.52x of a share of Delek Common Stock for each ALDW Common Unit based on the NFY + 2 (2019E) Adjusted EBITDA multiple, as compared to the Exchange Ratio in the Merger of 0.49x of a share of Delek Common Stock for each ALDW Common Unit.

    Discounted Cash Flow Analysis.

              ALDW. Houlihan Lokey performed a discounted cash flow analysis of ALDW based on the ALDW Projections and Terminal Period Assumptions. Houlihan Lokey applied perpetual growth rates ranging from –1.0% to 1.0%, discount rates ranging from 9.25% to 10.25% and a tax rate of 35.0%. The discounted cash flow analysis indicated an implied value reference range per ALDW Common Unit of $15.57 to $20.74.

              Delek. Houlihan Lokey performed a discounted cash flow analysis of Delek based on the Delek Projections Excluding Potential Drop-Down Transactions and Terminal Period Assumptions. Houlihan Lokey applied perpetual growth rates ranging from 0.0% to 2.0%, discount rates ranging from 8.50% to 9.50% and a tax rate of 35.0%. The discounted cash flow analysis indicated an implied value reference range per share of Delek Common Stock of $29.53 to $40.88.

              The discounted cash flow analysis indicated an implied exchange ratio reference range of 0.38x to 0.70x of a share of Delek Common Stock for each ALDW Common Unit, as compared to the Exchange Ratio in the Merger of 0.49x of a share of Delek Common Stock for each ALDW Common Unit.

Other Matters

              Houlihan Lokey was engaged by the ALDW GP Conflicts Committee to act as its financial advisor in connection with the Merger. The ALDW GP Conflicts Committee engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey's engagement by the ALDW GP Conflicts Committee, Houlihan Lokey is entitled to a transaction fee of $2,900,000, a substantial portion of which is contingent upon the consummation of the Merger. Houlihan Lokey also became entitled to a fee of $1,000,000 upon its notification to the ALDW GP Conflicts Committee that it was prepared to render its opinion to the ALDW GP Conflicts Committee which is fully creditable against the transaction fee. ALDW has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey's engagement.

              In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, ALDW, Delek, or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

              Houlihan Lokey in the past provided financial advisory services to a conflicts committee of the ALDW GP Board in connection with ALDW's proposed acquisition of a refinery from Alon Energy in 2014, for which Houlihan Lokey received fees of approximately $225,000. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to ALDW, Delek, other participants in the Merger or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, ALDW, Delek, other participants in the Merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Unaudited Projected Financial Information

              Management of ALDW and Delek prepared (a) unaudited forecasted financial information for the full fiscal years 2017 through 2022 for ALDW on a standalone basis, (b) unaudited forecasted financial information for the full fiscal years 2017 through 2022 for Delek on a standalone basis giving effect to potential contributions of assets by Delek or certain of its subsidiaries to DKL in exchange for cash and limited partnership interests in DKL, and (c) unaudited forecasted financial information for the full fiscal years 2017 through 2022 for Delek on a stand-alone basis that do not give effect to potential contributions of assets by Delek or certain of its subsidiaries to DKL. The ALDW forecasted financial information reflects the projected impact of conforming of certain accounting policies to those used by Delek, but it does not include the impact of any fair value adjustments resulting from the application of the acquisition method of accounting related to the Delek-ALJ Merger. The unaudited forecasted financial information also does not give effect to the Merger.

              Neither Delek nor ALDW, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the unaudited forecasted financial information set forth below was made available to the ALDW GP Conflicts Committee and the Board of Directors of Delek in connection with their evaluation of the Merger. Such unaudited forecasted financial information also was provided to Houlihan Lokey who were authorized to use and rely upon such forecasts for purposes of providing financial advice to the ALDW GP Conflicts Committee. The inclusion of this information should not be regarded as an indication that any of Delek, ALDW, the ALDW GP Conflicts Committee, Houlihan Lokey or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this document are cautioned not to place undue weight on the unaudited forecasted financial information.

              The unaudited forecasted financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Delek and/or ALDW and will be beyond the control of the combined company. ALDW Common Unitholders are urged to review the SEC filings of ALDW for a description of risk factors with respect to the business of ALDW and the SEC filings of Delek for a description of risk factors with respect to the business of Delek. See "Cautionary Statement Regarding Forward-Looking Information" and "Where You Can Find More Information." ALDW Common Unitholders are also urged to review the section of this consent statement/prospectus entitled "Risk Factors." The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or generally accepted accounting principles in the United States ("GAAP") (including because certain metrics are non-GAAP measures) but, in the view of Delek and ALDW GP, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of Delek and ALDW, as applicable. However, this information is not fact and is not necessarily predictive of actual future results, and readers of this consent statement/prospectus are cautioned not to place undue weight on the unaudited forecasted financial information. Neither the independent registered public accounting firm of Delek or ALDW nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited forecasted financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and the independent accounting firms of Delek or ALDW assume no responsibility for, and disclaim any association with, the unaudited forecasted financial information. The report of the independent registered public accounting firm of ALDW contained in ALDW's Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document, relates to the historical financial information of ALDW. The report of the independent registered public accounting firm of Delek contained in Old Delek's Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference into this document, relates to the historical financial information of Delek. It does not extend to the unaudited forecasted financial information and should not be read to do so. Furthermore, the unaudited forecasted financial information does not take into account any circumstances or events occurring after the date they were prepared.

              DELEK AND ALDW DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FORECASTED FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Unaudited Forecasted Financial Information

    ALDW Projections

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

	(in millions, except per unit amounts)
Statements of Income Data (1),(2),(3)
Big Spring gross refining profit	$335	$336	$295	$424	$424	$412
Big Spring refining operating expenses	(99)	(92)	(90)	(93)	(92)	(93)
Total refining contribution margin	$235	$243	$205	$332	$332	$320
SG&A and corporate	(31)	(32)	(32)	(32)	(32)	(32)
Total EBITDA	$204	$211	$173	$299	$300	$287
Depreciation and amortization	(58)	(62)	(66)	(69)	(70)	(72)
Operating income	$146	$149	$107	$231	$229	$216
Interest expense	(34)	(33)	(34)	(33)	(33)	(33)
Income before taxes	$112	$116	$73	$197	$196	$183
Provision for income taxes	(1)	(1)	(1)	(2)	(2)	(2)
Net income	$111	$114	$73	$195	$194	$181
Average ALDW Common Units outstanding	62.5	62.5	62.5	62.5	62.5	62.5
Average ALDW Public Units outstanding	11.5	11.5	11.5	11.5	11.5	11.5
Earnings per ALDW Common Unit	$1.77	$1.83	$1.16	$3.13	$3.11	$2.89
Statements of Cash Flow Data
Cash available for distribution (4)	$85	$68	$65	$217	$216	$213

(1)  The ALDW forecasted financial information reflects projected impact of conforming of certain accounting policies to those used by Delek, but it does not include the impact of any fair value adjustments resulting from the application of the acquisition method of accounting related to the Delek-ALJ Merger.

(2)  2017 figures do not reflect pro forma impact of Delek-ALJ Merger, which became effective July 1, 2017 and is projected to result in annual run-rate synergies of $14.7 million allocated specifically to ALDW.

(3)  Figures reflect planned turnaround in 2019 for Big Spring.

(4)  Unlevered free cash flows incorporate certain adjustments (relative to the cash available for distribution figures shown above) related to interest and principal repayments on debt, reserves for future capital expenditures, taxes and changes in net working capital, among other items.

              The ALDW unaudited forecasted financial information is based on various assumptions, including the following principal assumptions:

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

Benchmarks (per barrel)
West Texas Intermediate ("WTI") (Cushing)	$49.81	$49.92	$60.48	$74.95	$80.36	$86.50
Differentials (per barrel)
Midland – WTI (Cushing)	$(0.760)	$(1.040)	$(0.850)	$(0.850)	$(0.850)	$(0.850)
West Texas Sweet ("WTS") – WTI (Cushing)	$(1.17)	$(1.250)	$(1.050)	$(1.050)	$(1.050)	$(1.050)
Crack Spreads (per barrel)
Ultra-low-sulfur diesel ("ULSD") 5-3-2	$13.75	$13.85	$13.80	$18.17	$18.22	$17.43
High-sulfur diesel ("HSD") 5-3-2	$11.75	$12.06	$9.94	$14.73	$14.73	$13.13
Refining Margins (per barrel)
Big Spring	$11.83	$11.44	$10.81	$14.34	$14.57	$13.96
Refining Utilization
Big Spring	99%	99%	92%	100%	99%	100%
Total Crude (barrels per day)
Big Spring	72,676	72,118	67,000	73,000	72,000	73,000

              The estimates and assumptions underlying the ALDW unaudited forecasted financial information are inherently uncertain and, though considered reasonable by management of ALDW and Delek as of the date of the preparation of such unaudited forecasted financial information, are subject to a variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors." Accordingly, there can be no assurance that the forecasted results are necessarily predictive of the actual future performance of ALDW, or that actual results will not differ materially from those presented in the ALDW unaudited forecasted financial information. Inclusion of the ALDW unaudited forecasted financial information in this consent statement/prospectus should not be regarded as a representation by any person that the results contained in the ALDW unaudited forecasted financial information will be achieved.

              The ALDW unaudited forecasted financial information is not included in this consent statement/prospectus in order to induce any ALDW Common Unitholder to consent to the Merger.

    Delek Projections Including Potential Drop-Down Transactions (1)

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

	(in millions, except per share amounts)
Statements of Income Data (2)
Gross refining profit	$642	$862	$804	$1,231	$1,227	$1,176
Refining operating expenses	(301)	(394)	(395)	(394)	(395)	(397)
Total refining contribution margin (3)	$342	$468	$409	$836	$832	$780
DKL contribution margin	124	145	180	181	182	182
Retail contribution margin	25	50	56	62	69	75
Renewables contribution margin	23	26	26	7	7	7
Other segment contribution margin	30	18	21	(11)	(11)	(11)
SG&A and corporate	(156)	(135)	(127)	(130)	(131)	(136)
Total EBITDA (4)	$387	$572	$565	$945	$946	$897
Depreciation and amortization	(165)	(221)	(232)	(242)	(250)	(257)
Operating income	$222	$351	$333	$703	$696	$640
Interest expense	(85)	(113)	(114)	(111)	(107)	(103)
Income from joint ventures (5)	95	24	25	25	25	25
Income before taxes	$232	$262	$244	$617	$614	$562
Provision for income taxes	(64)	(76)	(68)	(193)	(192)	(175)
Minority interest - DKL	(22)	(25)	(36)	(31)	(29)	(29)
Minority interest - ALDW	(13)	(21)	(13)	(36)	(36)	(33)
Net income	$134	$140	$126	$358	$357	$325
Average shares outstanding	71.8	81.4	78.6	72.9	67.2	61.4
Earnings per share	$1.86	$1.72	$1.61	$4.91	$5.32	$5.29
Statement of Cash Flow Data
Cash flow per share	$2.54	$3.62	$5.73	$9.51	$10.03	$10.20
Adjusted cash flow per share (6)	$2.06	$3.13	$5.08	$8.39	$8.80	$8.86

(1)  The Board of Delek intends to pursue drop-down transactions to the extent perceived to be value enhancing (and income/cash flow accretive in the long term) to Delek stockholders.

(2)  2017 figures not stated on a pro forma basis to reflect impact of Delek-ALJ Merger, which became effective July 1, 2017 and is projected to result in annual run-rate operating synergies of approximately $85 million and cost of capital synergies of approximately $20 million.

(3)  El Dorado expected to have a turnaround in 2018, Big Spring expected to have a turnaround in 2019 and Krotz Springs expected to have a turnaround in 2020.

(4)  Figures reflect $54.9 million of annual Blenders Tax Credits in each of 2017, 2018 and 2019 and assume continued operations of certain non-core assets that are collectively at below break-even EBITDA on an annual basis. Figures differ from Adjusted EBITDA due to (i) inclusion of Blenders Tax Credits, (ii) exclusion of income from joint ventures, and (iii) inclusion of earnings attributable to minority interests in ALDW and DKL.

(5)  Income from joint ventures represents pro rata earnings attributable to DKL from Caddo Pipeline and Rio Pipeline joint ventures and pro rata earning attributable to Delek from Nevada asphalt terminal and Texas asphalt terminal joint ventures.

(6)  Excludes projected distributions by ALDW to the outstanding ALDW Public Unitholders and projected distributions to all common units of DKL that are not held by Delek, its subsidiaries or ALDW (the "DKL Public Unitholders"), in each case as reflected in the table below.

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

	(in millions)
Distributions to ALDW Public Unitholders	$9	$13	$12	$40	$40	$39
Distributions to DKL Public Unitholders	$25	$27	$39	$41	$43	$43

              The Delek unaudited forecasted financial information is based on various assumptions, including the following principal assumptions:

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

Benchmarks (per barrel)
WTI (Cushing)	$49.81	$49.92	$60.48	$74.95	$80.36	$86.50
Differentials (per barrel)
Midland – WTI (Cushing)	$(0.760)	$(1.040)	$(0.850)	$(0.850)	$(0.850)	$(0.850)
WTS – WTI (Cushing)	$(1.170)	$(1.250)	$(1.050)	$(1.050)	$(1.050)	$(1.050)
LLS – WTI (Cushing)	$1.98	$1.84	$1.90	$1.90	$1.90	$1.90
Crack Spreads (per barrel)
ULSD 5-3-2	$13.75	$13.85	$13.80	$18.17	$18.22	$17.43
HSD 5-3-2	$11.75	$12.06	$9.94	$14.73	$14.73	$13.13
Refining Margins (per barrel)
Big Spring (1)	$12.22	$11.44	$10.81	$14.34	$14.57	$13.96
Tyler	$6.97	$7.95	$7.55	$11.16	$11.01	$10.39
El Dorado	$6.48	$5.60	$5.50	$9.15	$9.07	$8.21
Krotz Springs (1)	$5.64	$5.48	$4.89	$8.54	$8.95	$8.37
Refining Utilization
Big Spring (1)	100%	99%	92%	100%	99%	100%
Tyler	92%	97%	97%	97%	89%	97%
El Dorado	93%	86%	93%	93%	93%	93%
Krotz Springs (1)	95%	97%	97%	90%	97%	96%
Retail (1)
Sites	302	305	310	315	320	325
Fuel volume (per thousand gallons)	352	715	722	729	737	744
Fuel margin (per gallon)	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20
Asphalt (1)
Total tons sold (millions of tons)	260	490	490	490	490	490
Gross margin (per ton)	$115.50	$104.09	$104.09	$104.09	$104.09	$104.09
Total Crude (barrels per day)
Big Spring (1)	73,000	72,118	67,000	73,000	72,000	73,000
Tyler	68,852	72,504	72,504	72,500	66,668	72,504
El Dorado	74,141	68,419	74,501	74,500	74,501	74,501
Krotz Springs (1)	70,413	72,007	72,007	66,303	72,007	70,674

(1)  Figures for 2017 are based on assumptions for second half of 2017 (post Delek-ALJ Merger).

    Delek Projections Excluding Potential Drop-Down Transactions

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

	(in millions, except per share amounts)
Statements of Income Data (1)
Gross refining profit	$642	$874	$849	$1,275	$1,271	$1,221
Refining operating expenses	(301)	(394)	(395)	(394)	(395)	(397)
Total refining contribution margin (2)	$342	$480	$453	$881	$876	$824
DKL contribution margin	121	121	123	124	125	125
Retail contribution margin	25	50	56	62	69	75
Renewables contribution margin	23	26	26	7	7	7
Other segment contribution margin	33	30	33	1	1	1
SG&A and corporate	(156)	(135)	(127)	(130)	(131)	(136)
Total EBITDA (3)	$387	$572	$565	$945	$946	$897
Depreciation and amortization	(165)	(221)	(232)	(242)	(250)	(257)
Operating income	$222	$351	$333	$703	$696	$640
Interest expense	(84)	(110)	(108)	(104)	(100)	(96)
Income from joint ventures (4)	95	24	25	25	25	25
Income before taxes	$233	$266	$250	$624	$621	$569
Provision for income taxes	(64)	(78)	(75)	(198)	(197)	(180)
Minority interest - DKL	(22)	(22)	(22)	(22)	(22)	(22)
Minority interest - ALDW	(13)	(21)	(13)	(36)	(36)	(33)
Net income	$134	$144	$139	$368	$366	$334
Average shares outstanding	71.8	81.4	78.6	72.9	67.2	61.4
Earnings per share	$1.86	$1.77	$1.77	$5.05	$5.45	$5.43
Statement of Cash Flow Data
Cash flow per share	$2.55	$3.63	$5.72	$9.53	$10.06	$10.24
Adjusted cash flow per share (5)	$2.06	$3.15	$5.21	$8.58	$9.05	$9.13

(1)  2017 figures not stated on a pro forma basis to reflect impact of Delek-ALJ Merger, which became effective July 1, 2017 and is projected to result in annual run-rate operating synergies of approximately $85 million and cost of capital synergies of approximately $20 million.

(2)  El Dorado expected to have a turnaround in 2018, Big Spring expected to have a turnaround in 2019 and Krotz Springs expected to have a turnaround in 2020.

(3)  Figures reflect $54.9 million of annual Blenders Tax Credits in each of 2017, 2018 and 2019 and assume continued operations of certain non-core assets that are collectively at below break-even EBITDA on an annual basis. Figures differ from Adjusted EBITDA due to (i) inclusion of Blenders Tax Credits, (ii) exclusion of income from joint ventures, and (iii) inclusion of earnings attributable to minority interests in ALDW and DKL.

(4)  Income from joint ventures represents pro rata earnings attributable to DKL from Caddo Pipeline and Rio Pipeline joint ventures and pro rata earning attributable to Delek from Nevada asphalt terminal and Texas asphalt terminal joint ventures.

(5)  Excludes projected distributions by ALDW to the outstanding ALDW Public Unitholders and projected distributions to all common units of DKL that are not held by Delek, its subsidiaries or ALDW (the "DKL Public Unitholders"), in each case as reflected in the table below.

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

	(in millions)
Distributions to ALDW Public Unitholders	$9	$13	$12	$40	$40	$39
Distributions to DKL Public Unitholders	$26	$27	$28	$28	$29	$29

              The Delek unaudited forecasted financial information is based on various assumptions, including the following principal assumptions:

	Year Ended December 31,

	2017E	2018E	2019E	2020E	2021E	2022E

Benchmarks (per barrel)
WTI (Cushing)	$49.81	$49.92	$60.48	$74.95	$80.36	$86.50
Differentials (per barrel)
Midland – WTI (Cushing)	$(0.760)	$(1.040)	$(0.850)	$(0.850)	$(0.850)	$(0.850)
WTS – WTI (Cushing)	$(1.170)	$(1.250)	$(1.050)	$(1.050)	$(1.050)	$(1.050)
LLS – WTI (Cushing)	$1.98	$1.84	$1.90	$1.90	$1.90	$1.90
Crack Spreads (per barrel)
ULSD 5-3-2	$13.75	$13.85	$13.80	$18.17	$18.22	$17.43
HSD 5-3-2	$11.75	$12.06	$9.94	$14.73	$14.73	$13.13
Refining Margins (per barrel)
Big Spring (1)	$12.22	$11.44	$10.81	$14.34	$14.57	$13.96
Tyler	$6.97	$7.95	$7.55	$11.16	$11.01	$10.39
El Dorado	$6.48	$5.60	$5.50	$9.15	$9.07	$8.21
Krotz Springs (1)	$5.64	$5.48	$4.89	$8.54	$8.95	$8.37
Refining Utilization
Big Spring (1)	100%	99%	92%	100%	99%	100%
Tyler	92%	97%	97%	97%	89%	97%
El Dorado	93%	86%	93%	93%	93%	93%
Krotz Springs (1)	95%	97%	97%	90%	97%	96%
Retail (1)
Sites	302	305	310	315	320	325
Fuel volume (per thousand gallons)	352	715	722	729	737	744
Fuel margin (per gallon)	$0.20	$0.20	$0.20	$0.20	$0.20	$0.20
Asphalt (1)
Total tons sold (millions of tons)	260	490	490	490	490	490
Gross margin (per ton)	$115.50	$104.09	$104.09	$104.09	$104.09	$104.09
Total Crude (barrels per day)
Big Spring (1)	73,000	72,118	67,000	73,000	72,000	73,000
Tyler	68,852	72,504	72,504	72,500	66,668	72,504
El Dorado	74,141	68,419	74,501	74,500	74,501	74,501
Krotz Springs (1)	70,413	72,007	72,007	66,303	72,007	70,674

(1)  Figures for 2017 are based on assumptions for second half of 2017 (post Delek-ALJ Merger).

              The estimates and assumptions underlying the Delek unaudited forecasted financial information are inherently uncertain and, though considered reasonable by management of ALDW and Delek as of the date of the preparation of such unaudited forecasted financial information, are subject to a variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in "Cautionary Statement Regarding Forward-Looking Information" and "Risk Factors." Accordingly, there can be no assurance that the forecasted results are necessarily predictive of the actual future performance of Delek, or that actual results will not differ materially from those presented in the Delek unaudited forecasted financial information. Inclusion of the Delek unaudited forecasted financial information in this consent statement/prospectus should not be regarded as a representation by any person that the results contained in the Delek unaudited forecasted financial information will be achieved.

              The Delek unaudited forecasted financial information is not included in this consent statement/prospectus in order to induce any ALDW unitholder to consent to the Merger.

Reasons of the Delek Board for the Merger

              In evaluating the Merger, the Delek Board consulted with management and Delek's legal and financial advisors. The Delek Parties' reasons for the Merger include, but are not limited to:

  •
  A Simplified Corporate Structure.  After the Delek-ALJ Merger, on a consolidated basis Delek included three public reporting companies. The Merger simplifies Delek's structure by eliminating one public reporting company and the associated public company costs. Delek also believes that simplification will improve the ability of management to efficiently manage working capital and growth capital projects. Additionally, the elimination of future distributions to ALDW Public Unitholders should allow this cash to be reallocated to growth investments.

  •
  Improved Access to Drop Downs.  The Merger is expected to facilitate the contribution of midstream and logistics assets in Big Spring, Texas to DKL. The Delek Board and the management of Delek expect contributions to DKL will create meaningful value for Delek stockholders.

  •
  Tax Basis Step-up.  The Merger allows Delek to receive a tax basis step-up associated with the acquisition of the ALDW Public Units.

  •
  Cost of Capital Advantages.  Delek believes that the Merger facilitates the refinancing of ALDW's debt on more attractive terms.

Interests of Certain Persons in the Merger

              The following table sets forth information with respect to the beneficial ownership of ALDW Common Units as of November 30, 2017 of each director and named executive officer of ALDW GP, and all directors and executive officers of ALDW GP as a group. In addition, the table presents information about each person known by ALDW to beneficially own 5% or more of ALDW Common Units. The amounts and percentage of units or shares beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the units. Additionally, unless otherwise indicated by footnote, the percentage of outstanding ALDW Common Units is calculated on the basis of 62,529,328 of ALDW Common Units outstanding as of November 30, 2017.

Beneficial Unit Ownership
Directors, Executive Officers and 5% Unitholders	Number of ALDW Common Units	Percentage of Outstanding ALDW Common Units
Directors and Executive Officers:
Frederec Green	—	—
Ezra Uzi Yemin	—	—
Kevin Kremke	—	—
David Wiessman	—	—
Jeff D. Morris	—	—
Snir Wiessman	—	—
Eitan Raff	8,915	*
Sheldon Stein	8,256	*
Ella Ruth Gera	7,352	*
Yeshayahu Pery	4,805	*
Alan Moret	—	—
Shai Even	—	—
Jimmy C. Crosby (1)	—	—
Claire Hart (1)	—	—
Michael Oster (1)	—	—
James Ranspot (1)	—	—
Kyle McKeen (1)	—	—
Jeff Brorman (1)	—	—
All directors and executive offers as a group (14 persons)	29,328	*
5% or more Unitholders:
Delek US Holdings, Inc. (2)	51,000,000	81.6%

*  Indicates less than 1%

(1)  Officer resigned effective July 27,2017, as disclosed in the ALDW Form 8-K dated July 27, 2017.

(2)  Delek US Holdings, Inc. holds its ALDW Common Units through one of its subsidiaries, Alon Assets, Inc. Delek US Holdings, Inc. owns 100% of the Class A voting common stock in Alon Assets, Inc. and 99.79% of all outstanding common stock. The remaining 0.21% of outstanding common stock, which is Class B non-voting common stock, is owned by Jeff Morris. Delek US Holdings, Inc. also indirectly owns ALDW GP, which manages and operates ALDW and has a non-economic general partner interest in ALDW. Voting and investment determinations of Delek US Holdings, Inc. are made by its board of directors, which is comprised of the following members: Ezra Uzi Yemin, William J. Finnerty, Carlos E. Jorda, Charles H. Leonard, Gary M. Sullivan, Jr., Shlomo Zohar, and David Wiessman. As a result of, and by virtue of the relationships described above, each of the members of the Delek Board may be deemed to exercise voting and dispositive power with respect to securities held by Alon Assets, Inc.

No Appraisal Rights

              Delaware law does not require appraisal rights in connection with a merger involving a Delaware limited partnership pursuant to Section 17-212 of the Delaware LP Act. However, a partnership agreement or an agreement of merger or consolidation may provide contractual appraisal rights with respect to a partnership interest or another interest in a limited partnership for any class or group or series of partners or partnership interests in connection with any amendment of a partnership agreement, any merger or consolidation in which the limited partnership is a constituent party to the merger or consolidation, any conversion of the limited partnership to another business form, any transfer to or domestication or continuance in any jurisdiction by the limited partnership, or the sale of all or substantially all of the limited partnership's assets. ALDW Common Unitholders do not have contractual appraisal rights under the ALDW Partnership Agreement or the Merger Agreement.

Regulatory Matters

              In connection with the Merger, Delek intends to make all required filings under the Securities Act and the Exchange Act, as well as any required filings or applications with the NYSE. Delek and ALDW are unaware of any other requirement for the filing of information with, or the obtaining of the approval of, governmental authorities in any jurisdiction that is applicable to the Merger.

              The Merger is not reportable under the HSR Act, and therefore no filings with respect to the Merger were required with the FTC or the DOJ.

Accounting Treatment

              The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation (ASC 810). Because Delek controls ALDW both before and after the Merger, the changes in Delek's ownership interest in ALDW resulting from the Merger will be accounted for as an equity transaction, and no gain or loss will be recognized in Delek's consolidated income statement. In addition, the tax effects of the merger are reported in accordance with ASC 740, Income Taxes (ASC 740).

THE MERGER AGREEMENT

              The following is a summary of the material terms of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this consent statement/prospectus as Annex A and is incorporated into this consent statement/prospectus by reference. You should read the Merger Agreement because it, and not this consent statement/prospectus, is the legal document that governs the terms of the Merger.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures.

              The Merger Agreement and the summary of its terms in this consent statement/prospectus have been included to provide information about the terms and conditions of the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for the purposes of the Merger Agreement and were qualified and subject to certain limitations and exceptions agreed to by the parties thereto in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated for the purpose of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts. The representations and warranties may also be subject to a contractual standard of materiality or material adverse effect different from those generally applicable to Delek and ALDW and reports and documents filed with the SEC and in some cases may be qualified by disclosures made by one party to the other, which are not necessarily reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this consent statement/prospectus, may have changed since the date of the Merger Agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this consent statement/prospectus.

              For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this consent statement/prospectus or incorporated by reference into this consent statement/prospectus.

              ALDW and Delek will provide additional disclosure in their public reports to the extent they become aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the representations and warranties contained in the Merger Agreement and will update such disclosure as required by the federal securities laws.

Structure of the Merger

              Merger Sub will merge with and into ALDW, and each ALDW Public Unitholder will be entitled to receive 0.4900 shares of Delek Common Stock in exchange for each ALDW Common Unit that such holder owns immediately prior to the effective time of the Merger. As a result of the Merger, the separate existence of Merger Sub will cease and ALDW and its subsidiaries will become subsidiaries of Delek.

When the Merger Becomes Effective

              The parties to the Merger Agreement will cause a certificate of merger to be executed and filed with the Delaware Secretary of State on the next business day after the day on which the last condition to completing the Merger is satisfied or waived, as soon as practicable thereafter or at such other time as the parties may agree. The Merger will become effective at the time and on the date on which the certificate of merger is filed or at such later time and date on which the parties agree and specify in the certificate of merger. This time is referred to as the "effective time of the Merger."

Effect of the Merger

              At the effective time of the Merger:

  •
  Each ALDW Public Unit will be converted into the right to receive 0.4900 shares of Delek Common Stock, and each such ALDW Public Unit will be canceled and retired and will cease to exist.

  •
  Each ALDW Common Unit that is owned by ALDW immediately prior to the effective time of the Merger will be automatically canceled and will cease to exist and no consideration shall be delivered in exchange for such canceled ALDW Common Unit.

  •
  The ALDW GP Interest and all ALDW Common Units that are not ALDW Public Units and that are not canceled as described above will, in each case, remain outstanding, unaffected by the Merger.

  •
  The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into an aggregate number of common units representing limited partner interests in the surviving entity of the Merger equal to the number of ALDW Public Units that are converted into the right to receive 0.4900 shares of Delek Common Stock. At the effective time of the Merger, the books and records of ALDW will be revised to reflect the cancellation and retirement of all ALDW Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the surviving entity of the Merger, and the existence of ALDW (as the surviving entity of the Merger) shall continue without dissolution.

              If, before the effective time of the Merger, the number of issued and outstanding shares of Delek Common Stock or ALDW Common Units are increased, decreased or changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in, or an issuance of, partnership interests, voting securities, equity interests or rights, or by reason of any subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the effective time, then the Merger Consideration shall be appropriately adjusted to reflect such change and to provide the same economic effect contemplated in the Merger Agreement.

              At the effective time of the Merger, each outstanding ALDW Common Unit that is subject to outstanding restricted unit awards (the "ALDW Restricted Unit Awards") pursuant to the ALDW 2012 Long-Term Incentive Plan, adopted as of November 26, 2012, that is not vested and does not vest in accordance with its terms (as set forth in the applicable award agreement) as a result of the transactions contemplated by the Merger Agreement, including the Merger, and that is outstanding as of immediately prior to the effective time of the Merger will become fully vested and will be converted into the right to receive a number of shares of Delek Common Stock equal to the number of ALDW Common Units subject to each such ALDW Restricted Unit Award immediately prior to the effective time of the Merger multiplied by the Exchange Ratio (rounded up to the next whole share).

              For a description of the ALDW Common Units and the Delek Common Stock and a description of the comparative rights of holders of the ALDW Common Units and the Delek Common Stock, please read "Comparison of the Rights of Delek Common Stockholders and ALDW Common Unitholders" and "Description of Delek Capital Stock."

Exchange of Units; No Fractional Shares

Exchange Agent

              Delek expects to appoint American Stock Transfer & Trust Company LLC ("Exchange Agent") to act as exchange agent for the payment of the Delek Common Stock and any dividends and other distributions pursuant to the Merger Agreement. At or prior to the closing of the Merger, Delek will (i) reserve with the Exchange Agent the shares of Delek Common Stock to be issued in the Merger and (ii) authorize the Exchange Agent to exchange shares of Delek Common Stock as described above under "—Effect of the Merger." Delek will pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.

              After the effective time of the Merger, there will be no further transfers on the records of ALDW or its transfer agent of ALDW Common Units. If ALDW Common Units are presented to ALDW or its transfer agent for transfer after the effective time of the Merger, they will be canceled against delivery of the Delek Common Stock.

Exchange of Units for Shares; No Fractional Shares

              If you are a holder of record of ALDW Public Units as of the effective time of the Merger, the Exchange Agent will mail to you a transmittal letter and instructions explaining how to surrender your ALDW Common Units to the Exchange Agent after the effective time of the Merger.

              Holders of ALDW Public Units who deliver a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter to the Exchange Agent, together with their ALDW Common Unit certificates (if any), will be entitled to receive:

  •
  the number of whole Delek Common Shares to which such holder is entitled in accordance with the Merger Agreement and as described above under "—Effect of the Merger"; and

  •
  if after aggregating all fractional shares of Delek Common Stock that a ALDW Common Unitholder would otherwise be entitled to receive as consideration for the Merger (after taking into account all ALDW Common Units held by such ALDW Common Unitholder) a fractional share of Delek Common Stock results from that aggregation, that amount of aggregated shares of Delek Common Stock rounded up to the nearest whole share of Delek Common Stock (no person that is not a record holder of ALDW Common Units or a participating firm that deposits and holds securities through The Depository Trust Company (a "DTC Participant") will be entitled to have any fractional shares of Delek Common Stock rounded up, and none of Delek, AAI or ALDW shall have any obligation with respect to any person that is not a record holder of ALDW Common Units or a DTC Participant).

Conditions to the Merger

              The obligation of the parties to the Merger Agreement to complete the Merger is subject to the satisfaction or waiver of certain conditions, including, among others:

  •
  the delivery of this consent statement/prospectus to ALDW Common Unitholders at least 20 business days prior to the closing of the Merger;

  •
  the receipt of all other governmental consents and approvals, the absence of which would, individually or in the aggregate, have a material adverse effect on ALDW or Delek;

  •
  the delivery of the Required ALDW Common Unitholder Written Consent in accordance with applicable law;

  •
  the continued effectiveness of the registration statement of which this consent statement/prospectus forms a part;

  •
  the approval for listing on the NYSE of the Delek Common Stock to be issued in the Merger, subject to official notice of issuance; and

  •
  the absence of any decree, order, injunction or law that prohibits the Merger or makes the Merger unlawful.

              The parties' obligations are also subject to the satisfaction or waiver of the following conditions:

  •
  certain fundamental representations and warranties of other parties relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization being true and correct as of the closing in all material respects;

  •
  the representations and warranties of other parties relating to the absence of changes that would have a material adverse effect on such other parties, and the absence of material damage, destruction or loss to any material portion of assets of such other parties or their subsidiaries being true and correct as of the closing;

  •
  all other representations and warranties of the other parties being true and correct as of the closing, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on the party making the representation or warranty; and

  •
  other parties having performed or complied with all agreements and covenants required to be performed by it under the Merger Agreement in all material respects.

Representations and Warranties

              The Merger Agreement contains generally reciprocal representations and warranties by each of the parties to the Merger Agreement, many of which provide that the representation and warranty does not extend to matters where the failure of the representation and warranty to be accurate would not result in a material adverse effect on the party making the representation and warranty. These representations and warranties concern, among other things:

  •
  organization and existence;

  •
  authorization to enter into the Merger Agreement and to complete the Merger and the other transactions contemplated thereby;

  •
  absence of defaults, breaches and other conflicts caused by entering into the Merger Agreement and completing the Merger;

  •
  capitalization and ownership of limited partner interests;

  •
  reports filed with the SEC and internal controls;

  •
  accuracy of financial statements and absence of undisclosed liabilities;

  •
  title to real properties and rights-of-way;

  •
  absence of litigation and violation of laws;

  •
  absence of changes that would have a material adverse effect;

  •
  absence of material damage, destruction or loss to any material portion of assets;

  •
  tax matters;

  •
  absence of violations or liabilities under environmental laws;

  •
  compliance with applicable licenses and permits;

  •
  material contracts;

  •
  employees and employee benefits;

  •
  insurance matters;

  •
  condition of assets;

  •
  investment company act;

  •
  brokerage arrangements;

  •
  approvals under state takeover laws;

  •
  financial advisor opinions; and

  •
  accuracy of information in this registration statement.

              In addition, Delek has represented to ALDW that, as of the date of the Merger Agreement (the "Execution Date"), to Delek's knowledge:

  •
  certain fundamental representations and warranties of ALDW relating to organization and existence, authorization to enter into the Merger Agreement and to complete the transactions contemplated thereby and capitalization were true and correct as of the Execution Date in all material respects,

  •
  the representations and warranties of ALDW relating to the absence of changes that would have a material adverse effect on ALDW and the absence of material damage, destruction or loss to any material portion of assets of ALDW or its subsidiaries were true and correct as of the Execution Date; and

  •
  all other representations and warranties of ALDW were true and correct as of the Execution Date, other than certain failures to be true and correct that would not in the aggregate result in a material adverse effect on ALDW.

              For purposes of the Merger Agreement, "material adverse effect" means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of ALDW, ALDW GP, or ALDW's subsidiaries (the "ALDW Group Entities"), on the one hand, or Delek, Merger Sub or Delek's subsidiaries (other than any ALDW Group Entity), on the other hand (the "Delek US Group Entities"), taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a material adverse effect: (a) changes, effects, states of fact, developments, events or occurrences affecting the industries in which any ALDW Group Entity or the Delek US Group Entity, as applicable, operates (including any political or regulatory changes or changes in applicable law); (b) changes, effects, states of fact, developments, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general; (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency or any natural disasters (including hurricanes, earthquakes, tornadoes, floods or tsunamis) or force majeure events; (d) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby; (e) changes or anticipated changes in any laws or accounting regulations or principles applicable to the ALDW Parties or Delek Parties, as the case may be, or any of its subsidiaries or the interpretation of any of the foregoing; (f) any legal proceedings commenced or threatened by or involving the ALDW Parties or Delek Parties, as the case may be,or its subsidiaries or any current or former equityholder thereof arising out of or related to the Merger Agreement or the transactions contemplated by the Merger Agreement; (g) any actions required to be taken by an ALDW Group Entity, on the one hand, or a Delek US Group Entity, on the other hand, under any law or contract existing as of the Execution Date; (h) changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities); (i) ALDW or ALDW GP, on the one hand, or Delek or Merger Sub, on the other hand, taking any action required or contemplated by the Merger Agreement; (j) with respect to Delek only, changes, effects, states of fact, developments, events or occurrences at any ALDW Group Entity; (k) any change in the market price or trading volume of the shares of common stock or other equity securities of ALDW or Delek (it being understood and agreed that the foregoing shall not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect); or (l) any failure of the ALDW Group Entities, on the one hand, or the Delek US

Group Entities, on the other hand, to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to the Merger Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure set forth in this clause (l) that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the ALDW Group Entities, on the one hand, or the Delek US Group Entities, on the other hand, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the ALDW and ALDW GP, on the one hand, or Delek and Merger Sub, on the other hand, to perform their obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

Covenants and Other Agreements

              Prior to the closing of the Merger, the parties have agreed that no party to the Merger Agreement will take any action prohibited by the Merger Agreement or fail to take any action required by the Merger Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing. Each party has also agreed to promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions to closing not being satisfied and (ii) any material breach of any covenant, obligation or agreement contained in the Merger Agreement.

              Prior to the closing of the Merger and unless ALDW consents in writing (which consent may not be unreasonably withheld), Delek has generally agreed not to, agreed to not permit ALDW GP to cause the amendment of the ALDW Partnership Agreement or the ALDW GP limited liability company agreement, in each case to the extent that any amendment would reasonably be expected to (i) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement or (ii) adversely impact the holders of ALDW Public Units in any material respect.

              Prior to the closing of the Merger and unless ALDW consents in writing (which consent may not be unreasonably withheld), and subject to specified exceptions, Delek has generally agreed not to (and has agreed to cause its subsidiaries, other than DKL and its subsidiaries, not to):

  •
  make any change in its governing documents in any manner that would reasonably be expected to prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by the Merger Agreement;

  •
  adversely affect the terms of the Delek Common Stock in any material respect;

  •
  declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Delek Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the closing of the Merger;

  •
  solely with respect to Delek, adopt a plan or agreement of complete or partial dissolution, liquidation or restructuring or a plan or agreement of reorganization under any bankruptcy or similar law;

  •
  settle any claims, demands, lawsuits or state or proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a material adverse effect on Delek; or

  •
  agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

              The Merger Agreement contains additional agreements between the parties thereto, including agreements regarding, among other things (and subject to certain exceptions and limitations):

  •
  providing access to information with respect to the ALDW Parties or Delek Parties, as the case may be;

  •
  (i) cooperating regarding the preparation of this consent statement/prospectus, (ii) causing the Delek Common Stock issued in the Merger to be approved for trading on the NYSE and (iii) making all required filings under applicable state securities and "blue sky" laws;

  •
  using commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the Merger Agreement and (ii) defend any lawsuits or other proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby;

  •
  making certain public announcements in connection with the Merger Agreement or the transactions contemplated thereby;

  •
  paying expenses incurred in connection with the Merger Agreement;

  •
  cooperating fully with respect to any filing, submission or communication with a governmental entity having jurisdiction over the Merger;

  •
  tax matters;

  •
  coordinating the declaration of any dividends or distributions in respect of Delek Common Stock and ALDW Common Units and the record and payment dates relating thereto;

  •
  obtaining certain consents of auditors for the inclusion of financial statements;

  •
  cooperating prior to the closing date of the Merger with the financing activities of the Delek Parties;

  •
  taking all such steps as may be necessary or appropriate to cause the transactions contemplated by the Merger Agreement, including any dispositions of ALDW Common Units (including derivative securities with respect to such ALDW Common Units) or acquisitions of shares of Delek Common Stock (including derivative securities with respect to such shares Delek Common Stock) resulting from the transactions contemplated by the Merger Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to ALDW, or will become subject to such reporting requirements with respect to Delek, to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

  •
  prior to the effective time of the Merger, (i) eliminating, or revoking, diminishing or eliminating the authority of the ALDW GP Conflicts Committee or (ii) removing, or causing the removal of, any director of the ALDW GP Board that is a member of the ALDW GP Conflicts Committee either as a member of the ALDW GP Board or the ALDW GP Conflicts Committee without the affirmative vote of each of the other members of the ALDW GP Conflicts Committee.

              In addition, the parties have agreed in the Merger Agreement to coordinate the declaration of any dividends or distributions in respect of Delek Common Stock and ALDW Common Units and the record and payment dates relating thereto so that holders of ALDW Common Units shall receive, for any quarter, either (i) distributions in respect of ALDW Common Units or (ii) dividends in respect of Delek Common Stock that they receive in exchange therefor in the Merger. Subject to the provisions of the ALDW Partnership Agreement and Section 18-607 of the Delaware LP Act, the ALDW GP Board has declared, and caused ALDW to pay, distributions in respect of the ALDW Common Units (a) in respect of the quarter ended September 30, 2017, in the amount of $0.43 per ALDW Common Unit, with a record date of November 13, 2017 and with a payment date occurring on or prior to November 22, 2017 and (b) if the effective time of the Merger has not occurred prior to the record date (the timing of which will be consistent with ALDW's past practice) for distributions in respect of any quarter ending December 31, 2017 or thereafter, then for, any such quarter, in an amount (x) consistent with the ALDW GP Board's existing cash distribution policy and (y) calculated in a manner substantially consistent with ALDW's past practice (including in respect of reserves for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs), and with a record date and a payment date consistent with past practice with respect to such quarter.

Indemnification and Insurance

              Subject to certain terms and conditions specified in the Merger Agreement, Delek has agreed to:

  •
  for a period of six years following the effective time of the Merger, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the Merger (including the transactions contemplated by the Merger Agreement) existing as of the date of the Merger Agreement in favor of certain past and present directors and officers of ALDW and its subsidiaries;

  •
  ensure that the governing documents of ALDW and ALDW GP (or their successor entities), for a period of six years following the effective time of the Merger, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the governing documents of such entities as of the date of the Merger Agreement;

  •
  maintain officers' and directors' liability insurance covering certain past and present directors and officers of ALDW and its subsidiaries who are or were covered by the existing officers' and directors' liability insurance applicable to the ALDW Group Entities for a period of six years following the effective time of the Merger; and

  •
  maintain in effect the six year "tail" policy obtained in connection with the Delek-ALJ Merger.

Termination

              Before the effective time of the Merger, the Merger Agreement may be terminated:

  •
  by mutual written agreement of the parties thereto duly authorized by the Delek Board, on behalf of Delek, and by the ALDW GP Conflicts Committee and the ALDW GP Board, on behalf of ALDW;

  •
  by ALDW or Delek, if:

  •
  the Merger has not been consummated on or before June 30, 2018 (Delek may not enforce this termination right based on the Merger not being consummated on or before June 30, 2018 if the Delek Parties or the ALDW Parties fail to perform or observe in any material respect any of their respective obligations under the Merger Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the consummation of the Merger to occur on or before such date);

  •
  a governmental entity has issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, so long as the party seeking termination has complied with its obligations under the Merger Agreement (i) with respect to any filing, submission or communication with a governmental entity having jurisdiction over the Merger and (ii) to attempt to remove the prohibition; or

  •
  the other party breaches any of its representations, warranties or agreements in the Merger Agreement or if any of the other party's representations or warranties becomes untrue and such breach (i) is incapable of being cured, or is not cured, prior to the Termination Date and (ii) results in a condition to the Merger not being satisfied, provided that the party seeking termination is not in breach of its representations and warranties under the Merger Agreement so as to give rise to a failure of the condition to the other party's obligation to close under the Merger Agreement; provided further that this right to terminate the Merger Agreement will not be available to a party if, at such time, the conditions to the other party's obligation to close described in the second paragraph under "—Conditions to the Merger" cannot be satisfied (with or without the passage of time).

              Notwithstanding anything to the contrary contained in the Merger Agreement, Delek may not assert (individually or collectively with other breaches) any breach by ALDW or ALDW GP of any of representation or warranty made by them in the Merger Agreement (whether made as of the closing date or any earlier date) as a basis for (x) the failure of any condition to be satisfied, (y) the termination of the Merger Agreement pursuant to the last bullet above or (z) ALDW's inability to terminate the Merger Agreement pursuant to the proviso in the third bullet above, in each case, if and to the extent that, with respect to such breach, Delek was in breach of its representation and warranty described in the second paragraph under "—Representations and Warranties."

Amendment, Consents and Waiver

              Subject to compliance with applicable law, prior to the closing of the Merger, any provision of the Merger Agreement may be (a) consented to or waived in writing by the party benefited by the provision or (b) amended or modified at any time by an agreement in writing by the parties to the Merger Agreement; provided, however, that, in addition to any other approvals required by the ALDW Parties' constituent documents or under the Merger Agreement, the foregoing consents, waivers, amendments or modifications in clauses (a) and (b) and any decision or determination by ALDW to (y) terminate the Merger Agreement pursuant to the termination provisions applicable to ALDW described above or (z) enforce the Merger Agreement, may be granted, taken, made or directed only by the ALDW GP Conflicts Committee (without the need to obtain any further approval of the ALDW GP Board) and in all cases requires the approval of the ALDW GP Conflicts Committee.

INFORMATION ABOUT THE COMPANIES

Alon USA Partners, LP

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              ALDW is a publicly traded Delaware limited partnership engaged principally in the business of owning and operating a crude oil refinery in Big Spring, Texas, with a crude oil throughput of 73,000 barrels per day. It refines crude oil into finished products, which are marketed primarily in Central and West Texas, Oklahoma, New Mexico and Arizona through its integrated wholesale distribution network to both Delek's retail convenience stores and other third-party distributors.

Delek US Holdings, Inc.

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              Delek is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. As of January 2, 2018, Delek, through its subsidiaries, owns 100.0% of ALDW GP and 81.6% of the limited partner interest in ALDW.

              Delek's logistics operations primarily consist of DKL. Delek owns a 60.7% limited partner interest in DKL and a 94.9% interest in the entity that owns the entire 2.0% general partner interest in DKL and all of the incentive distribution rights. DKL is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

              Delek's asphalt operations consist of owned or operated asphalt terminals serving markets from Tennessee to the West Coast through a combination of non-blended asphalt purchased from third parties and production at the Big Spring, Texas and El Dorado, Arkansas refineries. The renewables operations consist of plants in Texas and Arkansas that produce biodiesel fuel and a renewable diesel facility in California.

              Delek's convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Sugarland Mergeco, LLC

7102 Commerce Way
Brentwood, Tennessee 37027
(615) 771-6701

              Merger Sub is a Delaware limited liability company and an indirect, wholly-owned subsidiary of Delek. Merger Sub was formed on October 26, 2017 solely for the purpose of consummating the Merger and has no operating assets. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger.

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

              The following sets forth the unaudited pro forma condensed combined financial statements of Delek after giving effect to the Delek-ALJ Merger, whereby Delek obtained an indirect controlling interest in ALDW effective July 1, 2017, and the proposed Merger, whereby Delek will acquire the remaining non-controlling interest in ALDW. Such unaudited pro forma condensed combined financial statements of Delek have been prepared to assist investors in analyzing the future prospects of the combined company. The unaudited pro forma condensed combined statement of operations, or "pro forma statement of operations" gives effect to the Alon Mergers as if consummated on January 1, 2016. The unaudited pro forma condensed combined balance sheet, or "pro forma balance sheet," gives effect to the Merger as if consummated on September 30, 2017. The pro forma balance sheet as of September 30, 2017 includes the consolidated balance sheet of Delek, which includes the consolidated financial statements of Alon Energy inclusive of the ALDW non-controlling interest, and by virtue of pro forma adjustment, giving effect to the proposed acquisition of the remaining non-controlling interest in ALDW. The pro forma statement of operations for the year ended December 31, 2016 and the nine months ended September 30, 2017 combines the results of operations of Delek and Alon Energy for the year ended December 31, 2016 and the nine months ended September 30, 2017, giving effect, by virtue of pro forma adjustment, to the proposed acquisition of the non-controlling interest of ALDW and the related pro forma issuance of shares of Delek Common Stock in connection with such acquisition with respect to its effect on pro forma earnings per share. These pro forma financial statements do not include the effects of any transactions that took place subsequent to September 30, 2017.

              The pro forma financial statements have been prepared with respect to the Delek-ALJ Merger using the acquisition method of accounting for business combinations under U.S. GAAP, based on the actual purchase price as of the Delek-ALJ Effective Time and the preliminary purchase price allocation reflected in Delek's unaudited consolidated financial statements as of September 30, 2017. Such preliminary purchase price allocation includes the recording of all assets acquired and liabilities assumed at their respective acquisition-date fair values with any excess purchase price allocated to goodwill, as well as the elimination of Delek's previously held 47% interest in Alon Energy accounted for under the equity method of accounting, which has been eliminated through pro forma adjustments, including the related gain on remeasurment of that investment (recognized in connection with the Delek-ALJ Merger) and the previously recognized impairment of the equity method investment.

              As of the date of this consent statement/prospectus, Delek has not finalized its estimates of the fair value of the Alon Energy assets acquired and the liabilities assumed and the related allocation of purchase price. A final determination of the fair value of Alon Energy's assets and liabilities, will be completed within the measurement period provided by GAAP, not to exceed one year from the Delek-ALJ Effective Time. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma financial statements presented herein and is not necessarily indicative of the operating results and financial position that would have been achieved.

              Assumptions and estimates underlying the adjustments to the unaudited pro forma financial statements, which are referred to as the pro forma adjustments, are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to pro forma events that are: (1) directly attributable to the Alon Mergers, (2) factually supportable, and (3) with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Delek and Alon Energy, inclusive of ALDW, following the Alon Mergers. As of the Delek-ALJ Effective Time, the accounting policies of both Alon Energy and ALDW have been conformed to those of Delek. However, the pro forma statements of operations do not contain adjustments to conform the accounting policies for historical periods, as such adjustments are not practicable to determine. The unaudited pro forma financial statements have been presented for illustrative purposes and are not necessarily indicative of the operating results and financial position that would have been achieved had the Alon Mergers occurred on the dates indicated. Further, the unaudited pro forma financial statements do not purport to project the future operating results or financial position of the combined company following the Alon Mergers.

              The unaudited pro forma financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect the benefits of the expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Alon Mergers and, accordingly, do not attempt to predict or suggest future results. The unaudited pro forma statements of operations exclude the effects of certain identifiable transactions costs associated with the Delek-ALJ Merger to the extent they have been incurred as of September 30, 2017. Additionally, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Merger are not included in the unaudited pro forma statements of operations. Costs incurred through September 30, 2017 associated with any restructuring or integration activities resulting from the Delek-ALJ Merger are included in the period in which they were actually incurred, to the extent that such costs are not separately identifiable for purposes of pro forma adjustment. However, such costs could affect the combined company following the Alon Mergers in the period the costs are incurred or recorded. Further, the audited pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Alon Mergers.

              The pro forma financial statements have been derived from and should be read in conjunction with the consolidated financial statements and the related notes of Old Delek, Alon Energy and ALDW included in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2016, the Old Delek Quarterly Report on Form 10-Q for the six months ended June 30, 2017, the unaudited historical financial information of Alon Energy as of June 30, 2017, including the related notes, as furnished with the SEC pursuant to Form 8-K filed by Delek on August 3, 2017, and the Delek and ALDW Quarterly Reports on Form 10-Q for the three months ended September 30, 2017.

Delek US Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the nine months ended September 30, 2017

	Historical six months ended June 30, 2017		Historical three months ended September 30, 2017
	Delek	Alon Energy	Delek Consolidated	Adjustments	Notes	Total Pro Forma Combined
(in millions, except share and per share data)
Net sales	$2,412.8	$2,269.7	$2,341.5	$(20.4)	(a)	$7,003.6
Operating costs and expenses:
Cost of goods sold	2,193.5	1,918.5	1,988.1	(20.4)	(a)	6,079.7
Operating expenses	123.3	131.8	153.2			408.3
General and administrative expenses	54.0	96.4	61.8	(29.9)	(b)	182.3
Depreciation and amortization	58.5	72.1	46.9	(37.7)	(c)	139.8
Other operating income, net	0.3		0.7			1.0

Total operating costs and expenses	2,429.6	2,218.8	2,250.7	(88.0)		6,811.1

Operating (loss) income	(16.8)	50.9	90.8	67.6		192.5

Interest expense	28.4	33.5	34.1	(13.1)	(d)	82.9
Interest income	(1.8)	—	(0.9)			(2.7)
(Income) loss from equity method investments	(4.6)	(2.0)	(5.1)	3.2	(e)	(8.5)

Gain on remeasurement of equity method investment	—	—	(190.1)	190.1	(f)	—

Other expenses (income), net	0.1	(0.5)	0.8			0.4

Total non-operating expenses (income), net	22.1	31.0	(161.2)	180.2		72.1

(Loss) income before income taxes	(38.9)	19.9	252.0	(112.6)		120.4

Income tax (benefit) expense	(22.0)	4.9	133.5	(41.2)	(g)	75.2

Net (loss) income from continuing operations	(16.9)	15.0	118.5	(71.4)		45.2
Net loss from discontinued operations	—	—	(4.1)	—		(4.1)

Net (loss) income	(16.9)	15.0	114.4	(71.4)		41.1

Net income attributed to non-controlling interest	9.8	5.5	10.0	(13.1)	(i)	12.2

Net (loss) income attributable to Delek	$(26.7)	$9.5	$104.4	$(58.3)		$28.9

Basic & diluted income per share:
Basic						$0.33
Diluted						$0.33
Weighted average common shares outstanding (1):
Basic			68,272,918	$18,483,234	(j)	86,756,152
Diluted			68,975,974	18,483,234	(j)	87,459,208

(1)  The pro forma weighted average common shares outstanding is calculated using Delek's consolidated weighted average shares outstanding for the nine months ended September 30, 2017, as adjusted for pro forma adjustments.

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

 Delek US Holdings, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the year ended December 31, 2016

	Historical
	Delek	Alon Energy	Adjustments	Notes	Total Pro Forma Combined
(in millions, except share and per share data)
Net sales	$4,197.9	$3,913.4	$(10.4)	(a)	$8,100.9
Operating costs and expenses:
Cost of goods sold	3,812.9	3,376.8	(10.4)	(a)	7,179.3
Operating expenses	249.3	262.7	—		512.0
Insurance proceeds - business interruption	(42.4)	—	—		(42.4)
General and administrative expenses	106.1	194.1	(13.7)	(b)	286.5
Depreciation and amortization	116.4	145.6	(76.8)	(c)	185.2
Other operating income, net	4.8	1.6	—		6.4

Total operating costs and expenses	4,247.1	3,980.8	(100.9)		8,127.0

Operating (loss) income	(49.2)	(67.4)	90.5		(26.1)

Interest expense	54.4	69.7	(29.4)	(d)	94.7
Interest income	(1.5)	—	—		(1.5)
Loss (income) from equity method investments	43.4	(9.8)	(42.2)	(e)	(8.6)
Loss on impairment of equity method investment	245.3	—	(245.3)	(f)	—
Other expenses (income), net	0.4	(0.7)	—		(0.3)

Total non-operating expenses (income), net	342.0	59.2	(316.9)		84.3

(Loss) income before income taxes	(391.2)	(126.6)	407.4		(110.4)
Income tax (benefit) expense	(171.5)	(46.8)	144.1	(g)	(74.2)

Net (loss) income from continuing operations	(219.7)	(79.8)	263.3		(36.2)
Net income from discontinued operations	86.3	—	(86.3)	(h)	—

Net (loss) income	(133.4)	(79.8)	177.0		(36.2)
Net income attributed to non-controlling interest	20.3	3.0	0.8	(i)	24.1
Net (loss) income attributable to Delek	$(153.7)	$(82.8)	$176.2		$(60.3)

Basic & diluted income per share:
Basic	$(2.48)	$(1.17)			$(0.69)
Diluted	$(2.48)	$(1.17)			$(0.69)
Weighted average common shares outstanding:
Basic	61,921,787	70,739,000	(45,838,834)	(j)	86,821,953
Diluted	61,921,787	70,739,000	(45,838,834)	(j)	86,821,953

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Delek US Holdings, Inc.
Unaudited Pro Forma Condensed Balance Sheet as of September 30, 2017
(in millions)

	Historical
September 30, 2017	Delek Consolidated	Adjustments	Notes	Total Pro Forma
Assets
Current assets:
Cash and cash equivalents	$831.7	$(3.4)	(k)	$828.3
Accounts receivable	495.5			495.5
Accounts receivable from related party	0.3			0.3
Income tax receivable	693.5			693.5
Inventories, net of lower of cost of market valuation	167.2			167.2
Other current assets	82.4			82.4

Total current assets	2,270.6	(3.4)		2,267.2

Property, plant and equipment, net	2,147.7	—		2,147.7
Goodwill	796.9			796.9
Other intangibles, net	91.7			91.7
Equity method investments	141.4			141.4
Other non-current assets	120.8			120.8

Total assets	$5,569.1	$(3.4)		$5,565.7

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$800.9			$800.9
Accounts payable to related party	2.8			2.8
Current portion of long-term debt and capital lease obligations	351.0			351.0
Obligation under Supply and Offtake Agreement	386.7			386.7
Liabilities associated with assets held for sale	103.1			103.1
Accrued expenses and other current liabilities	439.7			439.7

Total current liabilities	2,084.2	—		2,084.2

Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	1,076.8			1,076.8
Environmental liabilities, net of current portion	69.8			69.8
Asset retirement obligations	52.1			52.1
Deferred tax liabilities	464.5	(29.4)	(m)	435.1
Other non-current liabilities	38.1			38.1

Total non-current liabilities	1,701.3	(29.4)		1,671.9

Stockholders' Equity
Preferred stock	—			—
Common stock	0.8	0.1	(l)	0.9
Additional paid-in capital	905.9	121.9	(l)
		29.4	(m)	1,057.2
Accumulated other comprehensive loss	5.1			5.1
Treasury stock	—			—
Retained earnings	568.6	(3.4)	(k)	565.2
Non-controlling interest	303.2	(122.0)	(l)	181.2

Total stockholders' equity	1,783.6	26.0		1,809.6

Total liabilities and stockholders' equity	$5,569.1	$(3.4)		$5,565.7

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

Delek-ALJ Merger

              On January 2, 2017, Old Delek (Commission File No. 001-32868), entered into the Delek-ALJ Merger Agreement, as amended, with Alon Energy, Delek (also referred to as "New Delek" herein), Delek Merger Sub and Astro Merger Sub. Pursuant to the Delek-ALJ Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) Old Delek was renamed "Delek US Energy, Inc." and Delek was renamed "Delek US Holdings, Inc."; (ii) the Delek Merger was consummated, with Old Delek surviving as a wholly-owned subsidiary of New Delek; and (iii) the Astro Merger was consummated, with Alon Energy surviving as a direct and indirect wholly-owned subsidiary of Delek. The Delek-ALJ Mergers were effective as of July 1, 2017. By reason of the Delek-ALJ Mergers, at the Delek-ALJ Effective Time, New Delek became the parent public reporting company.

              As a result of the Delek-ALJ Merger, Alon Energy's stockholders (other than Old Delek or any subsidiary of Delek), received 0.504, which is referred to as the "exchange ratio," shares of Delek Common Stock for each issued and outstanding share of Alon Energy common stock that such stockholders owned immediately prior to the Delek-ALJ Effective Time, with cash paid in lieu of fractional shares.

              The Delek-ALJ Merger constituted a business combination under GAAP, requiring the allocation of purchase price consideration to the fair value of assets acquired and liabilities assumed, in accordance with the acquisition method of accounting.

              As a result of the Delek-ALJ Merger, Delek acquired an indirect controlling interest in ALDW. Such acquisition method accounting and corresponding purchase price allocation was pushed down to ALDW for its separate financial statement reporting purposes. The proposed Merger will result in the acquisition by Delek of the remaining non-controlling interest in ALDW, which is required to be accounted for as an equity transaction rather than a business combination under GAAP and, therefore, no remeasurement of assets and liabilities of ALDW at fair value is required.

Delek-ALJ Preliminary Purchase Price Allocation

              As disclosed in Delek's Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2017, Delek has determined a preliminary purchase price allocation as of September 30, 2017 with respect to the acquisition of Alon Energy (inclusive of ALDW). Total purchase price consideration included the issuance of approximately 19.3 million of incremental shares of Delek Common Stock, as well as the fair value of the pre-existing equity method investment in Alon Energy and additional consideration. The components of the consideration transferred were as follows (dollars in millions, except per share amounts):

Delek Common Stock issued	19.3
Ending price per share of Delek Common Stock immediately before the Delek-ALJ Effective Time	$26.44
Total value of common stock consideration	$509.0
Additional consideration (1)	21.7
Fair value of Delek's pre-existing equity method investment in Alon Energy (2)	449.0

Total purchase price consideration	$979.7

(1)  Additional consideration includes the fair value of certain equity instruments originally indexed to Alon Energy stock that were exchanged for instruments indexed to Delek's Common Stock, as well as the fair value of certain share-based payments that were required to be exchanged for awards indexed to Delek's Common Stock in connection with the Delek-ALJ Merger.

(2)  The fair value of Delek's pre-existing equity method investment in Alon Energy was based on the quoted market price of shares of Alon Energy.

              As of September 30, 2017, Delek has completed a preliminary purchase price allocation under the acquisition method of accounting with respect to the Delek-ALJ Merger, subject to the finalization of estimates and other preliminary and incomplete valuations that must be completed during the measurement period, not to exceed one year from the Delek-ALJ Effective Time. Any increase or decrease in the fair value of Alon Energy's tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill and could impact the operating results of the combined company following the Alon Mergers due to differences in depreciation and amortization related to the assets and liabilities. The preliminary allocation of the aggregate purchase price as of September 30, 2017 is summarized as follows (in millions):

Cash	$215.3
Receivables	176.9
Inventories	255.5
Prepaids and other current assets	31.4
Property, plant and equipment	1,183.1
Equity method investments	31.0
Acquired intangible assets	65.0
Goodwill	784.8
Other non-current assets	37.0
Accounts payable	(259.7)
Obligation under Supply & Offtake Agreements	(198.0)
Current portion of environmental liabilities	(7.5)
Other current liabilities	(266.5)
Environmental liabilities and asset retirement obligations, net of current portion	(141.7)
Deferred income taxes	(280.4)
Debt	(568.0)
Other non-current liabilities	(78.5)

Fair value of net assets acquired	$979.7

              As of September 30, 2017, the fair value of property, plant and equipment is estimated at $1,183.1 million. This fair value estimate is based on a valuation using a combination of the income, cost and market approaches. The range of estimated useful lives is based on historical information about similar assets, engineering information, and expectations about obsolescence in the future. Delek has estimated the blended remaining useful life based on the preliminary estimates of remaining useful lives by asset group that was developed in order for Delek to recognize depreciation on these assets during the three months ended September 30, 2017. As the fair value of property, plant and equipment is further assigned to specific assets with specific useful lives, such estimates of periodic depreciation expense may be revised. Therefore, the amount of depreciation expense following the merger may differ significantly between periods based upon the final value assigned to, and useful lives used for, each specifically acquired property, plant and equipment asset.

              As of September 30, 2017, Delek has estimated the fair value of identifiable intangible assets at $65.0 million, of which $51.0 have been preliminarily identified as having definite lives ranging from five to ten years. This fair value is based on a preliminary valuation completed for the business enterprise, along with the related tangible assets, using a combination of the income method, cost method and comparable market transactions. The amortization related to the fair value of definite-lived intangible asset is reflected as a pro forma adjustment to the statements of operations using the straight-line method. The periods impacted by amortization expense will ultimately be based upon the periods in which Delek expects to derive the associated economic benefits or detriments. Therefore, the amount of amortization expense following the merger may differ significantly between periods based upon the final value assigned to, and amortization methodology and useful lives used for, each identifiable intangible asset.

Unaudited Pro Forma Financial Statements

              The unaudited pro forma financial statements combine the historical statements of operations and balance sheets of Delek and Alon Energy. Pro forma adjustments have then been made to the combined results to reflect the impact of the Alon Mergers and related transactions as if they had been consummated on January 1, 2016, for purposes of the statements of combined operations presented, and September 30, 2017, for the combined balance sheet presented. Certain pro forma adjustments were made to eliminate transactions between the two companies during the periods presented. The pro forma statement of operations for the nine months ended September 30, 2017 reflect the discontinued operations associated with Delek's equity interests in (or substantially all of the assets of) Delek's subsidiaries associated with Delek's Paramount and Long Beach, California refineries and Delek's California renewable fuels facility, which were acquired as part of the Delek-ALJ Merger (the "California Discontinued Entities"), as part of Delek's historical consolidated results of operations for the three months ended September 30, 2017. Delek has not retrospectively presented the discontinued operations for the California Discontinued Entities for previous periods in the pro forma presentation because of the impracticability of doing so, and because the majority of these assets have been non-operating during the pro forma periods, and therefore their results of operations are believed to be immaterial to the statements of operations and, therefore, would not significantly enhance the pro forma presentation. However, because the assets and liabilities associated with the California Discontinued Entities are significant, and as such assets and liabilities were classified as held for sale in Delek's Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2017, the September 30, 2017 pro forma balance sheet reflects the California Discontinued Entities in assets held for sale and liabilities associated with the assets held for sale. Additionally, Old Delek's 2016 historical statement of operations does not include discontinued operations of Old Delek's former retail segment (disclosed in Old Delek's Annual Report on Form 10-K as of and for the year ended December 31, 2016), as it was disposed in 2016.

              The pro forma adjustments represent management's estimates based on information available as of the date of this consent statement/prospectus and are subject to change as additional information becomes available and additional analysis is performed. The unaudited pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions to the extent that such benefits were not realized and recognized in the historical financial statements following the Delek-ALJ Merger. Also, the unaudited pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs incurred by Delek related to the Alon Mergers that are not expected to have a continuing impact. Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Merger are not included in the unaudited pro forma statements of operations. However, the impact of such transaction expenses incurred as of September 30, 2017 with respect to the Delek-ALJ Merger is reflected in the unaudited pro forma balance sheet as a decrease to retained earnings and a decrease to cash.

NOTE 2-PRO FORMA ADJUSTMENTS

Statements of Operations

              The unaudited pro forma statements of operations reflect the following adjustments:

(a)
To eliminate transactions between Delek and Alon Energy for purchases and sales of refined product reducing revenue and the associated cost of goods sold.

(b)
To eliminate non-recurring transaction-related costs incurred during the historical periods.

(c)
To adjust depreciation and amortization expense as a result of the recognition of the estimated fair value of property, plant and equipment and intangible assets as outlined in Note 1 above. The lower depreciation expense compared to the historical Alon Energy amount is due primarily to the lower estimated fair value of gross property plant and equipment derived from the preliminary purchase price allocation, the estimated remaining useful lives of the assets and the reduction of amortization expense of deferred turnaround and catalysts costs which are included in the estimated acquisition-date fair value of the refining equipment.

(d)
To retrospectively reflect adjustments to interest expense, including the impact of discounts or premiums created by the difference in fair value and outstanding amounts as of the acquisition date (collectively, the "new effective yield"), by applying the new effective yield to historical outstanding amounts in the pro forma period and reversing previously recognized interest expense.

(e)
To eliminate Delek's equity income in Alon Energy for periods prior to the Delek-ALJ Merger.

(f)
To eliminate the impairment charge recognized on the equity method investment in Alon Energy during the year ended December 31, 2016, and to eliminate the gain on remeasurement of the equity method investment in Alon Energy recognized during the nine months ended September 30, 2017.

(g)
To record the tax effect on pro forma adjustments at a combined U.S. (federal and state) income tax statutory blended rate of 36.58% and 35.37% for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively.

(h)
For the year ended December 31, 2016 only, to remove the net income from discontinued operations related to the retail segment that was disposed in 2016.

(i)
To reverse the effect of the non-controlling interest in ALDW on net income.

(j)
To adjust the weighted average number of shares outstanding based on the incremental shares of Delek Common Stock issued in connection with the Delek-ALJ Merger, and for the estimated incremental shares of Delek Common Stock to be issued in connection with the Merger.

Combined Balance Sheet

              The unaudited pro forma balance sheet reflects the following adjustments:

(k)
To record the payment of estimated aggregate transaction costs that have not yet been paid associated with the Merger with a corresponding offset to retained earnings. These costs include estimates for accounting, legal, and other professional fees.

(l)
To eliminate the non-controlling interest in ALDW with a corresponding increase in common stock and additional paid-in capital to reflect incremental shares of Delek Common Stock issued in connection with the Merger.

(m)
To record the deferred tax asset associated with the book-tax basis difference created by the Merger, with a corresponding increase to additional paid-in capital.

COMPARISON OF THE RIGHTS OF DELEK COMMON STOCKHOLDERS AND
ALDW COMMON UNITHOLDERS

              The following describes the material differences between the current rights of ALDW Common Unitholders and the rights of Delek Common Stockholders. The rights of Delek stockholders are governed by the DGCL, Delek's certificate of incorporation and Delek's bylaws, each as amended from time to time. The rights of ALDW Common Unitholders are governed by the Delaware LP Act and ALDW's certificate of limited partnership and the ALDW Partnership Agreement. You should refer to each such document for a complete description of the rights of Delek stockholders and ALDW Common Unitholders, respectively. If the Merger is consummated, ALDW Common Unitholders who surrender their ALDW Common Units will become holders of Delek Common Stock, and their rights as Delek stockholders will be governed by the DGCL and Delek's certificate of incorporation, as then in effect and as may be amended from time to time, and Delek's bylaws, as then in effect and as may be amended from time to time. For Delek's certificate of incorporation and bylaws, each as currently in effect, please refer to Delek's Current Report on Form 8-K filed with the SEC on July 3, 2017. For ALDW's certificate of limited partnership, please refer to ALDW's Registration Statement on Form S-1 filed with the SEC on August 31, 2012. For the ALDW Partnership Agreement, please see ALDW's Current Report on Form 8-K filed on November 26, 2012. This summary is qualified in its entirety by reference to the DGCL, Delek's certificate of incorporation, Delek's bylaws, the Delaware LP Act, ALDW's certificate of limited partnership and the ALDW Partnership Agreement.

Purpose and Term of Existence

ALDW	Delek

ALDW's stated purpose under the ALDW Partnership Agreement is to engage in any business activity that is approved by ALDW's general partner and that lawfully may be conducted by a limited partnership organized under Delaware law, provided that ALDW's general partner shall not cause ALDW to take any action that the general partner determines would be reasonably likely to cause ALDW to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.	Delek's stated purpose is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.
ALDW has a perpetual existence until its dissolution in accordance with the ALDW Partnership Agreement.	Delek is to have perpetual existence unless and until terminated pursuant to the DGCL and the terms of Delek's certificate of incorporation and bylaws.

Authorized Equity Securities

ALDW	Delek

ALDW is authorized to issue an unlimited number of additional securities of ALDW and options, rights, warrants and appreciation rights relating to securities of ALDW for any purpose at any time and from time to time to such persons for such consideration and on such terms and conditions as the general partner of ALDW shall determine, all without the approval of any ALDW Common Unitholder. Each additional security of ALDW or option, right, warrant or appreciation right relating to such security authorized to be issued by ALDW pursuant to the ALDW Partnership Agreement may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of securities of ALDW), as shall be fixed by the general partner of ALDW. ALDW's general partner holds no incentive distribution rights.	Delek is authorized to issue 120,000,000 shares divided into two classes consisting of:

•

110,000,000 shares of common stock, par value $0.01, of which 81,452,109 shares are issued and outstanding as of the date hereof; and

•

10,000,000 shares of preferred stock, par value $0.01.

The Delek Board is authorized to issue the preferred stock in one or more series without the approval of any Delek Stockholder.

Dividends and Distributions

ALDW	Delek

ALDW generally expects to make cash distributions to unitholders of record on the applicable record date within 60 days after the end of each quarter. Distributions will be equal to the amount of Available Cash generated in such quarter.

"Available Cash" for each quarter generally equals ALDW's cash flow from operations for the quarter, less cash needed for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs that the board of directors of ALDW's general partner deems necessary or appropriate, including reserves for ALDW's expenses in the quarters in which planned turnarounds and catalyst replacement occur.

Delek generally expects to pay quarterly dividends, subject to the board of directors' discretion and compliance with restrictions in Delek's outstanding financing agreements and the DGCL.

Mergers; Business Combinations

ALDW	Delek

A merger or consolidation of ALDW requires the prior consent of ALDW's general partner. However, the general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to ALDW or its limited partners, including any duty to act in good faith or in the best interest of ALDW or the limited partners.

In addition, the ALDW Partnership Agreement generally prohibits ALDW's general partner, without the prior approval of the holders of a majority of the ALDW Common Units, from causing ALDW to, among other things, sell, exchange or otherwise dispose of all or substantially all of ALDW's assets in a single transaction or a series of related transactions, including by way of merger, consolidation, other combination or sale of ownership interests of ALDW's subsidiaries. ALDW's general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of ALDW's or its subsidiaries' assets without such approval. ALDW's general partner may also sell all or substantially all of ALDW's or its subsidiaries' assets under a foreclosure or other realization upon those encumbrances without such approval.

Under the DGCL, the consummation of a merger or consolidation requires the adoption of a resolution approving an agreement of merger or consolidation and declaring its advisability by the board of directors of a corporation that is a constituent corporation in the merger or consolidation and requires that the agreement of merger or consolidation be adopted by the affirmative vote of a majority of the outstanding stock of that corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. There are limited exceptions under the DGCL providing that a merger may be effected without stockholder approval, including that no vote of the stockholders of a constituent corporation is required where that constituent corporation is the surviving corporation and:

•

such corporation's certificate of incorporation is not amended in the merger;

•

the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and rights, immediately after the effective date of the merger; and

•

either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

ALDW	Delek

ALDW's general partner may consummate any merger without the prior approval of ALDW's unitholders if ALDW is the surviving entity in the transaction, ALDW's general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the ALDW Partnership Agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of ALDW's units will be an identical unit of ALDW following the transaction, and the partnership securities to be issued do not exceed 20% of ALDW's outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the ALDW Partnership Agreement are satisfied, ALDW's general partner may convert ALDW or any of ALDW's subsidiaries into a new limited liability entity or merge ALDW or any of ALDW's subsidiaries into, or convey all of ALDW's assets to, a newly formed entity if the sole purpose of that conversion, Merger or conveyance is to effect a mere change in ALDW's legal form into another limited liability entity, ALDW's general partner has received an opinion of counsel regarding limited liability and tax matters, and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the ALDW Partnership Agreement.

The DGCL contains a business combination statute that protects domestic corporations subject to its provisions from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. Section 203 of the DGCL generally prohibits "business combinations," generally including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owns at least 85% of the corporation's voting stock (excluding, for purposes of determining the voting stock outstanding, shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders (and not by written consent) by the vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. Delek is subject to the provisions of Section 203 of the DGCL.
ALDW Common Unitholders are not entitled to appraisal rights under the ALDW Partnership Agreement or applicable Delaware law in the event of a merger or consolidation.
Under Section 262 of the DGCL, the rights of stockholders to obtain a judicial appraisal of the fair value for their shares, referred to as appraisal rights, may be available in connection with a statutory merger or consolidation in certain specific situations if the stockholders have neither voted in favor of nor consented in writing to the merger or consolidation.

However, unless otherwise provided in the certificate of incorporation, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:
• shares of stock of the surviving corporation;

ALDW	Delek

• shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;
• cash instead of fractional shares of such stock; or
• any combination of the above three bullets.

Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation's assets or the adoption of an amendment to its certificate of incorporation, unless such rights are granted in the corporation's certificate of incorporation. Delek's certificate of incorporation does not grant such rights.
Delek is not a constituent corporation in the Merger, and no appraisal rights are available to the holders of Delek Common Stock in connection with the Merger.

Management

ALDW	Delek

ALDW GP is the general partner of ALDW and manages ALDW's operations and activities on ALDW's behalf. AAI is a wholly-owned subsidiary of Delek and the sole member of ALDW GP. Members of the ALDW GP Board are chosen by AAI, and not by the ALDW Common Unitholders.	In accordance with the DGCL, except as otherwise provided in the DGCL and Delek's certificate of incorporation, Delek's business and affairs are managed by or under the direction of the Delek Board.

Delek's bylaws provide that the Delek Board will consist of not less than three nor more than 15 directors, and that the number is to be fixed and determined from time to time by the Delek Board.

Limitations on Director Liability

ALDW	Delek

The duties that ALDW's general partner owes to the ALDW Common Unitholders and to ALDW are prescribed by law and the ALDW Partnership Agreement. The Delaware LP Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner.

The ALDW Partnership Agreement contains provisions that limit the general partner's fiduciary duties to ALDW and the ALDW Common Unitholders. The ALDW Partnership Agreement also restricts the remedies available to the ALDW Common Unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty.
The ALDW Partnership Agreement contains provisions that waive or give consent to conduct by ALDW's general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the ALDW Partnership Agreement provides that when ALDW's general partner is acting in its capacity as ALDW's general partner, it must act in good faith and will not be subject to any other standard under applicable law or any other agreement. The general partner will be deemed to be acting in good faith unless the general partner subjectively believed its act or omission was adverse to ALDW's interests. In any proceeding brought by ALDW, any limited partner or any person bound by the ALDW Partnership Agreement, the person bringing such proceeding will have the burden of proving that the general partner was not acting in good faith. The ALDW Partnership Agreement further provides that when the general partner is acting in its individual capacity as opposed to in its capacity as ALDW's general partner, the general partner is entitled, to the fullest extent permitted by law, to act free of any fiduciary duty. These standards reduce the obligations to which ALDW's general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of ALDW's general partner, the ALDW Partnership Agreement also provides that ALDW's general partner and its officers and directors will not be liable for monetary damages to ALDW, the ALDW Common Unitholders or their assignees for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that ALDW's general partner or its officers and directors acted in bad faith or in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful.	Delek's certificate of incorporation provides that a director is not personally liable to Delek or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Delek or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Delek's certificate of incorporation also provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. Any repeal or modification by the stockholders of Delek of the limitation on director liability as provided in Delek's certificate of incorporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Delek existing at the time of such repeal or modification.

ALDW	Delek

Conflicts of Interest and Special Approval	Conflicts of Interest

Under the ALDW Partnership Agreement, whenever a potential conflict of interest exists or arises between ALDW's general partner or any of its affiliates, on the one hand, and ALDW or any ALDW Common Unitholder, on the other hand, any resolution or course of action by ALDW's general partner or its affiliates in respect of such conflict of interest will be permitted and deemed approved by ALDW and all ALDW Common Unitholders, and will not constitute a breach of the ALDW Partnership Agreement, if the resolution or course of action in respect of such conflict of interest is: (i) approved by "Special Approval" or (ii) approved by the vote of ALDW Common Unitholders holding a majority of the ALDW Common Units that not owned by ALDW's general partner and its affiliates).

"Special Approval" under the ALDW Partnership Agreement means approval by a majority of the members of the ALDW GP Conflicts Committee.	Under Section 144 of the DGCL, certain transactions between Delek and an interested officer or director are not void or voidable solely because of the officer's or director's interest if:

•

the material facts are disclosed or known to the Delek Board (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith;

•

the material facts are disclosed or known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders; or

•

the transaction is fair to the corporation at the time it is authorized, approved or ratified by the Delek Board (or committee thereof) or the stockholders.

Indemnification

ALDW	Delek

Under the ALDW Partnership Agreement, in most circumstances, ALDW will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages or similar events unless there has been a final, non-appealable judgment entered by a court of competent jurisdiction determining that, with respect to the matter for which such person is seeking indemnification, such person acted in bad faith or, in the case of a criminal matter, acted with knowledge that such person's conduct was unlawful: ALDW's general partner, any departing general partner of ALDW, any person who is or was an affiliate of a general partner or any departing general partner of ALDW, any person who is or was a member, manager, partner, director, officer, fiduciary or trustee of any of the preceding entities, any person who is or was serving as an officer, director, member, manager, partner, fiduciary or trustee of another person at the request of ALDW's general partner, any departing general partner of ALDW, any affiliate of the general partner or any departing general partner of ALDW, any person who controls the general partner or departing general partner of ALDW, or any person designated by the general partner of ALDW.

Any indemnification under the provisions of the ALDW Partnership Agreement will only be out of ALDW's assets. Unless it otherwise agrees, ALDW's general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to ALDW to enable ALDW to effectuate, indemnification. ALDW may purchase insurance against liabilities asserted against and expenses incurred by persons for ALDW's activities, regardless of whether ALDW would have the power to indemnify any such person against liabilities under the ALDW Partnership Agreement.	Delek's certificate of incorporation provides that Delek will indemnify any officer or director against any and all of the expenses, liabilities or other losses of any nature to the fullest extent permitted by the DGCL. The rights conferred on any such person by the indemnification provisions of the certificate of incorporation are not exclusive of any other rights such person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office. The rights to indemnification will continue as to a covered person who has ceased to be an officer or director and shall continue to the benefit of his or her heirs, executors and administrators.

Delek's certificate of incorporation also provides that Delek may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of Delek or serving at the request of Delek as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not Delek would have the power to indemnify such person against such liability under the DGCL. Delek's bylaws provide that expenses (including attorney's fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Delek in advance of the final disposition of such action, suit or proceeding upon receipt of any undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Delek.

Election of Directors/General Partner

ALDW	Delek

ALDW Common Unitholders have no right to elect ALDW's general partner unless the general partner has been removed or withdrawn, as described below, and have no right to elect the directors of the ALDW general partner.	Delek's bylaws provide that Delek's directors are elected at the annual meeting of stockholders, and that each director shall hold office until his or her successor is elected and qualified or until such director's earlier resignation or removal. Elections of directors are determined by a plurality of the votes cast.

Removal of Directors; Withdrawal or Removal of General Partner

ALDW	Delek

ALDW's general partner may voluntarily withdraw as general partner by giving 90 days' written notice to the ALDW Common Unitholders. Withdrawal of the general partner pursuant to the ALDW Partnership Agreement will not constitute a breach of the ALDW Partnership Agreement. The general partner's withdrawal must be approved by ALDW Common Unitholders holding at least a majority of the outstanding ALDW Common Units (excluding the ALDW Common Units held by the general partner and its affiliates), and the general partner must deliver to ALDW an opinion of counsel that the withdrawal, following the selection of a successor general partner, will not cause ALDW or its subsidiaries to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes or result in the loss of the limited liability of any limited partner. the ALDW Partnership Agreement provides for other events of withdrawal, including specified bankruptcy events.	Delek's certificate of incorporation allows any director or the entire board of directors to be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least 66 2/3% of all of the issued and outstanding shares of capital stock entitled to vote on the election of directors at a meeting of stockholders called for that purpose; provided however, that if the board of directors, by an affirmative vote of at least 66 2/3% of the entire board of directors, recommends the removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock entitled to vote on the election of directors at a meeting of the stockholders called for that purpose.

ALDW's general partner may be removed as the general partner if such removal is approved by a vote of ALDW Common Unitholders who own at least 66 2/3% of the outstanding ALDW Common Units, voting as a single class, including ALDW's Common Units held by ALDW's general partner and its affiliates, and ALDW receives an opinion of counsel regarding limited liability and tax matters. Any removal of ALDW's general partner is also subject to the approval of a successor general partner by the vote of ALDW's Common Unitholders who own a majority of the outstanding ALDW Common Units, including those held by ALDW's general partner and its affiliates. Removal of ALDW's general partner will also result in its removal as the general partner of any affiliated entities.

Advance Notice Requirements for Stockholder Nominations and Other Business

ALDW	Delek

Not applicable.	With respect to nominations of directors and business to be considered at an annual meeting, a stockholder notice must be in writing, meeting the requirements of Delek's bylaws, and be delivered to Delek's Secretary at the principal executive office of Delek not less than 90 calendar days, nor more than 120 calendar days, prior to the first anniversary of the preceding year's annual meeting, except that in the event that the date of any annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than 90 calendar days prior to such annual meeting and not later than 10 days following the day on which public announcement of the date of such meeting is first made by Delek. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for submitting stockholder's notice as described above.

Nominations and proposals of business must also comply with the applicable provisions of the Exchange Act. The chairman of the meeting shall determine whether a nomination or proposed business meets the provisions of Delek's bylaws and, if any nomination or proposed business was not made or proposed in compliance with Delek's bylaws, the chairman may declare that such non-compliant proposal or nomination be disregarded.

Limited Call Rights

ALDW	Delek

If at any time ALDW's general partner and its affiliates hold more than 90% of the then-issued and outstanding limited partner interests of any class, ALDW's general partner will have the right, which it may assign in whole or in part to its affiliates or to ALDW, to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by unaffiliated persons as of a record date to be selected by ALDW's general partner, on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these circumstances would be the greater of (1) the current market price (as defined in the ALDW partnership agreement) of the limited partner interests of the class as of the date three days before the date the notice is mailed to the limited partners as provided in the ALDW Partnership Agreement and (2) the highest price paid by ALDW's general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date ALDW's general partner mails notice of its election to purchase the limited partner interests.	Not applicable.

Preemptive Rights

ALDW	Delek

ALDW's general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase partnership securities from ALDW whenever, and on the same terms that, ALDW issues partnership securities to persons other than the general partner and its affiliates, to the extent necessary to maintain the percentage interests of the general partner and its affiliates equal to that which existed immediately prior to the issuance of such partnership securities. The ALDW Common Unitholders have no preemptive rights to acquire additional ALDW Common Units or other partnership interest in ALDW.	Holders of Delek Common Stock have no preemptive rights under Delek's certificate of incorporation to acquire additional shares of Delek Common Stock or other securities of Delek.

Amendment of Governing Documents

ALDW	Delek

Amendments to the ALDW Partnership Agreement may be proposed only by ALDW's general partner. However, to the fullest extent permitted by law, ALDW's general partner will have no duty or obligation to propose or approve any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to ALDW or the ALDW Common Unitholders. In order to adopt a proposed amendment, other than the amendments discussed below under "No Unitholder Approval," ALDW's general partner is required to seek written approval of the holders of the number of ALDW Common Units required to approve the amendment or call a meeting of the ALDW Common Unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of the outstanding ALDW Common Units (which is referred to, with respect to ALDW, as a "unit majority"). However, other than the amendments discussed below under "—No Unitholder Approval," an amendment of the ALDW Partnership Agreement must be approved by the ALDW Common Unitholders who own at least 90% of the outstanding ALDW Common Units unless ALDW receives an opinion of counsel to the effect that such amendment will not affect the limited liability of any limited partner under applicable law.	Under Section 242 of the DGCL, Delek's certificate of incorporation may be amended upon a resolution of the Delek Board and approved by:

•

the holders of a majority of the outstanding shares of Delek capital stock entitled to vote thereon; and

•

a majority of the outstanding shares of each class of Delek capital stock entitled to vote thereon as a class, if any.

No such stockholder vote would be required under Section 242 of the DGCL to change Delek's name. Delek's certificate of incorporation provides that the affirmative vote of 66 2/3% of Delek's issued and outstanding capital stock entitled to vote thereon shall be required to amend, repeal or adopt any provisions inconsistent with certain provisions of Delek's certificate of incorporation unless the Delek Board unanimously recommends such amendment, repeal or adoption, in which case only a majority vote of the issued and outstanding Delek stock entitled to vote on the election of directors is required. Those articles are summarized in this table in the subsections entitled "Amendment of Governing Documents," "Limitations on Director Liability," "Indemnification" and "Removal of Directors; Withdrawal or Removal of General Partner."

Prohibited Amendments	Prohibited Amendments
No amendment to the ALDW Partnership Agreement may be made that would:	Not applicable.
• enlarge the obligations of any limited partner without his or her consent, unless approved by the holders of at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by ALDW to ALDW's general partner or any of its affiliates without the consent of ALDW's general partner, which consent may be given or withheld at its option.

ALDW	Delek

The provision of the ALDW Partnership Agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding ALDW units voting together as a single class (including units owned by ALDW's general partner and its affiliates).
No Unitholder Approval	No Stockholder Approval
ALDW's general partner generally may make amendments to the ALDW Partnership Agreement without the approval of any limited partner:

•

to reflect a change in the name of ALDW, the location of ALDW's principal place of business, ALDW's registered agent or its registered office;

•

to reflect the admission, substitution, withdrawal or removal of partners in accordance with the ALDW Partnership Agreement;

•

to reflect a change that ALDW's general partner determines to be necessary or advisable to qualify or to continue ALDW's qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that ALDW and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

•

to reflect a change in ALDW's fiscal year or taxable year and related changes;

•

that is necessary, in the opinion of ALDW's counsel, to prevent ALDW or ALDW's general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

Delek's certificate of incorporation and bylaws provides that the board of directors is authorized to amend or repeal any and all of the bylaws of Delek, and the bylaws may also be amended or repealed by the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of capital stock of Delek entitled to vote thereon voting as a single class.

ALDW	Delek

•

that ALDW's general partner determines to be necessary or appropriate for the creation, authorization or issuance of additional partnership securities or derivative instruments relating to ALDW's partnership securities;

•

that is expressly permitted in the ALDW Partnership Agreement to be made by ALDW's general partner acting alone;

•

that is effected, necessitated or contemplated by a Merger Agreement that has been approved under the terms of the ALDW Partnership Agreement;

•

that ALDW's general partner determines to be necessary or appropriate to reflect and account for the formation by ALDW of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by the ALDW Partnership Agreement;

•

in connection with certain mergers, conversions or conveyances set forth in the ALDW Partnership Agreement; and

•

that are amendments substantially similar to any of the matters described above.

In addition, ALDW's general partner may amend the ALDW Partnership Agreement without the approval of any limited partner or if ALDW's general partner determines that such amendment:

•

does not adversely affect ALDW's limited partners (or any particular class of limited partners) in any material respect;

•

is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

is necessary or appropriate to facilitate the trading of ALDW Common Units or to comply with any rule, regulation, guideline or requirement of any national securities exchange on which the ALDW Common Units are or will be listed or admitted for trading;

ALDW	Delek

•

is necessary or appropriate for any action taken by ALDW's general partner relating to a pro rata distribution of partnership interests to all record holders or splits or combinations of units under the provisions of the ALDW Partnership Agreement; or

•

is required to effect the intent expressed in ALDW's registration statement on Form S-1 filed with the SEC in connection with ALDW's initial public offering, as amended or supplemented, or of the provisions of the ALDW Partnership Agreement or are otherwise contemplated by the ALDW Partnership Agreement.

Dissolution and Liquidation

ALDW	Delek

ALDW will continue as a limited partnership until terminated under the ALDW Partnership Agreement. ALDW will dissolve upon:

•

the withdrawal or removal of ALDW's general partner or any other event that results in its ceasing to be ALDW's general partner other than by reason of a transfer of its general partner interest in accordance with the ALDW Partnership Agreement or withdrawal or removal following approval and admission of a successor;

•

the election of ALDW's general partner to dissolve ALDW, if approved by the holders of a majority of the outstanding ALDW Common Units;

•

the entry of a decree of judicial dissolution of ALDW; or

•

there being no limited partners, unless ALDW is continued without dissolution in accordance with applicable Delaware law.

Under the DGCL, Delek will continue its existence after dissolution for a term of three years or for such longer period as the Delaware Court of Chancery will direct in its discretion, to enable Delek to prosecute and defend suits and wind up its business, including disposing of its property to discharge liabilities and to distribute to its stockholders any remaining assets.

ALDW	Delek

Upon a dissolution under the first bullet above, the holders of a majority of ALDW Common Units may also elect, within specific time limitations, to continue ALDW's business on the same terms and conditions described in the ALDW Partnership Agreement by appointing as a successor general partner an entity approved by the holders of a majority of the then outstanding ALDW Common Units, subject to ALDW's receipt of an opinion of counsel relating to certain tax and limited liability matters.

If ALDW dissolves in accordance with the ALDW Partnership Agreement, ALDW will sell or otherwise dispose of ALDW's assets in liquidation. ALDW will first apply the proceeds of liquidation to the payment of ALDW's creditors. ALDW will distribute any remaining proceeds to ALDW's Common Unitholders and ALDW's general partner in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of ALDW's assets in liquidation.

Voting Rights; Meetings; Action by Written Consent

ALDW	Delek

ALDW Common Unitholders are entitled to vote on the following matters:

•

certain amendments to the ALDW Partnership Agreement;

•

the merger of ALDW or the sale of substantially all of ALDW's assets;

•

the dissolution of ALDW; and

•

the withdrawal or removal of the general partner of ALDW and the appointment of a successor general partner.

Each Delek Common Stockholder is entitled to one vote for each share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Except as described below in "—Anti-Takeover Provisions," regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of ALDW Common Unitholders and to act upon matters for which approvals may be solicited. ALDW Common Units that are owned by Ineligible Holders (as defined in the ALDW Partnership Agreement) will be voted by ALDW's general partner and ALDW's general partner will cast the votes on those ALDW Common Units in the same ratios as the votes of the ALDW Common Unitholders who own the other ALDW Common Units are cast.

ALDW	Delek

ALDW's general partner does not hold annual meetings. Any action that is required or permitted to be taken by the ALDW Common Unitholders may be taken either at a meeting of the ALDW Common Unitholders or without a meeting if consents in writing describing the action so taken are signed by ALDW Common Unitholders who have the number of ALDW Common Units necessary to authorize or take that action at a meeting. Meetings of the ALDW Common Unitholders may be called by ALDW's general partner or by ALDW Common Unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. ALDW Common Unitholders may vote either in person or by proxy at meetings.	Delek's bylaws provide that a special meeting of the stockholders may be called by Delek's chairman of the board or the president. Delek's secretary shall call a special meeting upon written request of a majority of the board of directors.

Delek's certificate of incorporation requires any action of stockholders to be effected at a duly called meeting, and such action may not be effected by a consent in writing.

The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
The holders of a majority of Delek's capital stock issued and outstanding, present in person or by proxy and entitled to vote thereat constitutes a quorum for any meetings of the stockholders. If a quorum is not present, the stockholders present have the power to adjourn the meeting until a quorum is present or represented.

Anti-Takeover Provisions

ALDW	Delek

The ALDW Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove ALDW's general partner or otherwise change the management of ALDW's general partner. See "—Removal of Directors; Withdrawal or Removal of General Partner."	See "Description of Delek Capital Stock—Anti-Takeover Effects of Certain Provisions of Delek's Amended and Restated Certificate of Incorporation and Delek's Amended and Restated Bylaws" and "—Anti-Takeover Effects of Delaware Law"

If any person or group other than ALDW's general partner and its affiliates acquires beneficial ownership of 20% or more of any class of ALDW units, that person or group loses voting rights on all of its ALDW units. This loss of voting rights does not apply to any person or group that acquires the ALDW units from ALDW's general partner or its affiliates and any transferees of that person or group approved by ALDW's general partner or to any person or group who acquires the units with the prior approval of ALDW's general partner.	Delek is not party to a rights plan.
Section 203 of the DGCL does not apply to ALDW.	Section 203 of the DGCL applies to Delek. See "—Mergers; Business Combinations" above.

Taxation

ALDW	Delek

ALDW is classified as a partnership for U.S. federal income tax purposes and, generally, is not subject to entity-level taxation.	See "Material U.S. Federal Income Tax Consequences of the Merger."
Each ALDW Common Unitholder receives a Schedule K-1 from ALDW reflecting such ALDW Common Unitholder's share of ALDW's items of income, gain, loss, and deduction for each taxable year.

DESCRIPTION OF DELEK CAPITAL STOCK

              The following is a summary of Delek's capital stock and certain provisions of Delek's certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of Delek's certificate of incorporation and bylaws, which have been filed with the SEC, as well as the DGCL.

General

              Delek's authorized capital stock consists of 120,000,000 shares, of which 110,000,000 shares are common stock, par value $0.01 per share, and 10,000,000 shares are preferred stock, par value $0.01 per share. 81,533,548 shares of Delek Common Stock were issued and outstanding as of the date of this consent statement/prospectus, and no shares of preferred stock are issued and outstanding.

Common Stock

              Holders of Delek Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights in connection with the election of directors. Delek's bylaws provide that all elections of directors shall be determined by a plurality of the votes cast. Accordingly, subject to any rights of Delek's preferred stock, all directors standing for election at a meeting shall be elected by a plurality of the votes cast by the holders of Delek Common Stock present at the meeting and entitled to vote in the election.

              Subject to any preferential rights of Delek's preferred stock, the outstanding holders of Delek Common Stock are entitled to receive any dividends that may be declared by the Delek Board. In the event of Delek's liquidation, dissolution or winding up, holders of Delek Common Stock will, subject to compliance with any applicable requirements of the DGCL, be entitled to receive proportionately any of Delek's assets remaining after the payment of liabilities and any preferential rights of Delek's preferred stock then outstanding.

              Holders of Delek Common Stock have no preemptive, subscription, redemption, conversion or sinking fund rights. The outstanding shares of Delek Common Stock are validly issued and fully paid. All shares of Delek Common Stock have equal rights and preferences. The rights, preferences and privileges of the holders of Delek Common Stock are subject to and may be adversely affected by the rights of holders of shares of any series of Delek preferred stock that Delek may designate and issue in the future.

Preferred Stock

              The Delek Board may, from time to time, authorize the issuance of one or more series of preferred stock without stockholder approval. Though Delek has no current intention to issue any shares of its preferred stock, Delek's certificate of incorporation permits Delek to issue up to 10,000,000 shares of preferred stock. Subject to the provisions of Delek's certificate of incorporation and limitations prescribed by law, the Delek Board is authorized to adopt resolutions to issue shares, establish the number of shares constituting any series, establish the voting powers, if any, determine designations, preferences, powers and relative rights, qualifications, limitations or restrictions on shares of Delek preferred stock, including dividend rights, redemption rights, conversion rights and liquidation preferences, in each case without any action or vote by Delek's stockholders.

              The issuance of Delek preferred stock may adversely affect the rights of Delek common stockholders by, among other things:

  •
  restricting dividends on Delek Common Stock;

  •
  diluting the voting power of Delek Common Stock;

  •
  impairing the liquidation rights of Delek Common Stock; or

  •
  delaying or preventing a change in control without further action by the stockholders.

              As a result of these or other factors, the issuance of Delek preferred stock could have an adverse impact on the market price of Delek Common Stock.

Anti-Takeover Effects of Certain Provisions of Delek's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

              Delek's certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire control of Delek by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Preferred Stock

              Delek believes that the availability of the preferred stock under Delek's certificate of incorporation provides Delek with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows Delek to issue shares of preferred stock without the expense and delay of a special meeting of stockholders. The authorized shares of Delek preferred stock, as well as shares of Delek Common Stock, will be available for issuance without further action by Delek stockholders, unless action is required by applicable law or the rules of any stock exchange on which Delek's securities may be listed. The Delek Board has the power, subject to applicable law, to issue one or more series of preferred stock that could, depending on the terms of any such series, impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their shares over the prevailing market price of Delek's then outstanding capital stock.

Advance Notice Procedure

              Delek's bylaws provide an advance procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, the Delek Board or by a stockholder who has given proper and timely notice to Delek's secretary prior to the meeting, will be eligible for election as a director. Similarly, except for business proposals submitted by, or at the direction of, the Delek Board, a business proposal may only be brought before an annual meeting by a stockholder who has given proper and timely notice to Delek's secretary prior to the meeting. In addition, any proposed business other than the nomination of persons for election to the Delek Board must constitute a proper matter for stockholder action. For such notice to be timely, it must be received by Delek's secretary not less than 90 calendar days nor more than 120 calendar days prior to the one-year anniversary of the preceding year's annual meeting (or if the date of the annual meeting is more than 30 days before or more than 30 days after the one-year anniversary of the previous year's annual meeting, not earlier than 90 calendar days prior to such meeting and not later than 10 calendar days after public disclosure of the date of such meeting is first made by Delek). These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of Delek.

Special Meetings of Stockholders; No Action on Written Consent

              Delek's bylaws provide that special meetings of stockholders may be called only by Delek's chairman of the board, president or secretary upon written request of a majority of the Delek Board. In addition, Delek's certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and expressly prohibits action by written consent in lieu of a meeting. These provisions make it more difficult for stockholders to take action opposed by the Delek Board.

Certificate of Incorporation and Bylaws Amendments

              Delek's certificate of incorporation generally requires the affirmative vote of the holders of at least 66 2/3% of the voting power of Delek's capital stock in order to amend certain of its provisions, including any provisions concerning (i) the limitations of liability of directors, (ii) indemnification of directors and officers, (iii) the power of Delek to purchase and maintain insurance by Delek on behalf of any director, officer, employee or agent thereof, (iv) the removal of any director or the entire Delek Board, and (v) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the certificate of incorporation that would be designed to facilitate the exercise of control over Delek. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of Delek to prevent the holders of a majority or more of such securities from amending such provisions.

              In addition, Delek's certificate of incorporation provides that stockholders may only adopt, amend or repeal the bylaws by the affirmative vote of 66 2/3% of Delek outstanding stock entitled to vote thereon and grants the Delek Board the authority to adopt, alter, amend or repeal any and all of the bylaws of Delek without the approval of stockholders.

Size of the Board of Directors; Removal; Filling of Vacancies

              Delek's certificate of incorporation provides that the number of directors constituting the Delek Board shall be fixed and determined by the directors as set forth in Delek's bylaws. Delek's bylaws provide that the Delek Board will consist of not less than three and not more than 15 persons, with the exact number fixed from time to time by the Delek Board. Delek's certificate of incorporation allows Delek's stockholders to remove any director, or Delek's entire board of directors, with or without cause, generally upon the affirmative vote of 66 2/3% of Delek's outstanding shares of capital stock entitled to vote on the election of directors. As a result of these provisions, Delek's stockholders cannot unilaterally (i) increase the size of the Delek Board without amending Delek's certificate of incorporation or (ii) remove any director, or the entire Delek Board, without the affirmative vote of 66 2/3% of Delek's outstanding shares of capital stock entitled to vote on the election of directors. In addition, Delek's certificate of incorporation provides that any vacancy on the Delek Board, including one created by an increase in the number of directors, may be filled by a majority of the directors then in office (even if less than a quorum), or by a sole remaining director.

Limitation on Liability and Indemnification Matters

              Delek's certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of this provision is to eliminate the ability of Delek and Delek's stockholders, through stockholders' derivative suits on behalf of Delek or otherwise, to recover monetary damages against a director for certain breaches of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply if the directors breached their duty of loyalty to Delek or Delek's stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, repurchases or redemptions (as described under Section 174 of the DGCL) or derived an improper personal benefit from their actions as directors. Delek's certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended. In addition, Delek's certification of incorporation provides that Delek will indemnify its directors and officers to the fullest extent permitted by Delaware law and Delek's bylaws provide that expenses (including attorney's fees) incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by Delek in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by Delek.

              Delek is bound by separate indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require Delek, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers.

              In addition, Delek's certificate of incorporation authorizes Delek to maintain directors' and officers' liability insurance to provide its directors and officers with insurance coverage for losses arising from claims based on breaches of fiduciary duty, negligence, errors and other wrongful acts.

              These provisions may have the effect of reducing the likelihood of litigation against directors and officers, even though such an action, if successful, might otherwise benefit Delek and its stockholders. In addition, the trading price of the Delek Common Stock may be adversely affected to the extent Delek pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions and/or separate indemnification agreements.

Anti-Takeover Effects of Delaware Law

              Delek is a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, an "interested stockholder" of a Delaware corporation shall not engage in any "business combination" with the corporation for a three-year period following the time that the stockholder became an interested stockholder, unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding specified shares for the purposes of determining the voting stock outstanding); or

  •
  on or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, upon the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

              Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder." Except as otherwise specified in Section 203, an interested stockholder is generally defined to include:

  •
  any person that is the owner (as defined in Section 203) of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  the affiliates and associates of any such person.

              Under some circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage any entity interested in acquiring Delek to negotiate in advance with the Delek Board because the stockholder approval requirement would be avoided if the Delek Board approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving Delek that Delek's stockholders may otherwise deem to be in their best interests.

Listing

              Delek Common Stock is listed for trading on the NYSE under the ticker symbol "DK."

Transfer Agent and Registrar

              The transfer agent and registrar for the Delek Common Stock is American Stock Transfer & Trust Company LLC.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

              The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of Delek Common Stock received in the Merger. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations (the "Treasury Regulations") promulgated under the Code and judicial authority and administrative interpretations, all as of the date of this document, and all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

              This discussion is limited to U.S. holders of ALDW Common Units that hold their ALDW Common Units, and will hold their Delek Common Stock received in the Merger, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the Medicare tax on net investment income or the alternative minimum tax, nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to income taxes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to U.S. holders in light of their particular circumstances or to U.S. holders that may be subject to special rules under U.S. federal income tax laws, including, without limitation:

  •
  a bank, insurance company or other financial institution;

  •
  a tax-exempt or governmental organizations;

  •
  a real estate investment trust;

  •
  an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

  •
  a regulated investment company or a mutual fund;

  •
  a "controlled foreign corporation" or a "passive foreign investment company";

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of ALDW Common Units that received such ALDW Common Units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  a holder of options, or holders of restricted units or bonus units, granted under any ALDW benefit plan;

  •
  a person whose functional currency is not the U.S. dollar;

  •
  a holder of ALDW Common Units that holds such ALDW Common Units as part of a hedge, straddle, appreciated financial position, conversion or other "synthetic security" or integrated investment or risk reduction transaction; or

  •
  a U.S. expatriate.

              If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds ALDW Common Units, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership and upon certain determinations made at the partner level. A partner in a partnership holding ALDW Common Units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of Delek Common Stock received in the Merger.

              For purposes of this discussion, "U.S. holder" is a beneficial owner of ALDW Common Units or Delek Common Stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation (or any other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate, whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons that have the authority to control all substantial decisions of the trust or (ii) that has made a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE RECEIPT, OWNERSHIP AND DISPOSITION OF DELEK COMMON STOCK RECEIVED IN THE MERGER. EACH HOLDER OF ALDW COMMON UNITS (INCLUDING EACH U.S. HOLDER AND NON-U.S. HOLDER) IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE RECEIPT, OWNERSHIP AND DISPOSITION OF DELEK COMMON STOCK RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES AND ALL APPLICABLE LAW, INCLUDING RECENTLY-ENACTED U.S. TAX LEGISLATION.

Tax Consequences of the Merger to U.S. Holders of ALDW Common Units

              Tax Characterization of the Merger.    The receipt of Delek Common Stock as Merger Consideration in exchange for ALDW Common Units pursuant to the Merger should be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, the Merger should be treated as a taxable sale of a U.S. holder's ALDW Common Units in exchange for the Delek Common Stock received as Merger Consideration in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

              Amount and Character of Gain or Loss Recognized.    A U.S. holder who receives Delek Common Stock as Merger Consideration in exchange for ALDW Common Units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between (i) the sum of (A) the fair market value of the Delek Common Stock received and (B) such U.S. holder's share of ALDW's nonrecourse liabilities immediately prior to the Merger, and (ii) such U.S. holder's adjusted tax basis in the ALDW Common Units exchanged therefor (which includes such U.S. holder's share of ALDW's nonrecourse liabilities immediately prior to the Merger).

              A U.S. holder's initial tax basis in ALDW Common Units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the ALDW Common Units plus the U.S. holder's share of ALDW's nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder's share of ALDW's income and by any increases in the U.S. holder's share of ALDW's nonrecourse liabilities, and (ii) decreased, but not below zero, by distributions from ALDW, by the U.S. holder's share of ALDW's losses, by any decreases in the U.S. holder's share of ALDW's nonrecourse liabilities and by the U.S. holder's share of ALDW's expenditures that are not deductible in computing taxable income and are not required to be capitalized.

              Except as noted below, gain or loss recognized by a U.S. holder on the exchange of ALDW Common Units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which may be substantial (generally increasing in accordance with the length of time a U.S. holder has held its ALDW Common Units and corresponding to the total amount of depreciation deductions allocated to the U.S. holder in prior periods), will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to "unrealized receivables," including depreciation recapture, or to "inventory items" owned by ALDW and its subsidiaries. A U.S. holder is generally allowed a deduction equal to 20% of such U.S. unitholder's share of such income. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the exchange of an ALDW Common Unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder's ALDW Common Units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of ALDW Common Units in the Merger.

              Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder has held its ALDW Common Units for more than one year as of the Effective Time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations only may be used to offset capital gains.

              The amount of gain or loss recognized by each U.S. holder in the Merger will vary depending on such U.S. holder's particular situation, including the value of the Delek Common Stock received as Merger Consideration by such U.S. holder in the Merger, the adjusted tax basis of the ALDW Common Units exchanged by such U.S. holder in the Merger, and the amount of any suspended passive losses that may be available to a particular U.S. holder to offset a portion of the gain recognized by such U.S. holder. Passive losses that were not deductible by a U.S. holder in prior taxable periods because they exceeded such U.S. holder's share of ALDW's income may be deducted in full upon such U.S. holder's taxable disposition of its entire investment in ALDW pursuant to the Merger. Each U.S. holder is strongly urged to consult its tax advisor with respect to the unitholder's specific tax consequences of the Merger, taking into account its own particular circumstances.

              ALDW Items of Income, Gain, Loss and Deduction for the Taxable Period Ending on the Date of the Merger.    A U.S. holder will be allocated its share of ALDW's items of income, gain, loss and deduction for the taxable period of ALDW that includes the Effective Date of the Merger in accordance with the terms of the ALDW partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from ALDW. Any such income and gain allocated to such U.S. holder will increase such U.S. holder's tax basis in its ALDW Common Units and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease such U.S. holder's tax basis in its ALDW Common Units and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

              Tax Basis and Holding Period in Delek Common Stock Received in the Merger.    A U.S. holder's tax basis in the shares of Delek Common Stock it receives in the Merger will equal the fair market value of such shares. A U.S. holder's holding period in the shares of Delek Common Stock received in the Merger will begin on the day after the Effective Date of the Merger.

Tax Consequences to U.S. Holders of Owning and Disposing of Shares of Delek Common Stock Received in the Merger

              Distributions on Delek Common Stock.    For U.S. federal income tax purposes, distributions of cash by Delek to a U.S. holder with respect to shares of Delek Common Stock received in the Merger will generally be included in a U.S. holder's income as ordinary dividend income to the extent of Delek's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. Distributions of cash in excess of Delek's current or accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's shares of Delek Common Stock and, to the extent the distribution exceeds such U.S. holder's adjusted tax basis, as capital gain from the sale or exchange of such shares of Delek Common Stock. Dividends received by a corporate U.S. holder may be eligible for a dividend received deduction, subject to applicable limitations. Dividends received by an individual U.S. holder may be taxed at the lower applicable long-term capital gains rate if such dividends are treated as "qualified dividend income" for U.S. federal income tax purposes.

              Sale, Exchange, Certain Redemptions or Other Taxable Dispositions of Delek Common Stock.    Upon the sale, exchange, certain redemptions or other taxable dispositions of Delek Common Stock received in the Merger, a U.S. holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any other property received upon such taxable disposition of shares of Delek Common Stock and (ii) the U.S. holder's adjusted tax basis in such shares of Delek Common Stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period in the shares of Delek Common Stock disposed of is more than one year at the time of such taxable disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at reduced rates. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may only be used to offset capital gains.

Information Reporting and Backup Withholding

              Information returns may be required to be filed with the IRS in connection with the Merger and in connection with distributions made with respect to, or dispositions of, Delek Common Stock received in the Merger. A U.S. holder may be subject to U.S. backup withholding on payments made pursuant to the Merger or on distributions made with respect to, or on payments made pursuant to dispositions of, Delek Common Stock received in the Merger unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. Any amount withheld under the U.S. backup withholding rules is not an additional tax and will generally be allowed as a refund or credit against the U.S. holder's U.S. federal income tax liability provided that the required information is timely furnished to the IRS.

 LEGAL MATTERS

              The validity of shares of Delek Common Stock to be issued in the Merger will be passed upon by Baker Botts L.L.P., Houston, Texas.

EXPERTS

              The consolidated financial statements of Delek US Holdings, Inc. (now known as Delek US Energy, Inc.) appearing in Delek US Holdings, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2016 (including the schedule appearing therein), and the effectiveness of Delek US Holdings, Inc.'s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

              The consolidated financial statements of Alon USA Partners, LP as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

              The consolidated financial statements of Alon USA Energy, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

              ALDW and Delek file annual, quarterly and other reports with the SEC. You may read and copy any of this information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including ALDW and Delek, who file reports and information electronically with the SEC. The reports and other information filed by ALDW and Delek with the SEC are also available at the website www.delekus.com. Delek's web address and the web addresses of the SEC and ALDW have been included as inactive textual references only. The information contained on those websites is expressly not incorporated by reference into this consent statement/prospectus.

              This document, which forms part of a registration statement on Form S-4 filed with the SEC by Delek (File No. 333-222014), constitutes a prospectus of Delek under Section 5 of the Securities Act with respect to the Delek Common Stock to be issued to ALDW Common Unitholders pursuant to the Merger Agreement, as such agreement may be amended from time to time.

              In addition, the SEC allows ALDW and Delek to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this consent statement/prospectus, except for any information that is superseded by information included directly in this consent statement/prospectus or incorporated by reference subsequent to the date of this consent statement/prospectus as described below. Statements contained in this consent statement/prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance ALDW Common Unitholders are referred to the copy of the contract or other document filed with the SEC, each statement being qualified in all respects by such reference.

              This consent statement/prospectus incorporates by reference the documents listed below that ALDW and Delek have previously filed with the SEC. They contain important information about the companies and their financial condition, business and prospects. You should analyze the information in this consent statement/prospectus and the additional information in the documents described under the heading "Documents Incorporated By Reference."

              You may request copies of this consent statement/prospectus and any of the documents incorporated by reference herein or other information concerning Delek or ALDW, without charge, upon written or oral request to the applicable company's principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For Delek: Delek US Holdings, Inc. 7102 Commerce Way Brentwood, Tennessee 37027 Attention: Investor Relations (615) 771-6701	For ALDW: Alon USA Partners, LP 7102 Commerce Way Brentwood, Tennessee 37027 Attention: Investor Relations (615) 771-6701

              To obtain timely delivery of these documents prior to the conclusion of the consent process, ALDW Common Unitholders must request the information no later than [    •    ], 2018.

              You should rely only on the information contained or incorporated by reference in this consent statement/prospectus. None of ALDW, Delek or any of their affiliates has authorized anyone to provide you with information different from that contained or incorporated by reference in this consent statement/prospectus. Neither Delek, ALDW nor any of their respective affiliates take any responsibility for, nor can they provide any assurance as to, the reliability of any other information that others may give you. The information contained in this consent statement/prospectus and the documents incorporated by reference is accurate only as of its respective dates, regardless of the time of delivery of this consent statement/prospectus. ALDW's and Delek's business, financial condition, results of operations and prospects may have changed since those dates.

DOCUMENTS INCORPORATED BY REFERENCE

              The SEC allows Delek and ALDW to "incorporate by reference" certain information in documents Delek and ALDW file with the SEC, which means that Delek and ALDW can disclose important information to you in this consent statement/prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this consent statement/prospectus, except for any information superseded by information in this consent statement/prospectus, or information filed subsequently that is incorporated by reference and information in any consent statement/prospectus supplement. These documents contain important business and financial information about Delek and ALDW, including information concerning financial performance, and Delek and ALDW each urge you to read them.

              On January 2, 2017, Delek US Energy, Inc. (formerly known as Delek US Holdings, Inc.), a Delaware corporation ("Old Delek") (Commission File No. 001-32868), entered into an Agreement and Plan of Merger with Alon USA Energy, Inc., a Delaware corporation ("Alon Energy"), Delek (formerly known as Delek Holdco, Inc.), a Delaware corporation (also referred to as "New Delek" herein), Dione Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Delek ("Delek Merger Sub"), and Astro Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Delek ("Astro Merger Sub"), as amended by the First Amendment to Agreement and Plan of Merger, dated as of February 27, 2017, and the Second Amendment to Agreement and Plan of Merger, dated as of April 21, 2017 (collectively, the "Delek-ALJ Merger Agreement"). Pursuant to the Delek-ALJ Merger Agreement, Certificates of Amendment and Certificates of Merger filed with the Secretary of State of the State of Delaware on June 30, 2017, (i) Old Delek was renamed "Delek US Energy, Inc." and Delek was renamed "Delek US Holdings, Inc."; (ii) Delek Merger Sub merged with and into Old Delek (the "Delek Merger"), with Old Delek surviving as a wholly-owned subsidiary of New Delek; and (iii) Astro Merger Sub merged with and into Alon Energy (the "Astro Merger" and. together with the Delek Merger, the "Delek-ALJ Merger"), with Alon Energy surviving as a direct and indirect wholly-owned subsidiary of Delek. The Delek-ALJ Merger was effective as of July 1, 2017 (the "Delek-ALJ Effective Time"). By reason of the Delek-ALJ Merger, at the Delek-ALJ Effective Time, New Delek became the parent public reporting company. On July 3, 2017, New Delek filed a Current Report on Form 8-K filed for the purpose of establishing Delek as the successor issuer to Old Delek and Alon Energy pursuant to Rule 12g-3(c) under the Exchange Act. In addition, as a result of the Delek-ALJ Merger, the shares of common stock of Old Delek and Alon Energy were delisted from the New York Stock Exchange in July 2017, and their respective reporting obligations under the Exchange Act were terminated.

              Delek and ALDW incorporate by reference into this consent statement/prospectus all of the following documents (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  ALDW's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017;

  •
  ALDW's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017, for the quarter ended June 30, 2017, filed on August 2, 2017, and for the quarter ended September 30, 2017, filed on November 9, 2017;

  •
  ALDW's Current Reports on Form 8-K filed on January 20, 2017, August 3, 2017, August 11, 2017, October 10, 2017, November 9, 2017 (two reports), and December 21, 2017;

  •
  Old Delek's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 28, 2017;

  •
  Old Delek's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 9, 2017;

  •
  Delek's Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 7, 2017, and for the quarter ended September 30, 2017, filed on November 9, 2017;

  •
  Old Delek's Current Reports on Form 8-K filed on January 3, 2017, January 31, 2017, February 14, 2017, February 28, 2017, March 27, 2017, May 9, 2017, May 11, 2017, May 31, 2017, June 6, 2017, June 19, 2017, June 22, 2017 and June 29, 2017;

  •
  Delek's Current Reports on Form 8-K filed on July 3, 2017, July 13, 2017, October 30, 2017, November 9, 2017 (two reports), November 13, 2017, November 22, 2017,

    November 27, 2017, December 4, 2017, December 7, 2017, December 21, 2017, and January 2, 2018; and

  •
  Alon Energy's Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017.

              All additional documents filed by Delek or ALDW with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this consent statement/prospectus and prior to the date on which the Merger is consummated are also deemed to be incorporated by reference. However, any documents or portions thereof or any exhibits thereto that Delek or ALDW furnishes to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this consent statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

November 8, 2017

by and among

DELEK US HOLDINGS, INC.,

SUGARLAND MERGECO, LLC,

ALON USA PARTNERS, LP,

and

ALON USA PARTNERS GP, LLC

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

              THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 8, 2017 (the "Execution Date"), is entered into by and among Delek US Holdings, Inc., a Delaware corporation ("Parent"), Sugarland Mergeco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Alon USA Partners, LP, a Delaware limited partnership ("MLP"), and Alon USA Partners GP, LLC, a Delaware limited liability company and the general partner of MLP ("MLP General Partner").

WITNESSETH:

              WHEREAS, Parent and MLP desire to combine their businesses on the terms and conditions set forth in this Agreement;

              WHEREAS, MLP has required, as a condition to its willingness to enter into this Agreement, that Alon Assets, Inc., a Delaware corporation ("AAI"), simultaneously herewith enters into a Support Agreement, dated as of the Execution Date (the "Support Agreement"), pursuant to which, among other things, AAI agrees to support the Merger (as defined below) and the other transactions contemplated hereby, on the terms and subject to the conditions provided for in the Support Agreement;

              WHEREAS, the MLP Conflicts Committee (as defined below), by unanimous vote, (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders (as defined below) of MLP Public Units (as defined below), (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting MLP Special Approval (as defined below)), and (c) resolved to recommend to the MLP Board (as defined below) the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

              WHEREAS, upon the receipt of the recommendation of the MLP Conflicts Committee, at a meeting duly called and held, the MLP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger and (c) directed that this Agreement be submitted to a vote of the Holders of MLP Common Units (as defined below) and authorized the Holders of MLP Common Units to act by written consent pursuant to Section 13.11 of the MLP Partnership Agreement (as defined below);

              WHEREAS, the Parent Board (as defined below) has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Parent and its stockholders and (b) approved and declared advisable this Agreement and the issuance of shares of common stock of Parent, par value $0.01 per share ("Parent Common Stock"), in connection with the Merger (the "Parent Stock Issuance"); and

              WHEREAS, Delek US Energy, Inc., a Delaware corporation ("DEI"), in its capacity as the sole member of Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

              NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

       Section 1.1      Definitions. In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

              "AAI" has the meaning set forth in the Recitals.

              "Affiliate" has the meaning set forth in Rule 405 of the rules and regulations under the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing (i) with respect to the Parent Group Entities, the term "Affiliate" shall exclude each of the MLP Group Entities, and (ii) with respect to the MLP Group Entities, the term "Affiliate" shall exclude each of the Parent Group Entities.

              "Agreement" has the meaning set forth in the Preamble.

              "Book-Entry MLP Common Units" has the meaning set forth in Section 2.1(c)(ii).

              "Business Day" means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank sitting in New York, New York is closed.

              "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act.

              "Certificate of Merger" has the meaning set forth in Section 2.1(b).

              "Closing" has the meaning set forth in Section 2.1(a).

              "Closing Date" has the meaning set forth in Section 2.1(a).

              "Code" means the Internal Revenue Code of 1986, as amended.

              "Confidentiality Agreement" has the meaning set forth in Section 5.2.

              "Consent Statement/Prospectus" has the meaning set forth in Section 5.3(a).

              "D&O Insurance" has the meaning set forth in Section 5.9(b).

              "DEI" has the meaning set forth in the Recitals.

              "Delaware Courts" has the meaning set forth in Section 8.2.

              "DKL Entities" means Delek Logistics GP, LLC, a Delaware limited liability company, and the entities that are partially or wholly owned, directly or indirectly by Delek Logistics GP, LLC, including Delek Logistics Partners, LP, a Delaware limited partnership, and the entities that are partially or wholly owned, directly or indirectly by Delek Logistics Partners, LP.

              "DLLCA" means the Delaware Limited Liability Company Act, as amended.

              "DRULPA" means the Delaware Revised Uniform Limited Partnership Act, as amended.

              "DTC Participant" means a participating firm that deposits and holds securities through The Depository Trust Company.

              "Effective Time" has the meaning set forth in Section 2.1(b).

              "Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance and other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

              "Environmental Laws" means, without limitation, the following laws, in effect as of the Closing Date, as amended: (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act; (xii) the Occupational Safety and Health Act; and (xiii) all laws, statutes, rules, regulations, orders, judgments, decrees promulgated or issued with respect to the foregoing Environmental Laws by Governmental Entities with jurisdiction in the premises and any other federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health, safety or the environment, including but not limited to the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health or the environment.

              "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

              "ERISA Affiliate" means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person is a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

              "Exchange Agent" has the meaning set forth in Section 2.2(a).

              "Exchange Fund" has the meaning set forth in Section 2.2(a).

              "Execution Date" has the meaning set forth in the Preamble.

              "GAAP" means United States generally accepted accounting principles applied on a consistent basis during the periods involved.

              "Governing Documents" means, with respect to any Person, the certificate or articles of incorporation or formation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement, operating agreement, unanimous equityholder agreement or declaration or other similar governing documents of such Person.

              "Governmental Entity" means any federal, state, tribal, provincial, municipal, foreign or other government, governmental court, department, commission, board, bureau, regulatory or administrative agency or instrumentality.

              "Hazardous Material" means any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a "hazardous material," "hazardous waste," "solid waste," "hazardous substance," "toxic substance," "pollutant," or "contaminant," or words of similar meaning or import found in any applicable Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum substances, petroleum or petrochemical products, natural gas, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) radioactive material, waste and pollutants, radiation, radionuclides and their progeny, or nuclear waste including used nuclear fuel; or (v) which causes or poses a threat to cause contamination or nuisance on any properties, or any adjacent property or a hazard to the environment or to the health or safety of persons on or about any properties.

              "Holders" means, when used with reference to shares of the Parent Common Stock or the MLP Common Units, the holders of such shares or units shown from time to time in the registers maintained by or on behalf of Parent or MLP, respectively, and, solely for purposes of Section 2.1(e), shall include DTC Participants.

              "Knowledge" as used in this Agreement with respect to a party hereto, means the actual knowledge of that party's designated personnel, after reasonable inquiry. The designated personnel for the Parent Parties are set forth on Schedule A-1 hereto. The designated personnel for the MLP Parties are set forth on Schedule A-2 hereto.

              "Laws" means all statutes, regulations, codes, tariffs, ordinances, decisions, administrative interpretations, writs, injunctions, stipulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority (including the NYSE).

              "Letter of Transmittal" has the meaning set forth in Section 2.2(b).

              "Liens" means any mortgage, restriction (including restrictions on transfer), deed of trust, lien, security interest, preemptive right, option, right of first offer or refusal, lease or sublease, claim, pledge, conditional sales contract, charge, encroachment or encumbrance.

              "Merger" means the merger of Merger Sub with and into MLP, with MLP as the sole surviving entity.

              "Merger Consideration" has the meaning set forth in Section 2.1(c)(i).

              "Merger Sub" has the meaning set forth in the Preamble.

              "MLP" has the meaning set forth in the Preamble.

              "MLP Board" means the Board of Directors of MLP General Partner.

              "MLP Certificate" has the meaning set forth in Section 2.1(c)(ii).

              "MLP Common Units" means the "Common Units," as defined in the MLP Partnership Agreement.

              "MLP Conflicts Committee" means the Conflicts Committee (as defined in the MLP Partnership Agreement) of the MLP Board.

              "MLP D&O Indemnified Parties" means any Person (together with such Person's heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an "Indemnitee," as defined in the MLP Partnership Agreement; provided that a Person shall not be an MLP D&O Indemnified Party by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

              "MLP Disclosure Letter" means the disclosure letter prepared by MLP and delivered to Parent concurrently herewith.

              "MLP Financial Statements" has the meaning set forth in Section 3.6(a).

              "MLP General Partner" has the meaning set forth in the Preamble.

              "MLP General Partner Interest" means the "General Partner Interest," as defined in the MLP Partnership Agreement.

              "MLP GP LLC Agreement" means the Limited Liability Company Agreement of MLP General Partner, dated as of August 17, 2012.

              "MLP Group Entities" means the MLP Parties and the MLP Subsidiaries.

              "MLP Long-Term Incentive Plan" means the Alon USA Partners, LP 2012 Long-Term Incentive Plan, adopted as of November 26, 2012.

              "MLP Material Adverse Effect" means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the MLP Group Entities, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been an MLP Material Adverse Effect: (a) changes, effects, states of fact, developments, events or occurrences affecting the industries in which MLP or any MLP Subsidiary operates (including any political or regulatory changes or changes in applicable Law); (b) changes, effects, states of fact, developments, events or occurrences affecting the United States or global economic conditions or financial, credit, debit, securities or other capital markets in general; (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency or any natural disasters (including hurricanes, earthquakes, tornadoes, floods or tsunamis) or force majeure events; (d) the announcement or pendency of this Agreement or the transactions contemplated hereby; (e) changes or anticipated changes in any Laws or accounting regulations or principles applicable to MLP or any of the MLP Subsidiaries or the interpretation of any of the foregoing; (f) any legal proceedings commenced or threatened by or involving the MLP or any of the MLP Subsidiaries or any current or former equityholder thereof arising out of or related to this Agreement or the transactions contemplated by this Agreement;

(g) any actions required to be taken by MLP or any MLP Subsidiary under any Law or contract existing as of the Execution Date; (h) changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities); (i) the MLP Parties taking any action required or contemplated by this Agreement; (j) any change in the market price or trading volume of the limited partnership interests or other equity securities of MLP (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change set forth in this clause (j) that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, an MLP Material Adverse Effect); or (k) any failure of the MLP Group Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure set forth in this clause (k) that are not otherwise excluded from the definition of MLP Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been an MLP Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the MLP Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of either of the MLP Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

              "MLP Material Contract" shall have the meaning ascribed to such term in Section 3.13.

              "MLP Parties" means MLP and MLP General Partner.

              "MLP Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of MLP, dated November 26, 2012, as heretofore amended, and as further amended from time to time after the Execution Date in accordance with this Agreement.

              "MLP Partnership Interest" means "Partnership Interest," as defined in the MLP Partnership Agreement.

              "MLP Public Units" means the MLP Common Units other than the MLP Common Units held directly or indirectly by the Parent Group Entities or by MLP.

              "MLP Restricted Unit Award" has the meaning set forth in Section 3.4(a).

              "MLP SEC Reports" has the meaning set forth in Section 3.5(a).

              "MLP Special Approval" means "Special Approval," as defined in the MLP Partnership Agreement.

              "MLP Subsidiaries" means the entities that are partially or wholly owned, directly or indirectly, by MLP.

              "MLP Vote" has the meaning set forth in Section 3.2.

              "Multiemployer Plan" has the meaning set forth in Section 4.14(b).

              "Notice" has the meaning set forth in Section 8.1.

              "NYSE" means the New York Stock Exchange.

              "Orders" has the meaning set forth in Section 3.8(a).

              "Parent" has the meaning set forth in the Preamble.

              "Parent Aggregated Group" has the meaning set forth in Section 4.14(b).

              "Parent Associated Employees" has the meaning set forth in Section 4.15(a).

              "Parent Benefit Plan" means any Employee Benefit Plan maintained by, sponsored by or contributed to by, or obligated to be contributed to by any Parent Group Entity.

              "Parent Board" means the Board of Directors of Parent.

              "Parent Common Stock" has the meaning set forth in the Recitals.

              "Parent Disclosure Letter" means the disclosure letter prepared by Parent and delivered to MLP concurrently herewith.

              "Parent Financial Statements" has the meaning set forth in Section 4.6(a).

              "Parent Group Entities" means the Parent Parties and the Parent Subsidiaries.

              "Parent Material Adverse Effect" means any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on or a material adverse change in (i) the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Parent Group Entities, taken as a whole (including the ownership of the MLP Group Entities); provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Parent Material Adverse Effect: (a) changes, effects, states of fact, developments, events or occurrences affecting the industries in which Parent or any Parent Subsidiary operates (including any political or regulatory changes or changes in applicable Law); (b) changes, effects, states of fact, developments, events or occurrences affecting the United States or global economic conditions or financial, credit, debt, securities or other capital markets in general; (c) any outbreak of, acts of or escalation of hostilities, terrorism, war or other similar national emergency or any natural disasters (including hurricanes, earthquakes, tornadoes, floods or tsunamis) or force majeure events; (d) the announcement or pendency of this Agreement or the transactions contemplated hereby; (e) changes or anticipated changes in any Laws or accounting regulations or principles applicable to Parent or any of the Parent Subsidiaries or the interpretation of any of the foregoing; (f) any legal proceedings commenced or threatened by or involving the Parent Group Entities or any current or former equityholder thereof arising out of or related to this Agreement or the transactions contemplated by this Agreement; (g) any actions required to be taken by Parent or any Parent Subsidiary under any Law or contract existing as of the Execution Date; (h) changes, effects, states of fact, developments, events or occurrences affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities (including occurrences affecting the spread in prices between unrefined and refined commodities); (i) the Parent Parties taking any action required or contemplated by this Agreement; (j) changes, effects, states of fact, developments, events or occurrences at any MLP Group Entity; (k) any change in the market price or trading volume of the shares of common stock or other equity securities of Parent (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect); or (l) any failure of the Parent Group Entities to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure set forth in this clause (l) that are not otherwise excluded from the definition of Parent Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been a Parent Material Adverse Effect); provided that, in the case of clauses (a), (b), (c), (e) and (h) the adverse impact on the Parent Group Entities, taken as a whole, is not materially disproportionate to the adverse impact on similarly situated parties, or (ii) the ability of any of the Parent Parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

              "Parent Material Contract" shall have the meaning ascribed to such term in Section 4.13.

              "Parent Partially Owned Entities" means the Partially Owned Entities of Parent.

              "Parent Parties" means Parent and Merger Sub.

              "Parent Preferred Stock" has the meaning set forth in Section 4.4(a).

              "Parent SEC Reports" has the meaning set forth in Section 4.5(a).

              "Parent Stock Issuance" has the meaning set forth in the Recitals.

              "Parent Subsidiaries" means the entities that are partially or wholly owned, directly or indirectly, by Parent, excluding any MLP Group Entity.

              "Partially Owned Entity" means, with respect to a specified Person, an entity that is directly or indirectly owned in part by such specified Person, but is not directly or indirectly wholly owned by such specified Person.

              "Party Group" means the MLP Parties, on the one hand, and the Parent Parties, on the other hand. A reference to a Party Group is a reference to each of the members of such Party Group.

              "Pension Plan" has the meaning set forth in Section 4.14(b).

              "Permits" has the meaning set forth in Section 3.12(a).

              "Permitted Lien" means all: (i) mechanics', materialmen's, carriers', workmen's, repairmen's, vendors', operators' or other like Liens, if any, that do not materially detract from the value of or materially interfere with the use of any of the assets of the Parent Group Entities or MLP Group Entities, as applicable, subject thereto; (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) title defects or Liens (other than those constituting Liens for the payment of indebtedness), if any, that do not or would not, individually or in the aggregate, impair in any material respect the use or occupancy of the assets of the Parent Group Entities or MLP Group Entities, as applicable, taken as a whole; (iv) Liens for Taxes that are not due and payable; and (v) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the businesses of the Parent Group Entities or MLP Group Entities, as applicable.

              "Person" means an individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity or Governmental Entity.

              "Proceedings" has the meaning set forth in Section 3.8(a).

              "Registration Statement" has the meaning set forth in Section 3.21.

              "Representatives" means, with respect to a Person, its directors, officers and managerial employees.

              "Rights" shall mean, with respect to any Person, subscriptions, options, restricted units, equity appreciation rights, profits interests or other equity-based interests, warrants, calls, convertible or exchangeable securities, rights, preemptive rights, preferential purchase rights, rights of first refusal or any similar rights, commitments or agreements of any character providing for the issuance of any partnership interests, voting securities or equity interests of such Person, including any representing the right to purchase or otherwise receive any of the foregoing or any securities convertible into or exchangeable or exercisable for such partnership interests, voting securities or equity interests.

              "Rights-of-Way" means consents, easements, rights of way, permits and licenses from a Person granting the right to another Person to use or occupy one or more parcels of land.

              "Sarbanes-Oxley Act" has the meaning set forth in Section 3.5(a).

              "SEC" means the United States Securities and Exchange Commission.

              "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

              "Subsidiaries" means, when used with reference to Parent or MLP, the Parent Subsidiaries or the MLP Subsidiaries, respectively.

              "Support Agreement" has the meaning set forth in the Recitals.

              "Surrender" means, when used with reference to an MLP Public Unit, the proper delivery of an MLP Certificate (or lost certificate affidavit as contemplated by Section 2.2(b)) or the proper completion, with respect to a Book-Entry MLP Common Unit, of all procedures necessary, in either case, to effect the transfer of such MLP Public Unit in accordance with the terms of the Letter of Transmittal or such other procedures as may be reasonably established by the Exchange Agent.

              "Surviving Entity" has the meaning set forth in Section 2.1(b).

              "Tax" or "Taxes" means all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including federal income taxes and state income taxes), gross receipts taxes, net proceeds taxes, alternative or add-on minimum taxes, sales taxes, use taxes, real property gains or transfer taxes, ad valorem taxes, property taxes, value-added taxes, franchise taxes, production taxes, severance taxes, windfall profit taxes, withholding taxes, payroll taxes, employment taxes, excise taxes and other obligations of the same or similar nature to any of the foregoing.

              "Tax Return" means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

              "Termination Date" has the meaning set forth in Section 7.2(a).

              "Willful Breach" means a material breach of any of the covenants or other agreements contained in this Agreement that is a consequence of an act or omission undertaken or not undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause or constitute a material breach of such covenant or agreement; it being acknowledged and agreed, without limitation, that any failure by any party to consummate the Merger in accordance with the terms of this Agreement after the applicable conditions in Article VI have been satisfied or waived shall constitute a Willful Breach of this Agreement.

              "Written Consent" means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent without a meeting in accordance with Section 13.11 and Section 14.3 of the MLP Partnership Agreement of the holders of MLP Common Units constituting a Unit Majority (as defined in the MLP Partnership Agreement).

       Section 1.2      Rules of Construction. The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "Section" followed by a number or a letter refer to the specified Article or Section of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement (including the MLP Disclosure Letter and the Parent Disclosure Letter) and not to any particular Article, Section or other portion hereof. Unless otherwise specifically indicated or the context otherwise requires, (a) all references to "dollars" or "$" mean United States dollars, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation," (d) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply "if," and (e) all words used as accounting terms shall have the meanings assigned to them under GAAP. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day. Reference to any party hereto is also a reference to such party's permitted successors and assigns. The Exhibits attached to this Agreement are hereby incorporated by reference into this Agreement and form part hereof. Unless otherwise indicated, all references to an "Exhibit" followed by a number or a letter refer to the specified Exhibit to this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the parties hereto that this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the parties hereto; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

ARTICLE II
MERGER

       Section 2.1      Closing of the Merger

              (a)         Closing Date. Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing set forth in Article VI, the closing (the "Closing") of the Merger and the other transactions contemplated by this Section 2.1 shall be held at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002 on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the Closing Date, but subject to satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of those conditions) commencing at 9:00 a.m., local time, or such other place, date and time as may be mutually agreed upon in writing by the parties hereto. The "Closing Date," as referred to herein, shall mean the date on which the Closing actually occurs.

              (b)         Effective Time. Concurrently with or as soon as practicable following the Closing, Parent and MLP shall cause a certificate of merger effecting the Merger (the "Certificate of Merger") to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed by the parties hereto, such later time and date as may be expressed therein as the effective date and time of the Merger) being the "Effective Time"). Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into MLP, the separate existence of Merger Sub shall cease, and MLP shall continue as the surviving limited partnership in the Merger (the "Surviving Entity").

              (c)          Effect of the Merger on Equity Securities. Subject in each case to Section 2.1(d) and (e), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, MLP, MLP General Partner, any Holder of MLP Common Units, any Holder of Parent Common Stock, or any other Person:

        (i)          Conversion of MLP Public Units. Each of the MLP Public Units outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.4900 shares of validly issued, fully paid and nonassessable Parent Common Stock (such number of shares of Parent Common Stock, the "Merger Consideration").

        (ii)         Rights of Holders of MLP Public Units. Each MLP Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each Holder of such MLP Public Units immediately prior to the Effective Time shall thereafter cease to be a limited partner of MLP or have any rights with respect to such MLP Public Units, except the right to receive the Merger Consideration and any distributions to which former Holders of MLP Public Units become entitled all in accordance with this Article II upon the Surrender of (A) a certificate that immediately prior to the Effective Time represented MLP Public Units (an "MLP Certificate") or (B) uncertificated MLP Public Units represented by book-entry ("Book-Entry MLP Common Units"), together with such properly completed and duly executed Letter of Transmittal and such other documents in accordance with Section 2.2.

        (iii)        Treatment of MLP-Owned Common Units and Parent-Owned Partnership Interests. Any MLP Common Units that are owned immediately prior to the Effective Time by MLP shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled MLP Common Units. The MLP General Partner Interest and all MLP Common Units that are not MLP Public Units or not canceled pursuant to the first sentence of this clause (iii) shall, in each case, remain outstanding as partnership interests in the Surviving Entity, unaffected by the Merger.

        (iv)        Equity of Merger Sub. The outstanding limited liability company interest in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into an aggregate number of common units representing limited partner interests in the Surviving Entity equal to the number of MLP Public Units that are converted into the right to receive the Merger Consideration pursuant to Section 2.1(c)(i). At the Effective Time, the books and records of MLP shall be revised to reflect the cancellation and retirement of all MLP Public Units and the conversion of the limited liability company interest in Merger Sub to common units of the Surviving Entity, and the existence of MLP (as the Surviving Entity) shall continue without dissolution.

              (d)         Other Effects of the Merger. The Merger shall be conducted in accordance with and shall have the effects set forth in this Agreement and the applicable provisions of DRULPA and DLLCA. At the Effective Time, (i) the certificate of limited partnership of MLP shall continue as the certificate of limited partnership of the Surviving Entity, and (ii) the MLP Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the MLP Partnership Agreement.

              (e)         No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger. Notwithstanding any other provision of this Agreement, all fractional shares of Parent Common Stock that a Holder of MLP Common Units would otherwise be entitled to receive as Merger Consideration (after taking into account all MLP Common Units held by such Holder) will be aggregated and then, if a fractional share of Parent Common Stock results from that aggregation, be rounded up to the nearest whole share of Parent Common Stock (and, for the avoidance of doubt, no Person that is not a record holder of MLP Common Units or a DTC Participant will be entitled hereunder to have any fractional shares of Parent Common Stock rounded up, and none of Parent, AAI or the Surviving Entity shall have any obligation pursuant to this sentence with respect to any Person that is not a record holder of MLP Common Units or a DTC Participant) and any such additional Parent Common Stock shall become part of the Merger Consideration.

              (f)          Certain Adjustments. If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding MLP Common Units or shares of Parent Common Stock shall be increased, decreased or changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in, or an issuance of, partnership interests, voting securities, equity interests or Rights, or by reason of any subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to Parent, MLP, Merger Sub and the Holders of MLP Restricted Unit Awards and MLP Public Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.1(f) shall be deemed to permit or authorize any party hereto to effect any such dividend or distribution payable in equity securities or Rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or the authorization, declaration or agreement to do such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

       Section 2.2      Exchange of MLP Public Units

              (a)         Exchange Agent. Prior to the mailing of the Consent Statement/Prospectus, Parent shall appoint American Stock Transfer & Trust Company, LLC to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration and any dividends and other distributions pursuant to Section 2.2(c). At or prior to the Closing, Parent shall (i) reserve with the Exchange Agent the shares of Parent Common Stock to be issued pursuant to Section 2.1(c)(i), and (ii) authorize the Exchange Agent to exchange shares of Parent Common Stock in accordance with this Section 2.2. Parent shall, from time to time, deposit with the Exchange Agent any additional cash or other consideration as and when necessary to pay any dividends and other distributions pursuant to Section 2.2(c) (and shall authorize the Exchange Agent to pay out the same). Such Parent Common Stock and any cash or other consideration deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund." Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process. Any shares of Parent Common Stock and any other funds deposited with the Exchange Agent shall be returned to Parent after the earlier to occur of (x) payment in full of all amounts due to the Holders of MLP Public Units under this Article II and (y) the expiration of the period specified in Section 2.2(e).

              (b)         Exchange Procedures. Promptly after the Effective Time, Parent shall, or shall cause the Exchange Agent to, mail to each Holder, as of the Effective Time, of MLP Public Units whose MLP Public Units were converted into the right to receive the Merger Consideration a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the MLP Certificates shall pass, only upon proper delivery of the MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) to the Exchange Agent or, in the case of Book-Entry MLP Common Units, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in customary form and have such other reasonable provisions as Parent and MLP may agree prior to the Effective Time) and instructions for effecting the Surrender of such MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units in exchange for, as applicable, whole shares of Parent Common Stock and any dividends or distributions payable pursuant to Section 2.2(c). Subject to Section 2.2(c), upon Surrender to the Exchange Agent of such MLP Certificates (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units, together with such properly completed and duly executed Letter of Transmittal and such other documents as may reasonably be required by the Exchange Agent, the Holder of an MLP Certificate (or lost certificate affidavit as contemplated by this Section 2.2(b)) or Book-Entry MLP Common Units shall be entitled to receive in exchange therefor, as applicable, (i) that number of whole shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) to which such Holder is entitled pursuant to Section 2.1(c)(i) and (ii) any dividends or distributions payable pursuant to Section 2.2(c) to which such Holder is entitled. The instructions for effecting the Surrender of MLP Certificates shall set forth procedures that must be taken by the Holder of any MLP Certificate that has been lost, destroyed or stolen; it shall be a condition to the right of such Holder to receive the Merger Consideration and any distributions payable pursuant to Section 2.2(c) that the Exchange Agent shall have received, along with the Letter of Transmittal, a duly executed lost certificate affidavit, including an agreement to indemnify Parent for losses suffered by Parent because of such lost certificate, in customary form, signed exactly as the name or names of the registered Holder or Holders of MLP Public Units appeared on the books of MLP immediately prior to the Effective Time, together with a customary bond and such other documents, in each case, as Parent may reasonably require in connection therewith. After the Effective Time, there shall be no further transfer on the records of MLP or its transfer agent of MLP Certificates or Book-Entry MLP Common Units (provided, however, that the foregoing shall not restrict the transfer of any MLP Partnership Interest other than the MLP Public Units after the Effective Time);

and if such MLP Certificates or Book-Entry MLP Common Units are presented to MLP or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration and any dividends and other distributions payable pursuant to Section 2.2(c) as hereinabove provided. Until Surrendered as contemplated by this Section 2.2(b), each MLP Certificate or Book-Entry MLP Common Unit in respect of MLP Public Units shall be deemed at any time after the Effective Time to represent only the right to receive upon such Surrender the appropriate Merger Consideration, together with any dividends and other distributions payable pursuant to Section 2.2(c) or (d). No interest will be paid or will accrue on any dividends and other distributions payable pursuant to Section 2.2(c) or (d).

              (c)          Dividends and Distributions with Respect to Unexchanged MLP Public Units. No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger with a record date after the Effective Time shall be paid to the Holder of any MLP Certificate or Book-Entry MLP Common Units not Surrendered with respect to such shares of Parent Common Stock issuable in respect thereof until the Surrender of such MLP Certificate or Book-Entry MLP Common Units in accordance with this Section 2.2. Subject to the effect of applicable Laws, Parent shall pay, or cause the Exchange Agent to pay, to the Holder of each MLP Certificate or Book-Entry MLP Common Units, without interest, (i) at the time of Surrender of such MLP Certificate or Book-Entry MLP Common Units, the amount of dividends or other distributions previously paid with respect to the whole shares of Parent Common Stock issuable with respect to such MLP Certificate or Book-Entry MLP Common Units that have a record date after the Effective Time and a payment date on or prior to the time of Surrender and (ii) at the appropriate payment date, the amount of dividends and distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to such Surrender and a payment date subsequent to such Surrender.

              (d)         No Further Ownership Rights in MLP Public Units. All Merger Consideration issued upon the Surrender for exchange of MLP Certificates or Book-Entry MLP Common Units in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the MLP Public Units heretofore represented by such MLP Certificates or Book-Entry MLP Common Units (including all rights to common units arrearages), subject, however, to Parent's obligation, with respect to MLP Public Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that may have been declared or made by MLP on such MLP Public Units in accordance with the terms of this Agreement on or prior to the Effective Time and that remain unpaid at the Closing Date.

              (e)         Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the Holders of the MLP Certificates or Book-Entry MLP Common Units for 18 months after the Closing Date shall be delivered to Parent, upon demand, and any Holders of the MLP Certificates or Book-Entry MLP Common Units who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for the Merger Consideration and any distributions with respect to MLP Common Units or shares of Parent Common Stock to which such Holders may be entitled.

              (f)          No Liability. To the extent permitted by applicable Law, none of Parent, Merger Sub, MLP, MLP General Partner or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or distribution properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any MLP Certificates or Book-Entry MLP Common Units shall not have been Surrendered immediately prior to such date on which any Merger Consideration or any distributions with respect to MLP Common Units or shares of Parent Common Stock in respect of such MLP Certificate or Book-Entry MLP Common Units would escheat to or become the property of any Governmental Entity, any such units or distributions in respect of such MLP Certificates or Book-Entry

MLP Common Units shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

              (g)         Withholding Rights. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as Parent, Merger Sub or the Exchange Agent reasonably deems to be required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity by Parent, Merger Sub or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent, as the case may be.

              (h)         No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

       Section 2.3      Treatment of MLP Restricted Unit Awards.

              (a)         At the Effective Time, each MLP Restricted Unit Award that is not vested and does not vest in accordance with its terms (as set forth in an applicable award agreement) as a result of the transactions contemplated by this Agreement and that is outstanding as of immediately prior to the Effective Time shall become fully vested and shall be converted into the right to receive a number of shares of Parent Common Stock equal to the number of MLP Common Units subject to each such MLP Restricted Unit Award immediately prior to the Effective Time multiplied by the Merger Consideration (rounded up to the next whole share) as soon as practicable after the Effective Date, along with any corresponding accrued but unpaid DERs (as defined in the MLP Long-Term Incentive Plan) with respect to any MLP Restricted Unit Awards.

              (b)         Prior to the Effective Time, MLP and MLP General Partner shall take all action necessary to effectuate the provisions of this Section 2.3. MLP and MLP General Partner shall ensure that, as of immediately following the Effective Time, no holder of an MLP Restricted Unit Award or participant in the MLP Long-Term Incentive Plan shall have any rights thereunder to acquire, or other rights in respect of, the equity of MLP, the Surviving Entity or any of the MLP Subsidiaries.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE MLP PARTIES

              Except (i) as set forth in a section of the MLP Disclosure Letter corresponding to the applicable section of this Article III to which such disclosure applies (provided that (1) any information set forth in one section of the MLP Disclosure Letter shall be deemed to qualify each other section hereof to which its relevance is reasonably apparent on its face and (2) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or is reasonably likely to have, a MLP Material Adverse Effect) or (ii) as disclosed in the MLP SEC Reports (excluding any disclosures set forth in such MLP SEC Report under the heading "Risk Factors," in any section related to forward-looking statements or any other disclosures included therein to the extent they are solely predictive in nature) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any MLP SEC Report or any amendment to any MLP SEC Report in each case filed on or after the Execution

Date), MLP and, with respect to itself where provided for in this Article III, the MLP General Partner each hereby represents and warrants to the Parent Parties that:

       Section 3.1      Organization and Existence

              (a)         Each of the MLP Group Entities is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted in all material respects.

              (b)         Each of the MLP Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (c)          MLP has made available to Parent true and complete copies of the Governing Documents of each MLP Group Entity in effect as of the Execution Date. All such Governing Documents are in full force and effect and no MLP Party is in violation of any provisions thereof.

       Section 3.2      Authority and Approval. Each of the MLP Parties has all requisite limited liability company or limited partnership power and authority to execute and deliver this Agreement, and subject to receipt of the MLP Vote, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the MLP Parties, and subject to receipt of the MLP Vote, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the MLP Parties have been duly authorized and approved by all requisite partnership or limited liability company action on the part of each of the MLP Parties. At a meeting duly called and held, the MLP Conflicts Committee, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting MLP Special Approval), and (c) resolved to recommend to the MLP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger. Upon the receipt of the recommendation of the MLP Conflicts Committee, at a meeting duly called and held, the MLP Board (a) determined that this Agreement and the transactions contemplated hereby are in the best interest of MLP and the Holders of MLP Public Units, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) directed that this Agreement be submitted to a vote of Holders of MLP Common Units and authorized the Holders of MLP Common Units to act by written consent pursuant to Section 13.11 of the MLP Partnership Agreement. The adoption of this Agreement by the affirmative vote or consent of the Holders of at least a Unit Majority (as defined in the MLP Partnership Agreement) (the "MLP Vote") is the only vote or approval of partnership interests in MLP necessary to approve and adopt this Agreement and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the MLP Parties and, assuming due authorization, execution and delivery by the Parent Parties, constitutes the valid and legally binding obligation of each of the MLP Parties, enforceable against each of the MLP Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

       Section 3.3      No Conflict; Consents

              (a)         Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 3.3(b) and receipt of the MLP Vote, the execution, delivery and performance of this Agreement by each of the MLP Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the MLP Group Entities; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the MLP Group Entities is a party or by which any of the MLP Group Entities or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the MLP Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (b)         No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the MLP Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and "blue sky" Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have an MLP Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

       Section 3.4      Capitalization; Limited Partner Interests

              (a)         As of November 6, 2017, the outstanding capitalization of MLP consists of 62,529,328 MLP Common Units and the MLP General Partner Interest. All of such MLP Common Units and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the MLP Partnership Agreement, and are fully paid (to the extent required under the MLP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the MLP Partnership Agreement). The MLP General Partner is the sole owner of the MLP General Partner Interest and the MLP General Partner Interest has been duly authorized and validly issued in accordance with the MLP Partnership Agreement. As of November 6, 2017, 3,125,000 MLP Common Units were reserved for issuance under the MLP Long-Term Incentive Plan, of which (x) 22,844 MLP Common Units were subject to outstanding restricted unit awards (the "MLP Restricted Unit Awards") and (y) no MLP Common Units were subject to outstanding options, unit appreciation rights, phantom units, or equity awards of any other kind. All MLP Common Units reserved for issuance under the MLP Long-Term Incentive Plan, when issued in accordance with the terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the MLP Partnership Agreement). Except as set forth above in this Section 3.4(a), as of the Execution Date there are no MLP Common Units, partnership interests, voting securities or equity interests of MLP issued and outstanding or any Rights issued or granted by, or binding upon, MLP, except as set forth in the MLP SEC Reports (without giving effect to any MLP SEC Report or any amendment to any MLP SEC Report in each case filed on or after the Execution Date) or the MLP Partnership Agreement as in effect on the Execution Date, except for awards granted under the MLP Long-Term Incentive Plan, or except as expressly contemplated by this Agreement. Except as set forth in the MLP Partnership Agreement as in effect on the Execution Date, there are no outstanding obligations of MLP or any MLP Group Entity to repurchase, redeem or otherwise acquire any MLP Common Units or other partnership interests, voting securities or equity interests or any Rights of MLP or any MLP Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the limited partners of MLP on any matter.

              (b)         Section 3.4(b) of the MLP Disclosure Letter sets forth a true and complete list of the MLP Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding shares of capital stock or other equity or voting interests of each MLP Subsidiary owned directly or indirectly by the MLP Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 3.4(b) of the MLP Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to MLP Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable MLP Subsidiary) and nonassessable (with respect to MLP Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17-303, 17-607 and 17-804 of the DRULPA or by the Texas Limited Partnership Law and the Governing Documents of the applicable entity).

              (c)          Other than ownership interests in the MLP Subsidiaries set forth on Section 3.4(b) of the MLP Disclosure Letter, MLP does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the MLP Subsidiaries as of the Execution Date.

              (d)         Except as set forth in this Section 3.4, neither MLP nor any MLP Subsidiary has issued any compensatory equity or equity-linked award that remains outstanding, nor has any such entity committed to issue any such award.

       Section 3.5      SEC Documents; Internal Controls

              (a)         Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by MLP or any MLP Subsidiary with or to the SEC have been or will be timely filed or furnished (the "MLP SEC Reports"). Each of the MLP SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the "Sarbanes-Oxley Act")), and (ii) as of its effective date (in the case of MLP SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any MLP SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the

SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of Parent, as to which MLP makes no representation or warranty.

              (b)         No MLP Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the MLP SEC Reports. No enforcement action has been initiated against MLP relating to disclosures contained or omitted from any MLP SEC Report.

              (c)          MLP makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. MLP has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by MLP in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.

              (d)         Since January 1, 2015, the principal executive officer and principal financial officer of the MLP General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in an MLP SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

       Section 3.6      Financial Statements; Undisclosed Liabilities

              (a)         MLP's Annual Report on Form 10-K filed with the SEC on February 27, 2017 sets forth a true and complete copy of the consolidated audited statements of operations, partners' equity and cash flows for each of the three years in the period ended December 31, 2016 and balance sheets as of December 31, 2016 and 2015 for MLP, including the notes thereto, and MLP's Quarterly Report on Form 10-Q filed by MLP with the SEC on August 2, 2017 sets forth a true and complete copy of the consolidated unaudited statements of operations, partners' equity and cash flows for the six month period ended June 30, 2017 and balance sheet as of June 30, 2017 for MLP (the referenced financial statements set forth in such Form 10-K and Form 10-Q of MLP are collectively referred to as the "MLP Financial Statements"). The MLP Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of MLP as of such dates and the consolidated results of operations and cash flows of MLP for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in audited financial statements. Except as set forth in the MLP Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have an MLP Material Adverse Effect. MLP has not had any disagreement with its independent public accounting firm that required disclosure in the MLP SEC Reports.

              (b)         There are no liabilities or obligations of MLP, MLP General Partner or the MLP Subsidiaries required to be included on a balance sheet prepared under GAAP (whether or not known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the MLP Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have an MLP Material Adverse Effect.

       Section 3.7      Real Property; Rights-of-Way

              (a)         Each of the MLP Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the MLP Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the MLP Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (b)         (i) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the MLP Group Entities and (ii) none of the MLP Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (i) or (ii)), if pursued, would, individually or in the aggregate, have an MLP Material Adverse Effect. To the extent located in jurisdictions subject to zoning, the assets of the MLP Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the MLP Group Entities, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.

       Section 3.8      Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect:

              (a)         There are no (i) civil, criminal, regulatory or administrative actions, suits, claims, hearings, arbitrations, inquiries, subpoenas, investigations or proceedings ("Proceedings") pending or, to the Knowledge of the MLP Parties, threatened against the MLP Group Entities, their assets, or any of the operations of the MLP Group Entities related thereto or (ii) judgments, orders, decrees or injunctions of any Governmental Entity, whether at law or in equity ("Orders") against the MLP Group Entities, their assets, or any of the operations of the MLP Group Entities related thereto.

              (b)         None of the MLP Group Entities (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations or defaults that would not, individually or in the aggregate, have an MLP Material Adverse Effect.

       Section 3.9      No Adverse Changes. Except as described in the MLP Financial Statements, with respect to any of the MLP Group Entities, since December 31, 2016, there has not been an MLP Material Adverse Effect.

       Section 3.10      Taxes. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect (a) all Tax Returns required to be filed by or with respect to MLP or any of the MLP Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by MLP or any of the MLP Subsidiaries, which are or have become due, have been timely paid; (c) there are no Liens on any of the assets of MLP or any of the MLP Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to MLP or any of the MLP Subsidiaries or their assets; (e) each of MLP and any of the MLP Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect an election under Section 754 of the Code; (f) MLP is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b); (g) at least 90% of the gross income of MLP for each taxable year since its formation through and including the current taxable year has been income that is "qualifying income" within the meaning of Section 7704(d) of the Code; and (h) each MLP Subsidiary is currently (and has been since its respective acquisition by MLP) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

       Section 3.11      Environmental Matters. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect: (a) the MLP Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the MLP Group Entities, their assets or their operations relating thereto that give rise to an obligation by the MLP Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the MLP Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the MLP Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the MLP Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the MLP Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law.

       Section 3.12      Licenses; Permits

              (a)         The MLP Group Entities have all licenses, franchises, tariffs, grants, easements, variances, exceptions, permits and authorizations (other than environmental permits) issued or granted by Governmental Entities that are necessary for the conduct of their respective businesses as now being conducted or have obtained valid waivers therefrom (collectively, "Permits"), except where the failure to obtain such Permit would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (b)         All Permits are validly held by the MLP Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (c)          The MLP Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the MLP Parties, threatened, except as would not, individually or in the aggregate, have an MLP Material Adverse Effect.

              (d)         The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have an MLP Material Adverse Effect.

               (e)          No Proceeding is pending or, to the Knowledge of the MLP Parties, threatened with respect to any alleged failure by the MLP Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

       Section 3.13      Contracts. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, with respect to each of the MLP Group Entities: (i) each MLP Material Contract to which such entity is a party is, assuming due authorization, execution and delivery by the other party or parties thereto, a legal, valid and binding obligation on, and enforceable against, such entity, and is in full force and effect; (ii) such entity that is a party to each MLP Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the MLP Material Contract; and (iii) to the Knowledge of the MLP Parties, no other party to any MLP Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any MLP Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the MLP Material Contract. For purposes of this Section 3.13, "MLP Material Contracts" means contracts or other agreements filed with or publicly furnished to the SEC prior to the Execution Date to which MLP is a party to or bound by as of the Execution Date and are "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

       Section 3.14      Employees and Employee Benefits

              (a)         Employees. MLP has not, since its inception, ever had any employees. MLP is not party to, nor bound by, any collective bargaining agreements or any other labor-related agreements with any labor union or labor organization. There are no strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or affecting, in any material respect, MLP.

              (b)         Employee Benefits. MLP does not maintain, sponsor or contribute to, nor is required to contribute to, any Employee Benefit Plan, other than reimbursements of costs as may be provided in intercompany agreements. There does not exist now, nor do any circumstances exist that reasonably could be expected to result in any liability of MLP with respect to, any Employee Benefit Plan now maintained or previously maintained by Alon USA Energy, Inc. or any ERISA Affiliate (or to which such an entity ever contributed or was required to contribute), other than reimbursements of costs as may be provided in intercompany agreements.

       Section 3.15      Insurance. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, (a) the businesses and assets of the MLP Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customarily carried by Persons conducting business similar to that of MLP, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the MLP Parties other than in the ordinary course of business.

       Section 3.16      Condition of Assets. Except as would not, individually or in the aggregate, have an MLP Material Adverse Effect, the assets of the MLP Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

       Section 3.17      Investment Company Act. MLP is not subject to regulation under the Investment Company Act of 1940, as amended.

       Section 3.18      Brokerage Arrangements. Except for MLP's obligations to Houlihan Lokey Capital, Inc., the fees and expenses of which will be paid by MLP, none of the MLP Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the MLP Parties to pay any commission, brokerage or "finder's fee" or other similar fee in connection with this Agreement or the transactions contemplated hereby.

       Section 3.19      State Takeover Laws. MLP has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the MLP Partnership Agreement or other Governing Documents of MLP.

       Section 3.20      Opinion of Financial Advisor. The MLP Conflicts Committee has received the opinion of Houlihan Lokey Capital, Inc., dated as of the date of the MLP Special Approval, to the effect that, as of the date thereof and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation thereof, the Merger Consideration to be received by the Holders of MLP Common Units other than Parent, Merger Sub and their affiliates pursuant to this Agreement is fair, from a financial point of view, to such Holders.

       Section 3.21      Information Supplied. To the Knowledge of the MLP Parties, none of the information supplied (or to be supplied) in writing by or on behalf of MLP specifically for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent with respect to the issuance of shares of Parent Common Stock in connection with the Merger (as amended or supplemented from time to time, the "Registration Statement") will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MLP makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

       Section 3.22      Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE MLP PARTIES IN THIS AGREEMENT, THE MLP PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE MLP PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE MLP PARTIES, THEIR

BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 3.22 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE MLP GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

       Section 3.23      Non-Reliance. The MLP Group Entities have conducted their own independent investigation, review and analysis of the Parent Group Entities, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent Group Entities for such purpose. The MLP Parties acknowledge and agree that in making their decision to enter into this Agreement and to consummate the transactions contemplated hereby, the MLP Parties have relied solely upon their own investigation and the express representations and warranties of the Parent Group Entities set forth in this Agreement and the statements in the Parent SEC Reports. THE MLP PARTIES ACKNOWLEDGE AND AGREE THAT THE PARENT GROUP ENTITIES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) MADE BY THE PARENT GROUP ENTITIES OR ANY OTHER PERSON FOR WHOM ANY PARENT GROUP ENTITY MAY BE LIABLE.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

              Except (i) as set forth in a section of the Parent Disclosure Letter corresponding to the applicable section of this Article IV to which such disclosure applies (provided that (1) any information set forth in one section of the Parent Disclosure Letter shall be deemed to qualify each other section hereof to which its relevance is reasonably apparent on its face and (2) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or is reasonably likely to have, a Parent Material Adverse Effect) or (ii) as disclosed in the Parent SEC Reports (excluding any disclosures set forth in such Parent SEC Report under the heading "Risk Factors," in any section related to forward-looking statements or any other disclosures included therein to the extent they are solely predictive in nature) filed on or after January 1, 2015 and prior to the Execution Date (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), Parent hereby represents and warrants to the MLP Parties tha:

       Section 4.1      Organization and Existence

              (a)         Each of the Parent Group Entities is an entity duly organized or formed, as applicable, validly existing and in good standing under the Laws of its respective jurisdiction of organization or formation and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted in all material respects.

              (b)         Each of the Parent Group Entities is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (c)          Parent has made available to MLP true and complete copies of the Governing Documents of each Parent Party in effect as of the Execution Date. All such Governing Documents are in full force and effect and no Parent Party is in violation of any provisions thereof.

              (d)         All of the issued and outstanding capital stock of DEI is owned, beneficially and of record, by Parent. All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by DEI. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any obligations or conducted any business other than incident to its formation and pursuant to this Agreement, the Merger and the other transactions contemplated hereby.

       Section 4.2      Authority and Approval. Each of the Parent Parties has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by each of the Parent Parties, the consummation of the transactions contemplated hereby and the performance of all of the terms and conditions hereof to be performed by the Parent Parties have been duly authorized and approved by all requisite corporate or limited liability company action on the part of each of the Parent Parties. At a meeting duly called and held, the Parent Board (a) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, are in the best interests of Parent and its stockholders and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and the Parent Stock Issuance. No vote or approval of the stockholders of Parent is necessary to approve the Parent Stock Issuance and approve and consummate the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by each of the Parent Parties and, assuming due authorization, execution and delivery by the MLP Parties, constitutes the valid and legally binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors' rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity).

       Section 4.3      No Conflict; Consents

              (a)         Subject to the consent, approval, license, permit, order, authorization, filings and notices referred to in Section 4.3(b), the execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of any of the Parent Group Entities; (ii) contravene, conflict with or violate any provision of applicable Laws; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit, lease, joint venture, obligation or other instrument to which any of the Parent Group Entities is a party or by which any of the Parent Group Entities or any of its assets are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets or businesses of any of the Parent Group Entities under any such indenture, deed of trust, mortgage, debenture, note, agreement, contract, commitment, license, concession, permit lease, joint venture, obligation or other instrument, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (b)         No consent, approval, license, permit, order or authorization of, or any filing with or notice to, any Governmental Entity is required to be obtained or made by any of the Parent Group Entities in connection with the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for (A) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act, and any other applicable state or federal securities, takeover and "blue sky" Laws, (B) any filings and approvals required under the rules and regulations of the NYSE, or (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (iii) for those which would not, individually or in the aggregate, have a Parent Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

       Section 4.4      Capitalization

              (a)         The authorized capital stock of Parent consists of 120,000,000 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), and 110,000,000 shares are Parent Common Stock. As of November 6, 2017, (i) 81,452,109 shares of Parent Common Stock were issued and outstanding and no shares of Parent Common Stock were held by Parent in its treasury, and (ii) no shares of Parent Preferred Stock were issued and outstanding. Except as set forth above in this Section 4.4(a), as of the Execution Date there are not any shares of capital stock, voting securities or other equity interests of Parent issued and outstanding or any Rights issued or granted by, or binding upon, Parent, except as set forth in the Parent SEC Reports (without giving effect to any Parent SEC Report or any amendment to any Parent SEC Report in each case filed on or after the Execution Date), except for awards granted under Parent's employee benefit, stock option, incentive and stock purchase plans, or as expressly contemplated by this Agreement. There are no outstanding obligations of Parent or any Parent Group Entity to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or any Rights of Parent or any Parent Group Entity. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with stockholders of Parent on any matter. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable.

              (b)         Section 4.4(b) of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries as of the Execution Date. As of the Execution Date, all of the outstanding capital stock, voting securities or other equity interests of each Parent Subsidiary owned directly or indirectly by the Parent Parties (i) are owned, beneficially and of record free and clear of all Liens in the percentages set out on Section 4.4(b) of the Parent Disclosure Letter and (ii) have been duly authorized and are validly issued, fully paid (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, to the extent required under the limited liability company agreement or limited partnership agreement of the applicable Parent Subsidiary) and nonassessable (with respect to Parent Subsidiaries that are limited liability companies or limited partnerships, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, by Sections 17-303, 17-607 and 17-804 of the DRULPA or by the Texas Limited Liability Company Law and the Governing Documents of the applicable entity).

              (c)          Other than ownership interests in the Parent Subsidiaries set forth on Section 4.4(b) of the Parent Disclosure Letter and ownership interests in the MLP Group Entities, Parent does not own beneficially, directly or indirectly, any equity securities or other ownership interests of any Person as of the Execution Date. There are no outstanding Rights issued or granted by, or binding upon, any of the Parent Subsidiaries as of the Execution Date.

       Section 4.5      SEC Documents; Internal Controls

              (a)         Since January 1, 2015, all reports, including but not limited to the Annual Reports on Form 10-K, the Quarterly Reports on Form 10-Q and the Current Reports on Form 8-K (whether filed on a voluntary basis or otherwise), forms, schedules, certifications, prospectuses, registration statements and other documents required to be filed or furnished by Parent or any Parent Subsidiary with or to the SEC have been or will be timely filed or furnished (the "Parent SEC Reports"). Each of the Parent SEC Reports (i) complied in all material respects with the requirements of applicable Law (including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act), and (ii) as of its effective date (in the case of Parent SEC Reports that are registration statements filed pursuant to the Securities Act) and as of its filing date did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for any statements (x) in any Parent SEC Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the Execution Date or (y) with respect to information supplied in writing by or on behalf of MLP, as to which Parent makes no representation or warranty.

              (b)         Except for Delek Logistics Partners, LP, no Parent Subsidiary is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act. There are no outstanding comments from, or unresolved issues raised by, the staff of the SEC with respect to the Parent SEC Reports. No enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent SEC Report.

              (c)          Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, as required pursuant to Section 13(b)(2) under the Exchange Act. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.

              (d)         Since January 1, 2015, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to Knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct in all material respects, and none of such entities or its officers have received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. As of the Execution Date, and except as disclosed in a Parent SEC Report filed with the SEC prior to the Execution Date, none of such entities has any Knowledge of any material weaknesses in the design or operation of such internal controls over financial reporting.

       Section 4.6      Financial Statements; Undisclosed Liabilities

              (a)         Parent's Annual Report on Form 10-K filed with the SEC on February 28, 2017 sets forth a true and complete copy of the consolidated audited statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2016 and balance sheets as of December 31, 2016 and 2015 for Parent, including the notes thereto, and Parent's Quarterly Report on Form 10-Q filed on August 7, 2017 sets forth a true and complete copy of the consolidated unaudited statements of income, comprehensive income, changes in equity and cash flows for the six month period ended June 30, 2017 and balance sheet as of June 30, 2017 for Parent (the referenced financial statements set forth in such Form 10-K and Form 10-Q of Parent are collectively referred to as the "Parent Financial Statements"). The Parent Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto) and present fairly in all material respects the consolidated financial position of Parent as of such dates and the consolidated results of income and cash flows of Parent for such periods, except as otherwise noted therein and subject, in the case of the unaudited financial statements, to normal and recurring adjustments and the absence of certain notes that are included in audited financial statements. Except as set forth in the Parent Financial Statements, there are no off-balance sheet arrangements that would, individually or in the aggregate, have a Parent Material Adverse Effect. Parent has not had any disagreement with its independent public accounting firm that required disclosure in the Parent SEC Reports.

              (b)         There are no liabilities or obligations of Parent or the Parent Subsidiaries required to be included on a balance sheet prepared under GAAP (whether or not known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency Proceedings, other than (i) liabilities or obligations reflected or reserved against in the Parent Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2016, (iii) liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, and (iv) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

       Section 4.7      Real Property; Rights-of-Way

              (a)         Each of the Parent Group Entities has good, valid and marketable title to all real property, good and valid leasehold interest in each material lease, sublease and other agreement under which the Parent Group Entities uses or occupies or has the right to use or occupy any material real property and good title to all tangible personal property owned by the Parent Group Entities that is sufficient for the operation of their respective businesses as presently conducted, free and clear of all Liens (except Permitted Liens), except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (b)         (i) There are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any of the assets of the Parent Group Entities and (ii) none of the Parent Parties have Knowledge of any such threatened Proceeding, which (in the case of clause (i) or (ii)), if pursued, would, individually or in the aggregate, have a Parent Material Adverse Effect. To the extent located in jurisdictions subject to zoning, the assets of the Parent Group Entities that are real property (owned or leased) are properly zoned for the existence, occupancy and use of all of the improvements located on the owned and leased real property and on the Rights-of-Way held by any of the Parent Group Entities, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

       Section 4.8      Litigation; Laws and Regulations. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

              (a)         There are no (i) Proceedings pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto or (ii) Orders against the Parent Group Entities (other than the Parent Partially Owned Entities), their assets, or any of the operations of the Parent Group Entities (other than the Parent Partially Owned Entities) related thereto.

              (b)         To the Knowledge of the Parent Parties, there are no (i) Proceedings pending or threatened against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto or (ii) Orders against or affecting the Parent Partially Owned Entities, their assets, or any of the operations of the Parent Partially Owned Entities related thereto.

              (c)          None of the Parent Group Entities (other than the Parent Partially Owned Entities) and, to the Knowledge of the Parent Parties, no Parent Partially Owned Entity (i) is in violation of or in default under its Governing Documents or (ii) is in violation of any applicable Law, except in the case of clause (ii) for such violations or defaults that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

       Section 4.9      No Adverse Changes. Except as described in the Parent Financial Statements, (x) with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties, and (y) with respect to any other Parent Group Entities:

              (a)         since December 31, 2016, there has not been a Parent Material Adverse Effect; and

              (b)         since December 31, 2016, neither Parent nor any other Parent Group Entity has taken any action described in Section 5.1(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of MLP, would violate such provisions.

       Section 4.10      Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect and, only with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties, (a) all Tax Returns required to be filed by or with respect to Parent or any of the Parent Subsidiaries or their assets have been filed on a timely basis (taking into account all extensions of due dates); (b) all Taxes owed by Parent or any of the Parent Subsidiaries, which are or have become due, have been timely paid; (c) there are no Liens on any of the assets of Parent or any of the Parent Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Permitted Liens; (d) there is no pending Proceeding for assessment or collection of Taxes and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to Parent or any of the Parent Subsidiaries or their assets, and (e) Parent has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

       Section 4.11      Environmental Matters. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (a) the Parent Group Entities, their assets and their operations relating thereto are in compliance with applicable Environmental Laws; (b) no circumstances exist with respect to the Parent Group Entities, their assets or their operations relating thereto that give rise to an obligation by the Parent Group Entities to investigate or remediate the presence or release, on-site or offsite, of Hazardous Materials under any applicable Environmental Laws; (c) the Parent Group Entities, their assets or their operations related thereto are not subject to any pending or, to the Knowledge of the Parent Parties, threatened Proceeding under any Environmental Law (including designation as a potentially responsible party under CERCLA or any similar local or state Law); (d) all notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by the Parent Group Entities, with respect to their assets or their operations relating thereto have been duly obtained or filed and are valid and currently in effect; and (e) there has been no release of any Hazardous Material into the environment by the Parent Group Entities, their assets, or their operations relating thereto, except in compliance with applicable Environmental Law.

       Section 4.12      Licenses; Permits

              (a)         The Parent Group Entities have all Permits, except where the failure to obtain such Permit would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (b)         All Permits are validly held by the Parent Group Entities and are in full force and effect, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (c)          The Parent Group Entities have complied with all terms and conditions of the Permits, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect. No suspension or cancellation of any Permit is pending or, to the Knowledge of the Parent Parties, threatened, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (d)         The Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

              (e)         No Proceeding is pending or, to the Knowledge of the Parent Parties, threatened with respect to any alleged failure by the Parent Group Entities to have any material Permit necessary for the operation of any asset or the conduct of their businesses or to be in compliance therewith.

       Section 4.13      Contracts. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each of the Parent Group Entities (but, with respect to any Parent Partially Owned Entity, to the Knowledge of the Parent Parties): (i) each Parent Material Contract to which such entity is a party is, assuming due authorization, execution and delivery by the other party or parties thereto, a legal, valid and binding obligation on, and enforceable against, such entity, and is in full force and effect; (ii) such entity that is a party to each Parent Material Contract is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by any such party, or permit termination, modification, or acceleration, under the Parent Material Contract; and (iii) to the Knowledge of the Parent Parties, no other party to any Parent Material Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Parent Material Contract other than in accordance with its terms nor has any other party repudiated any provision of the Parent Material Contract. For purposes of this Section 4.13, "Parent Material Contracts" mean contracts or other agreements (whether written or oral) which are a "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

       Section 4.14      Employees and Employee Benefits.

              (a)         Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is and has been so qualified in form, and (ii) each Parent Benefit Plan is and has been operated and maintained in compliance with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code

              (b)         Section 4.14(b) of the Parent Disclosure Letter sets forth (i) each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (each, a "Pension Plan") and (ii) each Parent Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA (each, a "Multiemployer Plan"). Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, with respect to each Pension Plan that any Parent Party (or any entity treated as a single employer with any Parent Party for purposes of Section 414 of the Code or Section 4001(a)(14) of ERISA (the "Parent Aggregated Group")) has maintained within the last six years or had any obligation to contribute to within the past six years, (i) except for an event described in Section 4043(c)(3) of ERISA, there has, during the past six years, been no "reportable event," as that term is defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a "reportable event" for which a waiver does not apply, (ii) none of the Parent Group Entities or any member of the Parent Aggregated Group has incurred any direct or indirect liability under Title IV of ERISA other than liability for premiums to the Pension Benefit Guaranty Corporation that have been timely paid and other than any liabilities for which the Parent Group Entities have no direct or indirect responsibility or obligation (other than with respect to the Parent Partnership Agreement), (iii) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived that, in either case, would reasonably be expected to give rise to a Lien on any of the assets of the Parent Group Entities, (iv) no such Pension Plan is in "at risk" status, within the meaning of Section 430 of the Code or Section 303 of ERISA, and (v) no notice of intent to terminate any such Pension Plan has been filed with the Pension Benefit Guaranty Corporation, no amendment terminating any such Pension Plan has been adopted and no proceedings to terminate any such Pension Plan have been instituted by the Pension Benefit Guaranty Corporation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) no Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, or in "critical" or "endangered" status as defined in Section 432 of the Code or Section 305 of ERISA, and (B) none of the Parent Group Entities nor any member of the Parent Aggregated Group has or may reasonably be expected to incur any withdrawal liability (as defined in Section 4201 of ERISA) with respect to any Multiemployer Plan.

              (c)          No action is pending or, to the Knowledge of the Parent Parties, threatened against, by or on behalf of any Parent Benefit Plan or the assets, fiduciaries or administrators thereof (other than claims for benefits in the ordinary course) that would have a Parent Material Adverse Effect. No Parent Benefit Plan and none of the Parent Parties with respect to any Parent Benefit Plan is the subject of an audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental authority, nor is any such audit or investigation pending or, to the Knowledge of the Parent Parties, threatened that would have a Parent Material Adverse Effect. None of the assets of any Parent Group Entity is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or the Code that would have a Parent Material Adverse Effect.

       Section 4.15      Labor Matters.

              (a)         There is no labor strike, or other material labor dispute, slowdown or stoppage pending or, to the Knowledge of the Parent Parties, threatened against the Parent Group Entities with respect to any of the employees of any of the Parent Group Entities (collectively, the "Parent Associated Employees"), and the Parent Group Entities have not experienced any such labor strike or material labor dispute, slowdown or stoppage during the past three years.

              (b)         With respect to current, former and prospective Parent Associated Employees, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the Parent Group Entities and each member of the Parent Aggregated Group are in compliance with all applicable Laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

       Section 4.16      Insurance. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of the Parent Group Entities are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customarily carried by Persons conducting business similar to that of Parent, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Parent Parties other than in the ordinary course of business.

       Section 4.17      Condition of Assets. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, the assets of the Parent Group Entities have been maintained and repaired in the same manner as would a prudent operator of such assets, and are adequate for the purposes for which they are currently used.

       Section 4.18      Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

       Section 4.19      Brokerage Arrangements. Except for Parent's obligations to Barclays Capital Inc., the fees and expenses of which will be paid by Parent, none of the Parent Parties has entered (directly or indirectly) into any agreement with any Person that would obligate the Parent Parties to pay any commission, brokerage or "finder's fee" or other similar fee in connection with this Agreement or the transactions contemplated hereby.

       Section 4.20      State Takeover Laws. Parent has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby, including the Merger, any potentially applicable state takeover Laws and any applicable takeover provision of the Governing Documents of Parent.

       Section 4.21      Information Supplied. None of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of MLP for inclusion or incorporation by reference in any of the foregoing documents.

       Section 4.22      Parent Knowledge. As of the Execution Date, to Parent's Knowledge: (a) the representations and warranties in (i) Section 3.1(a), Section 3.2 and Section 3.4(a) are true and correct in all material respects as of the Execution Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date) and (ii) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9) are true and correct (without regard to any materiality, "MLP Material Adverse Effect" and similar qualifiers therein) as of the Execution Date (except for representations and warranties made as of a specific date, in which case such representations and warranties are so true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an MLP Material Adverse Effect and (b) the representation and warranty set forth in Section 3.9 is true and correct in all respects as of the Execution Date.

       Section 4.23      Waivers and Disclaimers. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARENT PARTIES IN THIS AGREEMENT, THE PARENT PARTIES HAVE NOT MADE, DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THEIR ASSETS INCLUDING, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THEIR ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THEIR ASSETS, (B) THE INCOME TO BE DERIVED FROM THEIR ASSETS, (C) THE SUITABILITY OF THEIR ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THEIR ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THEIR ASSETS. EXCEPT TO THE EXTENT PROVIDED IN THIS AGREEMENT, NEITHER THE PARENT PARTIES NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PARENT PARTIES, THEIR BUSINESSES OR THEIR ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. THE PROVISIONS OF THIS SECTION 4.23 HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE PARENT GROUP ENTITIES, THEIR BUSINESSES OR THEIR ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT.

       Section 4.24      Non-Reliance. Parent has conducted its own independent investigation, review and analysis of the MLP Group Entities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the MLP Group Entities for such purpose. Parent acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Parent has relied solely upon its own investigation and the express representations and warranties of the MLP Group Entities set forth in this Agreement and the statements in the MLP SEC Reports. PARENT ACKNOWLEDGES AND AGREES THAT THE MLP GROUP ENTITIES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY (EXPRESS OR IMPLIED) MADE BY THE MLP GROUP ENTITIES OR ANY OTHER PERSON FOR WHOM ANY MLP GROUP ENTITY MAY BE LIABLE.

ARTICLE V
ADDITIONAL AGREEMENTS, COVENANTS,
RIGHTS AND OBLIGATIONS

       Section 5.1      Conduct of Parties

              (a)         Except (i) as provided in this Agreement, (ii) as required by applicable Law, or (iii) as consented to in writing by MLP (which consent shall not be unreasonably withheld), during the period from the Execution Date until the Effective Time, Parent shall not take any action to cause, and shall not permit the MLP General Partner to cause, the amendment of the MLP Partnership Agreement or the MLP GP LLC Agreement, in each case, to the extent that any amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely impact the Holders of MLP Public Units in any material respect.

              (b)         Except (i) as provided in this Agreement, (ii) as set forth in the Parent Disclosure Letter, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the Execution Date or (v) as consented to in writing by MLP (such consent shall not be unreasonably withheld), during the period from the Execution Date to the Effective Time, Parent shall not, and shall not permit any Parent Group Entity (other than the DKL Entities) to:

        (i)          (A) amend Parent's certificate of incorporation or bylaws in any manner that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (B) adversely affect the terms of the Parent Common Stock in any material respect, or (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

        (ii)         solely with respect to Parent, adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;

        (iii)        settle any claims, demands, lawsuits or Proceedings seeking damages or an injunction or other equitable relief where such settlements would, in the aggregate, have a Parent Material Adverse Effect; or

        (iv)        agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, in each case, that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.

              (c)          From the Execution Date until the Closing Date, neither MLP nor Parent shall, nor shall it cause or permit any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to materially delay the consummation of the Merger or result in the failure of a condition to closing pursuant to Article VI.

              (d)         From the Execution Date until the Closing Date, each of Parent and MLP shall, and shall cause its Subsidiaries to, promptly notify the other party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation, or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified party.

       Section 5.2      Access to Information; Confidentiality. Subject to applicable Laws, upon reasonable notice, each Party Group shall (and shall cause the members of such Party Group to) afford the officers, employees, counsel, accountants and other representatives and advisors of the requesting Party Group reasonable access, during normal business hours from the Execution Date until the Closing Date, to its properties, books, contracts and records as well as to their management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party Group and the members of its Party Group. The disclosing Party Group shall not be responsible to the requesting Party Group for personal injuries sustained by the requesting Party Group's officers, employees, counsel, accountants and other representatives and advisors in connection with the access provided pursuant to this Section 5.2, and shall be indemnified and held harmless by the requesting Party Group for any losses suffered by the disclosing Party Group or its officers, employees or representatives in connection with any such personal injuries. Subject to applicable Laws, during such period, each Party Group shall (and shall cause the members of such Party Group to) furnish promptly to the other Party Group (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of Federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Entity thereunder), as applicable (other than documents which such Party Group is not permitted to disclose under applicable Laws) and (ii) all information concerning the disclosing Party Group's business, properties and personnel as the requesting Party Group may reasonably request, including all information relating to environmental matters. Notwithstanding the foregoing, a Party Group shall have no obligation to disclose or provide access to any information the disclosure of which such Party Group has concluded may jeopardize any privilege available to such Party Group relating to such information or would be in violation of a confidentiality obligation binding on such Party Group. Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of September 19, 2017 between Parent and MLP (as it may be amended from time to time, the "Confidentiality Agreement"), each party shall hold information received from the other party pursuant to this Section 5.2 in confidence in accordance with the terms of the Confidentiality Agreement.

       Section 5.3      Certain Filings

              (a)         As promptly as practicable following the Execution Date (i) each of the MLP Parties and the Parent Parties shall cooperate in the preparation of the Registration Statement (including the joint consent statement/prospectus constituting a part thereof (the "Consent Statement/Prospectus")), (ii) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time, and (iii) the parties hereto shall make all required filings under applicable state securities and "blue sky" Laws; provided, however, that no such filings shall be required in any jurisdiction where, as a result thereof, Parent would become subject to general service of process or to taxation or qualification to do business as a foreign corporation doing business in such jurisdiction solely as a result of such filing. Parent shall file the Registration Statement with the SEC as promptly as reasonably practicable. Each of Parent and MLP shall use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing thereof and keep the Registration Statement effective until the earlier of the consummation of the transactions contemplated by this Agreement and the termination of this Agreement in accordance with its terms. Each of Parent and MLP shall furnish to the other party all information concerning the Parent Group Entities or the MLP Group Entities, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by Parent or MLP, in each case without providing the other party a reasonable opportunity to review and comment thereon.

              (b)         Each of the Parent Parties and the MLP Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Consent Statement/Prospectus and any amendment or supplement thereto will, at the date the Consent Statement/Prospectus is mailed to the Holders of MLP Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Parent Parties and the MLP Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Consent Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, it will promptly inform the other party thereof and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or Consent Statement/Prospectus.

              (c)          Each of MLP and Parent shall (i) promptly notify the other of receipt of any comments from the SEC or its staff or any other applicable government official and of any requests by the SEC or its staff or any other applicable government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and (ii) promptly supply the other with copies of all correspondence between MLP or any of its representatives, or Parent or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other applicable government official, on the other hand, with respect thereto. Parent and MLP shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Consent Statement/Prospectus or the Registration Statement as promptly as practicable.

              (d)         MLP General Partner shall distribute to the Holders of MLP Common Units the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Holders of MLP Common Units in connection with the Written Consent, as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

       Section 5.4      Commercially Reasonable Efforts; Further Assurances. From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the parties hereto shall use its commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable and (ii) defend any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, including the Merger. Without limiting the foregoing but subject to the other terms of this Agreement, the parties hereto, from time to time, whether before, at or after the

Closing Date, shall execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

       Section 5.5      No Public Announcement. On the Execution Date, Parent and MLP shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and MLP Conflicts Committee. From and after the Execution Date, neither MLP nor Parent shall issue any other press release or make any other public announcement concerning this Agreement or the transactions contemplated by this Agreement (to the extent not previously issued or made in accordance with this Agreement) (other than public announcements at industry road shows and conferences or as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE, in which event the party making the public announcement or press release shall, to the extent practicable, notify Parent and MLP Conflicts Committee in advance of such public announcement or press release) without the prior approval of Parent and MLP Conflicts Committee, which approval shall not be unreasonably withheld, delayed or conditioned.

       Section 5.6      Expenses. Subject to Sections 7.5 and 7.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the party hereto incurring such expenses, except that Parent and MLP shall each pay for one-half of (a) any filing fees with respect to the Registration Statement and the Consent Statement/Prospectus and (b) the costs of printing and mailing of the Consent Statement/Prospectus; provided that, (i) if this Agreement is terminated by MLP pursuant to Section 7.3, Parent shall bear all of the costs and expenses of all parties incurred in connection with this Agreement and (ii) if this Agreement is terminated by Parent pursuant to Section 7.4, MLP shall bear all of the costs and expenses of all parties incurred in connection with this Agreement.

       Section 5.7      Regulatory Issues. MLP and Parent shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the Merger. Such cooperation shall include each of the parties hereto: (a) providing, in the case of oral communications with a Governmental Entity, advance notice of any such communication and, to the extent permitted by applicable Law, an opportunity for the other party to participate; (b) providing, in the case of written communications, an opportunity for the other party to comment on any such communication and provide the other with a final copy of all such communications; and (c) complying promptly with any request for information from a Governmental Entity (including an additional request for information and documentary material), unless directed not to do so by the other party hereto. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

       Section 5.8      Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties shall treat the Merger (a) with respect to the Holders of MLP Public Units, as a taxable sale of such MLP Common Units to DEI and (b) with respect to DEI, as a purchase of MLP Public Units from the Holders of such MLP Common Units. The Merger Consideration payable to the Holders of MLP Public Units shall be deemed to be (i) transferred from Parent to DEI in a tax free transaction pursuant to Section 351 of the Code, and (ii) immediately thereafter transferred from DEI to the Holders of MLP Public Units in accordance with the terms of this Agreement. The parties further agree that, pursuant to Treasury Regulation Sections 1.1032-3, the deemed transfer of the Merger Consideration from DEI to the Holders of MLP Public Units does not trigger the recognition of gain by DEI for U.S. federal income tax purposes, and the basis of Parent in stock of DEI shall be increased by the value of the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

       Section 5.9      D&O Insurance

              (a)         For a period of six years after the Effective Time, Parent shall, and shall cause the MLP Group Entities to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) now existing in favor of the MLP D&O Indemnified Parties as provided in the Governing Documents of any MLP Group Entity, under applicable Delaware Law or otherwise, and shall ensure that the Governing Documents of MLP and MLP General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Governing Documents of MLP and MLP General Partner as of the Execution Date.

              (b)         For a period of six years after the Effective Time, Parent shall maintain officers' and directors' liability insurance covering each MLP D&O Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers' and directors' liability insurance applicable to the MLP Group Entities ("D&O Insurance") with respect to acts or omissions, or alleged acts or omissions, occurring or allegedly occurring on or after July 1, 2017 and prior to the Effective Time (whether claims, actions or other Proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, however, that Parent shall not be required to pay an annual premium for the D&O Insurance for the MLP D&O Indemnified Parties in excess of 300% of the current annual premium currently paid by the MLP Group Entities for such insurance. In addition, Parent shall maintain in effect the six-year "tail" policy obtained in connection with Alon USA Energy, Inc.'s merger with and into Astro Mergerco, Inc. on June 30, 2017. Parent shall have the right to cause such coverage to be provided under (i) Parent's corporate officers' and directors' liability insurance program or (ii) the applicable D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous to the MLP D&O Indemnified Parties than the existing D&O Insurance, and, in either such case, such coverage shall satisfy the provisions of this Section 5.9

              (c)          The provisions of this Section 5.9 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement for a period of six years and expressly are intended to benefit each of the MLP D&O Indemnified Parties and are enforceable thereby; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.9 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any MLP D&O Indemnified Party under this Section 5.9 shall be in addition to any other rights such MLP D&O Indemnified Party may have under the Governing Documents of any MLP Group Entity or applicable Law.

              (d)         In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Parent shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.9; provided, that no such assumption shall release Parent from its obligations under this Section 5.9.

       Section 5.10      Dividends and Distributions. After the Execution Date until the Effective Time, each of Parent and MLP shall endeavor to coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Common Stock and MLP Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that Holders of MLP Common Units shall receive, for any quarter, either (i) distributions in respect of MLP Common Units or (ii) dividends in respect of Parent Common Stock that they receive in exchange therefor in the Merger. Subject to the provisions of the MLP Partnership Agreement and Section 18-607 of the DRULPA, the MLP Board shall declare, and shall cause MLP to pay, distributions in respect of the MLP Common Units (a) in respect of the quarter ended September 30, 2017, in the amount of $0.43 per MLP Common Unit, with a record date of November 13, 2017 and with a payment date occurring on or prior to November 22, 2017 and (b) if the Effective Time has not occurred prior to the record date (the timing of which shall be consistent with MLP's past practice) for distributions in respect of any quarter ending December 31, 2017 or thereafter, then for, any such quarter, in an amount (x) consistent with the MLP Board's existing cash distribution policy and (y) calculated in a manner substantially consistent with MLP's past practice (including in respect of reserves for maintenance capital expenditures, debt service and other contractual obligations, and reserves for future operating or capital needs), and with a record date and a payment date consistent with past practice with respect to such quarter.

       Section 5.11      Consent to Use of Financial Statements; Financing Cooperation. The MLP Parties hereby consent to the Parent Group Entities' use of and reliance on any audited or unaudited financial statements, including the MLP Financial Statements, relating to the MLP Group Entities reasonably requested by the Parent Parties to be used in any financing or other activities of the Parent Parties permitted hereby, including any filings that the Parent Parties desire to make with the SEC. In addition, the MLP Parties will use commercially reasonable efforts, at the Parent Parties' sole cost and expense, to obtain the consent of KPMG LLP (with respect to certain consolidated financial statements of MLP) and Ernst & Young LLP (with respect to certain consolidated financial statements of MLP) to the inclusion of the financial statements referenced above in appropriate filings with the SEC. Prior to the Closing, the MLP Parties will provide the Parent Parties such information, and make available such personnel, as the Parent Parties may reasonably request in order to assist any of the Parent Group Entities in connection with financing activities permitted hereby, including any public offerings to be registered under the Securities Act or private offerings.

       Section 5.12      Section 16 Matters. Prior to the Effective Time, the MLP Board and the Parent Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of MLP Common Units (including derivative securities with respect to such MLP Common Units) or acquisitions of shares of Parent Common Stock (including derivative securities with respect to such shares Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MLP, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

       Section 5.13      Conflicts Committee. Prior to the Effective Time, none of the MLP Group Entities shall (and none of Parent Group Entities shall, or shall cause the MLP Group Entities to), without the consent of the MLP Conflicts Committee, eliminate the MLP Conflicts Committee, or revoke or diminish the authority of the MLP Conflicts Committee, or remove or cause the removal of any director of the MLP Board that is a member of the MLP Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the MLP Board, including the affirmative vote of each of the other members of the MLP Conflicts Committee. For the avoidance of doubt, this

Section 5.13 shall not apply to the filling in accordance with the provisions of the applicable Governing Documents of any vacancies caused by the death, incapacity or resignation of any director.

ARTICLE VI
CONDITIONS TO CLOSING

       Section 6.1      Conditions to Each Party's Obligations. The obligation of the parties hereto to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a party by such other parties:

              (a)         Consent Statement. The Consent Statement/Prospectus shall have been cleared by the SEC and mailed to Holders of MLP Common Units (in accordance with Regulation 14A of the Exchange Act) at least 20 Business Days prior to the Closing.

              (b)         Approvals. The parties hereto shall have received all governmental consents and approvals, the absence of which would, individually or in the aggregate, have an MLP Material Adverse Effect or a Parent Material Adverse Effect.

              (c)          Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of MLP, and such Written Consent shall not have been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 6.1(c) shall not imply that the Written Consent is permitted by the MLP Partnership Agreement or applicable Law to be amended, modified, withdrawn, terminated or revoked following its execution by Holders of MLP Common Units constituting a Unit Majority (as defined in the MLP Partnership Agreement).

              (d)         Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

              (e)         NYSE Listing. The Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE subject to official notice of issuance.

              (f)          No Governmental Restraint. No order, decree or injunction of any Governmental Entity shall be in effect, and no Laws shall have been enacted or adopted, that enjoin, prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement, and no action, proceeding or investigation by any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement shall be pending that seeks to restrain, enjoin, prohibit or delay consummation of the Merger or such other transactions or to impose any material restrictions or requirements thereon or on the Parent Parties or the MLP Parties with respect thereto.

       Section 6.2      Conditions to the Parent Parties' Obligations. The obligation of the Parent Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties (in their sole discretion):

              (a)         Representations and Warranties; Performance. (i) The representations and warranties of the MLP Parties set forth in (x) Section 3.1(a), Section 3.2, and Section 3.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), and (y) Article III (other than Section 3.1(a), Section 3.2, Section 3.4(a) and Section 3.9) shall be true and correct (without regard to any materiality, "MLP Material Adverse Effect" and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in an MLP Material Adverse Effect, (ii) the representation and warranty set forth in Section 3.9 shall be true and correct as of the Closing Date as if made on the date thereof and (iii) each of the MLP Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, "MLP Material Adverse Effect" or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

              (b)         Parent shall have received a certificate, dated as of the Closing Date, of an executive officer of MLP General Partner certifying to the matters set forth in Section 6.2(a).

       Section 6.3      Conditions to the MLP Parties' Obligations. The obligation of the MLP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the MLP Parties (in their sole discretion):

              (a)         Representations and Warranties; Performance. (i) The representations and warranties of the Parent Parties set forth in (x) Section 4.1(a), Section 4.2 (other than the third sentence thereof), and Section 4.4(a) shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case as of such specific date), (y) the third sentence of Section 4.2 shall be true and correct in all material respects as of the Closing Date as if made as of the Closing Date and (z) Article IV (other than Section 4.1(a), Section 4.2, Section 4.4(a) and Section 4.9(a)) shall be true and correct (without regard to any materiality, "Parent Material Adverse Effect" and similar qualifiers therein) as of the Closing, as if remade on the date thereof (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, result in a Parent Material Adverse Effect, (ii) the representation and warranty set forth in Section 4.9(a) shall be true and correct as of the Closing Date as if made on the date thereof, and (iii) each of the Parent Parties shall have performed or complied with all agreements and covenants required to be performed by it hereunder prior to the Closing Date that have materiality, "Parent Material Adverse Effect" or similar qualifiers, and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it hereunder prior to the Closing Date that are not so qualified.

              (b)         MLP General Partner shall have received a certificate, dated as of the Closing Date, of an executive officer of Parent certifying to the matters set forth in Section 6.3(a).

       Section 6.4      Frustration of Conditions. No party may assert a breach of this Agreement by any other party, or assert the failure of any condition set forth in this Article VI to be satisfied, if such breach or failure was caused, in whole or in part, by the asserting party, including the asserting party's failure to act in good faith or the asserting party's failure to observe any of its obligations under this Agreement.

       Section 6.5      Performance by MLP General Partner. Parent shall cause MLP General Partner to cause MLP and the MLP Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by MLP, MLP General Partner or any MLP Group Entity shall not be deemed to be breaches or violations or failures to perform by MLP, MLP General Partner of any MLP Group Entity of any of the provisions of this Agreement (including for purposes of Section 6.2(a)) if such action or inaction was or was not taken, as applicable, at the direction of (or on behalf of) Parent or any Representative of any Parent Group Entity (whether or not such Representative is acting in his or her capacity as a Representative of a Parent Group Entity or an MLP Group Entity).

       Section 6.6      Effect of Breach of Section 4.22. Notwithstanding anything to the contrary contained in this Agreement, the Parent Parties may not assert (individually or collectively with other breaches) any breach by the MLP Parties of any representation or warranty set forth in Article III (whether made as of the Closing Date or any earlier date) as a basis for (x) the failure of any condition (including Section 6.2(a)) to be satisfied, (y) the termination of this Agreement pursuant to Section 7.4 or (z) for MLP's inability to terminate this Agreement pursuant to the proviso in Section 7.3, in each case, if and to the extent that, with respect to such breach, Parent was in breach of its representation and warranty set forth in Section 4.22.

ARTICLE VII
TERMINATION

       Section 7.1      Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the parties hereto duly authorized by Parent Board, on behalf of Parent, and by the MLP Conflicts Committee, on behalf of MLP.

       Section 7.2      Termination by MLP or Parent. At any time prior to the Effective Time, this Agreement may be terminated by MLP or Parent if:

              (a)         the Effective Time shall not have occurred on or before June 30, 2018 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available to Parent if the Parent Parties or the MLP Parties fail to perform or observe in any material respect any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or

              (b)         a Governmental Entity shall have issued an Order or taken any other action (including the enactment of any statute, rule, regulation or executive order) permanently restraining, enjoining or otherwise prohibiting the Merger and such Order other action (including the enactment of any statute, rule, regulation or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3 and Section 5.4.

       Section 7.3      Termination by MLP. This Agreement may be terminated by MLP at any time prior to the Effective Time if the Parent Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Parent Parties set forth in this Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the Parent Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to MLP if, at such time, the condition set forth in Section 6.2(a) cannot be satisfied (with or without the passage of time).

       Section 7.4      Termination by Parent. Subject to Section 6.5 and Section 6.6, this Agreement may be terminated by Parent at any time prior to the Effective Time if the MLP Parties shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the MLP Parties set forth in this

Agreement shall fail to be true), which breach or failure (a) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) (with or without the passage of time) and (b) is incapable of being cured, or is not cured, by the MLP Parties prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4 shall not be available to Parent if, at such time, the condition set forth in Section 6.3(a) cannot be satisfied (with or without the passage of time).

       Section 7.5      Effect of Certain Terminations. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of any party to this Agreement and all rights and obligations of the parties hereto under this Agreement shall terminate, except the last sentence of Section 5.2 and the provisions of Section 5.5, Section 5.6, Article VII and Article VIII shall survive such termination; provided, however, that nothing shall relieve any party hereto from any liability for any Willful Breach of any covenant or other agreement contained in this Agreement.

       Section 7.6      Survival. None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time.

       Section 7.7      Enforcement of this Agreement. The parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party and any such breach would cause the non-breaching parties irreparable harm. Accordingly, the parties hereto agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

ARTICLE VIII
MISCELLANEOUS

       Section 8.1      Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by facsimile or e-mail, as follows; provided, that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

        If to any of the MLP Parties, addressed to:

        Alon USA Partners, LP
        12700 Park Central Drive
        Suite 1600
        Dallas, Texas 75251
        Attention: MLP Conflicts Committee
        Facsimile: (972) 392-8380
        E-mail: SStein@sgws.com

        with a copy to (which shall not constitute notice):
        Gardere Wynne Sewell LLP
        2021 McKinney Avenue
        Suite 1600
        Dallas, Texas 75201
        Attention: Evan D. Stone
        Facsimile: (214) 999-3906
        E-mail: estone@gardere.com
        If to any of the Parent Parties, addressed to:
        Delek US Holdings, Inc.
        7102 Commerce Way
        Brentwood, Tennessee 37027
        Attention: Kevin Kremke
        Facsimile: (615) 435-1359
        E-mail: kevin.kremke@delekus.com
        with a copy to (which shall not constitute notice):
        Delek US Holdings, Inc.
        7102 Commerce Way
        Brentwood, Tennessee 37027
        Attention: General Counsel
        Facsimile: (615) 435-1359
        E-mail: melissa.buhrig@delekus.com
        Baker Botts L.L.P.
        910 Louisiana Street
        Houston, Texas 77002
        Attention: Joshua Davidson
                           Andrew J. Ericksen
        Facsimile: (713) 229-2727
        E-mail: joshua.davidson@bakerbotts.com
                      aj.ericksen@bakerbotts.com

              Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon written confirmation of receipt by facsimile, e-mail or otherwise. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

       Section 8.2      Governing Law; Jurisdiction; Waiver of Jury Trial. To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, any federal or state court located in the State of Delaware) (the "Delaware Courts") for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this

Agreement (and agrees not to commence any litigation relating thereto except in such courts), (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (c) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement, and (d) agrees to service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.1 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.2 shall affect the right of any party to serve legal process in any other manner permitted by Law.

       Section 8.3      Entire Agreement; Amendments, Consents and Waivers

              (a)         This Agreement, the Support Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and thereto constitute the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between or among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III and IV), (i) the parties acknowledge and agree that neither the MLP Group Entities nor any other Person has made, and the Parent Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the MLP Group Entities or as to the accuracy or completeness of any information regarding any MLP Group Entity furnished or made available to any Parent Group Entity, (ii) the parties hereto acknowledge and agree that, except as set forth in this Agreement, neither the Parent Group Entities nor any other Person has made, and the MLP Group Entities are not relying upon, any covenant, representation or warranty, expressed or implied, as to the Parent Group Entities or as to the accuracy or completeness of any information regarding any Parent Group Entity furnished or made available to any MLP Group Entity, and (iii) the MLP Parties and the Parent Parties shall not have or be subject to any liability to any Parent Group Entity or any other Person or any MLP Group Entity or any other Person, as applicable, or any other remedy in connection herewith, based upon the distribution to any Parent Group Entity or any MLP Group Entity of, or any Parent Group Entity's or any MLP Group Entity's use of or reliance on, any such information or any information, documents or material made available to the Parent Group Parties or MLP Group Parties, as applicable, in any "data rooms," "virtual data rooms," management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.

              (b)         Subject to compliance with applicable Law, prior to the Closing, any provision of this Agreement may be (i) consented to or waived in writing by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing by the parties hereto; provided, however, that, in addition to any other approvals required by the MLP Parties' constituent documents or under this Agreement, the foregoing consents, waivers, amendments or modifications in clauses (i) and (ii), and any decision or determination by MLP to (x) terminate this Agreement pursuant to Section 7.2 or Section 7.3, (y) waive any conditions set forth in Article VI and proceed to Closing or (z) enforce this Agreement (including pursuant to Section 7.7), may be granted, taken, made or directed by the MLP Conflicts Committee (without the need to obtain any further approval of the MLP Board) and in all cases shall require the approval of the MLP Conflicts Committee. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties hereto. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

       Section 8.4      Binding Effect; No Third-Party Beneficiaries; and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except (i) as provided in Section 5.9 and (ii) for the right of the Holders of MLP Common Units to receive the Merger Consideration after the Closing (a claim by the Holders of MLP Common Units with respect to which may not be made unless and until the Closing shall have occurred). No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

       Section 8.5      Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any matter materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

       Section 8.6      Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument.

[Signature page follows.]

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers or agents hereunto duly authorized, all as of the date first written above.

PARENT	MLP
DELEK US HOLDINGS, INC.	ALON USA PARTNERS, LP By: ALON USA PARTNERS GP, LLC, its general partner
By:/s/ Assaf Ginzburg Name:Assaf Ginzburg Title:Executive Vice President	By:/s/ Frederec Green Name:Frederec Green Title:Executive Vice President and Chief Executive Officer
By:/s/ Avigal Soreq Name:Avigal Soreq Title:Executive Vice President and Chief Commercial Officer	By:/s/ Kevin Kremke Name:Kevin Kremke Title:Executive Vice President and Chief Financial Officer
MERGER SUB	MLP GENERAL PARTNER
SUGARLAND MERGECO, LLC	ALON USA PARTNERS GP, LLC
By:/s/ Ezra Uzi Yemin Name:Ezra Uzi Yemin Title:President and Chief Executive Officer	By:/s/ Frederec Green Name:Frederec Green Title:Executive Vice President and Chief Executive Officer
By:/s/ Danny Norris Name:Danny Norris Title:Vice President and Chief Accounting Officer	By:/s/ Kevin Kremke Name:Kevin Kremke Title:Executive Vice President and Chief Financial Officer

Annex B

November 6, 2017

Alon USA Partners LP
7616 LBJ Freeway, Suite 300
Dallas, TX 75251
Attn: The Conflicts Committee of the Board of Directors of Alon USA Partners GP, LLC, the general partner of Alon USA Partners, LP

Dear Members of the Conflicts Committee:

              We understand that Alon USA Partners, LP (the "Company") intends to enter into an Agreement and Plan of Merger (the "Agreement") by and among Delek US Holdings, Inc. (the "Acquiror"), Sugarland Mergeco, LLC, an indirect wholly-owned subsidiary of the Acquiror ("Merger Sub"), the Company and Alon USA Partners GP, LLC, the general partner of the Company (the "General Partner"), pursuant to which, among other things, (a) Merger Sub will merge with the Company (the "Transaction"), (b) each of the outstanding common units (the "Company Common Units") of the Company other than Company Common Units held by the Acquiror, Merger Sub and their affiliates will be converted into the right to receive 0.4900 (the "Exchange Ratio") shares of common stock, par value $0.01 per share ("Acquiror Common Stock") of the Acquiror, and the Company will become an indirect wholly-owned subsidiary of the Acquiror.

              The Conflicts Committee (the "Committee") of the Board of Directors (the "Board") of the General Partner has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Committee as to whether, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Units, other than the Acquiror, Merger Sub and their respective affiliates (collectively, the "Excluded Holders").

              In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed a draft, received by us on November 6, 2017, of the Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Acquiror made available to us by the Company and the Acquiror, including (a) financial projections (and adjustments thereto) prepared by or discussed with the management of the Company and the Acquiror relating to the Company for the fiscal years ending December 31, 2017 through December 31, 2022 (the "Company Projections"), (b) financial projections (and adjustments thereto) prepared by or discussed with the management of the Company and the Acquiror relating to the Acquiror for the fiscal years ending December 31, 2017 through December 31, 2022 giving effect to potential contributions of assets by the Acquiror or certain of its subsidiaries to Delek Logistics Partners, LP, an affiliate of the Acquiror ("Delek Logistics Partners"), in exchange for cash and limited partnership interests in Delek Logistics Partners (the "Potential Drop-Down Transactions") currently contemplated by the Acquiror (the "Acquiror Projections Including Potential Drop-Down Transactions"), (c) financial projections (and adjustments thereto) prepared by or discussed with the management of the Company and the

    Acquiror relating to the Acquiror for the fiscal years ending December 31, 2017 through 2022 that do not give effect to the Potential Drop-Down Transactions (the "Acquiror Projections Excluding Potential Drop-Down Transactions" and, together with the Acquiror Projections Including Potential Drop-Down Transactions, the "Acquiror Projections"), and (d) certain financial and operating estimates and assumptions prepared by or discussed with the management of the Company and the Acquiror for the period following the Company Projections and the Acquiror Projections (the "Terminal Period") including such management's estimates and assumptions regarding certain financial and operating data for the refineries of the Company and Acquiror including, among other things, benchmark crack spreads, expected capture rates, normalized throughputs, normalized operating expenses and normalized capital expenditures for the Terminal Period (collectively, the "Terminal Period Assumptions");

  4.
  spoken with certain members of the management of the Company and the Acquiror and certain of their representatives and advisors regarding the respective businesses, operations, financial condition and prospects of the Company and the Acquiror, the Transaction and related matters;

  5.
  compared the financial and operating performance of the Company and the Acquiror with that of other companies with publicly traded equity securities that we deemed to be relevant;

  6.
  reviewed publicly available information on benchmark crack spreads for the refineries of the Company and the Acquiror including historical and future estimates of such crack spreads;

  7.
  reviewed the current and historical market prices for certain of the Company's and the Acquiror's publicly traded securities; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

              We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company and the Acquiror have advised us, and we have assumed, that (a) the Company Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, (b) the Acquiror Projections Including Potential Drop-Down Transactions have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Acquiror giving effect to the Potential Drop-Down Transactions, (c) the Acquiror Projections Excluding Potential Drop-Down Transactions have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Acquiror without giving effect to the Potential Drop-Down Transactions, and (d) the Terminal Period Assumptions have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to such financial and operating estimates and assumptions for the refineries of the Company and Acquiror for the Terminal Period. Management of the Company and the Acquiror have also advised us, and we have assumed, that (a) the Company Projections and the Acquiror Projections reflect certain cost savings, operating efficiencies, and other synergies expected by such management to result from the Acquiror's acquisition of Alon USA Energy, Inc. which was completed in June 2017 (the "Prior Transaction Synergies") and (b) the Company Projections and the Acquiror Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such managements as to the Prior Transaction Synergies, including, without limitation, the allocation of the Prior Transaction

Synergies as between the Company and the Acquiror. For purposes of our analyses and this Opinion we have at your direction assumed that the Prior Transaction Synergies will be realized in the amounts and at the time periods indicated by the Company Projections and the Acquiror Projections. We express no view or opinion with respect to the Company Projections, the Acquiror Projections, the Terminal Period Assumptions, the Prior Transaction Synergies or the respective assumptions on which they are based. At the Committee's direction, we have used and relied upon the Company Projections, the Acquiror Projections Excluding Potential Drop-Down Transactions and the Terminal Period Assumptions for purposes of our analyses and this Opinion. In addition, we have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Acquiror since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. With your consent we have also relied upon and assumed, that (a) the supply and off-take agreements with J. Aron & Company to which the Company and the Acquiror are parties will not be terminated and will be extended or renewed indefinitely on terms substantially identical to the current terms thereof, (b) the Acquiror's AltAir/Paramount, Bakersfield and Long Beach California facilities (collectively, the "Idle Refineries") have, and whenever sold will have, a value that exceeds the amount of any contingent liabilities associated with such refineries, (c) the Acquiror will be able to obtain the tax credits for which it has or intends to apply as provided to us by the management of the Company and the Acquiror, and (d) there will be no change in the laws or regulations applicable to the blending of renewable fuels or the purchase of renewable fuel identification numbers that would be material to our analyses or this Opinion.

              We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Acquiror, or otherwise have an effect on the Transaction, the Company or the Acquiror or any expected benefits of the Transaction that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

              Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Acquiror or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is or may be a party or is or may be subject, including, without limitations, any contingent liabilities that may be associated with the Idle Refineries.

              We have not been requested to, and did not, initiate any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, as you are aware, future commodity prices and other factors associated with the oil and gas industry, including crack spreads, are subject to significant uncertainty and volatility and, if different than assumed, could have a material impact on our analyses and this Opinion. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof, including potential changes in U.S. trade, environmental and tax laws, regulations and government policies and the enforcement thereof as have been or may be proposed by parts of the federal government. We are not expressing any opinion as to what the value of the Acquiror Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Company Common Units or Acquiror Common Stock may be purchased or sold, or otherwise be transferable, at any time. We have assumed that the shares of Acquiror Common Stock to be issued in the Transaction to the holders of Company Common Units will be listed on the New York Stock Exchange.

              This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the General Partner any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

              In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

              Houlihan Lokey in the past provided financial advisory services to a conflicts committee of the Board of the General Partner in connection with the Company's proposed acquisition of a refinery from Alon USA Energy, Inc. in 2014, for which Houlihan Lokey received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

              Houlihan Lokey has acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

              This Opinion only addresses the fairness, from a financial point of view, to the holders of Company Common Units other than the Excluded Holders of the Exchange Ratio provided for in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the General Partner, the Company, the Acquiror, their respective security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Exchange Ratio to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, the Acquiror or any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company, the Acquiror or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's, the Acquiror's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's, the Acquiror's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the General Partner, the Company, the Acquiror and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Acquiror and the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

              Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair, from a financial point of view, to the holders of Company Common Units other than the Excluded Holders.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc

HOULIHAN LOKEY CAPITAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Officers and Directors

    Delaware General Corporation Law

              Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

              Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

              Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

              Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

              Section 145 of the DGCL further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

    Certificate of Incorporation

              The Registrant's amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or hereafter may be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

    Bylaws

              The Registrant's amended and restated bylaws provide that the Registrant shall indemnify any director or officer of the corporation, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

              These descriptions of director liability and indemnification provisions are intended as a summary only and are qualified in their entirety by reference to the Registrant's amended and restated certificate of incorporation and amended and restated bylaws, each of which has been filed with the SEC.

    Indemnification Agreements

              The Registrant has entered into indemnification agreements with its directors and executive officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status.

    Insurance

              The Registrant maintains directors' and officers' liability insurance for its directors and officers.

Item 21. Exhibits and Financial Statement Schedules

              The agreements included as exhibits to this consent statement/prospectus contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

              Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Delek and ALDW acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading. Additional information about Delek and ALDW may be found elsewhere in this registration statement and other public filings, which are available without charge through the SEC's website at www.sec.gov. See "Where You Can Find More Information."

    (a) Exhibits

              The following exhibits are filed as part of this registration statement:

Exhibit Number		Exhibit Description
2.1	†*	Agreement and Plan of Merger, dated as of November 8, 2017, by and among Delek US Holdings, Inc., Sugarland Mergeco, LLC, Alon USA Partners, LP, and Alon USA Partners GP, LLC (included as Annex A to the consent statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1		Amended and Restated Certificate of Incorporation of Delek US Holdings, Inc. (f/k/a Delek Holdco, Inc.), dated as of April 20, 2017 (incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registration Statement on Form S-4, filed by the Registrant with the SEC on April 24, 2017) (File No. 001-38142).

3.2		Certificate of Amendment of Amended and Restated Certificate of Incorporation of Delek US Holdings, Inc. (f/k/a Delek Holdco, Inc.), dated as of June 30, 2017 (incorporated by reference to Exhibit 3.2 to the Registrant's Form 8-K filed on July 3, 2017) (File No. 001-38142).

3.3		Amended and Restated Bylaws of Delek US Holdings, Inc. (f/k/a Delek Holdco, Inc.), as amended, effective as of July 1, 2017 (incorporated by reference to Exhibit 3.3 to the Registrant's Form 8-K filed on July 3, 2017) (File No. 001-38142).

3.4		Certificate of Limited Partnership of Alon USA Partners, LP (incorporated by reference to Exhibit 3.1 to Form S-1, filed by Alon USA Partners, LP on August 31, 2012, SEC File No. 333-183671) (File No. 001-35742).

3.5		First Amended and Restated Agreement of Limited Partnership of Alon USA Partners, LP, dated November 26, 2012 (incorporated by reference to Exhibit 3.1 to Form 8-K, filed by Alon USA Partners, LP on November 26, 2012, SEC File No. 001-35742) (File No. 001-35742).

5.1	*	Opinion of Baker Botts L.L.P. as to the legality of securities being registered.

10.1		Support Agreement, dated November 8, 2017, by and between Alon USA Partners, LP and Alon Assets, Inc. (incorporated by reference to Exhibit 99.2 to the Registrant's Form 8-K filed November 9, 2017) (File No. 001-38142).

21.1	**	List of subsidiaries of Delek US Holdings, Inc.

23.1	*	Consent of Baker Botts L.L.P (included as part of Exhibit 5.1).

23.2	*	Consent of KPMG LLP (Alon USA Partners, LP).

23.3	*	Consent of KPMG LLP (Alon USA Energy, Inc.).

23.4	*	Consent of Ernst & Young LLP (Delek US Holdings, Inc.).

24.1	**	Power of Attorney.

99.1	**	Consent of Houlihan Lokey Capital, Inc. (Alon USA Partners, LP).

99.2	**	Form of Written Consent of the Unitholders of Alon USA Partners, LP

*  Filed herewith.

**  Previously filed.

(b)  Financial Statement Schedules.

†
Pursuant to Item 601(b)(2) of Regulation S-K, the Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Agreement and Plan of Merger to the SEC upon request.

              Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the consent statement/prospectus that forms a part of this registration statement.

Item 22. Undertakings

a) The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(i)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

              (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Brentwood, State of Tennessee, on January 4, 2018.

DELEK US HOLDINGS, INC.
By:	/s/ Ezra Uzi Yemin
	Name:	Ezra Uzi Yemin
	Title:	President and Chief Executive Officer

Signature	Title	Date

/s/ Ezra Uzi Yemin Ezra Uzi Yemin	Director (Chairman), President, Chief Executive Officer (Principal Executive Officer)	January 4, 2018
/s/ Kevin Kremke Kevin Kremke	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2018
* William J. Finnerty	Director	January 4, 2018
* Carlos E. Jorda	Director	January 4, 2018
* Charles H. Leonard	Director	January 4, 2018
* Gary M. Sullivan, Jr.	Director	January 4, 2018
* Shlomo Zohar	Director	January 4, 2018

Signature			Title	Date

* David Wiessman			Director	January 4, 2018
*By:	/s/ Kevin Kremke
	Name:	Kevin Kremke, Attorney-in-Fact